UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

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SAVVIS Communications Corporation

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SAVVIS COMMUNICATIONS CORPORATION

1 SAVVIS PARKWAY

TOWN & COUNTRY, MO 63017

November 12, 2004

Dear Fellow Stockholder:

As we have previously informed you in our Annual Report and public filings, SAVVIS completed an important transaction this year. On March 5, 2004, we acquired substantially all of the assets (the “CWA Assets”) of certain U.S. subsidiaries (collectively “Cable & Wireless America”) of Cable and Wireless plc through an auction conducted in the Cable & Wireless America bankruptcy. The CWA Assets were used to provide a range of network and hosting services, including internet access to a Tier 1 network, colocation, hosting and other value-added services such as managed security and content distribution. The total purchase price consisted of $155.0 million in cash, the assumption of certain liabilities and leases for data centers and other facilities, and the funding of approximately $14.1 million of working capital losses related to the CWA Assets from January 28, 2004 through March 5, 2004. At the same time, we agreed to transfer at closing our rights to acquire four of the Cable & Wireless America data centers and one office facility to Du Pont Fabros Interests LLC (“Du Pont Fabros”) for $52.0 million, which was paid directly to the Cable & Wireless America bankruptcy estate as part of the CWA Assets purchase price. We then leased those facilities back from Du Pont Fabros for 15 years. As a result, the total cash cost of the CWA Assets, prior to the assumption of certain liabilities, was $117.1 million.

To finance the purchase and to fund working capital and capital expenditure requirements of the acquired business, we issued $200.0 million of our Series A Subordinated Notes due 2009 and warrants to purchase our Series B Convertible Preferred Stock to a group of investors, including entities and individuals affiliated with Welsh, Carson, Anderson & Stowe (“Welsh Carson”), our largest stockholder, and entities affiliated with Constellation Ventures (“Constellation”), another of our large stockholders. Representatives of Welsh Carson and Constellation are members of our board of directors. The warrants to purchase our Series B Convertible Preferred Stock were exercised on a cashless basis and the currently outstanding shares of Series B Convertible Preferred Stock are convertible into 65,528,860 shares of our common stock, in the aggregate, subject to stockholder approval.

Under Nasdaq’s Marketplace Rules, we are required to obtain stockholder approval prior to the conversion of the Series B Convertible Preferred Stock into shares of common stock. Entities affiliated with Welsh Carson and Constellation, who together hold shares of our capital stock representing a majority of our outstanding voting power, approved these matters by written consent as permitted by the Delaware General Corporation Law and our bylaws. The written consent will become effective 20 days after the date this information statement is first mailed to our stockholders. The outstanding shares of Series B Convertible Preferred Stock will automatically convert into shares of our common stock upon the effectiveness of the stockholder approval, which is expected to be on or about December 9, 2004.

Entities affiliated with Welsh Carson and Constellation also approved an amendment changing our company’s name to SAVVIS, Inc. This new name better reflects the broad range of managed network, hosting, content-delivery, and consulting services we offer. We are furnishing the enclosed information statement to provide you with important information about these matters. Please read the information statement carefully. We thank you for your continued support.

Robert A. McCormick

Chairman of the Board

SAVVIS COMMUNICATIONS CORPORATION

1 SAVVIS PARKWAY

TOWN & COUNTRY, MO 63017

November 12, 2004

INFORMATION STATEMENT

AND

NOTICE OF ACTION TAKEN WITHOUT A MEETING

We are furnishing this information statement and notice of action taken without a meeting to our stockholders in connection with the approval by our board of directors of the matters described below and the subsequent approval of these matters by written consent of holders of shares of our capital stock representing a majority of our outstanding voting power. All corporate approvals in connection with these matters have been obtained and this information statement is furnished solely for the purpose of informing stockholders of these corporate actions in the manner required by the Securities Exchange Act of 1934 (the “Exchange Act”), the Delaware General Corporation Law and our bylaws.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED

NOT TO SEND US A PROXY

The record date for determining stockholders entitled to receive this information statement has been established as the close of business on October 11, 2004. On October 11, 2004, there were 114,335,178 shares of our common stock, par value $.01 per share, 202,490 shares of our Series A Convertible Preferred Stock and 6,552,886 shares of our Series B Convertible Preferred Stock issued and outstanding. Only holders of our common stock and Series A Convertible Preferred Stock were entitled to vote on matters submitted to stockholders. In accordance with the Delaware General Corporation Law and our bylaws, the corporate actions described in this information statement were approved on October 29, 2004, by written consent of holders of shares of our capital stock representing a majority of our then outstanding voting power (the “Written Consent”).

In accordance with the Exchange Act, the Written Consent and the approval of the matters described in the Written Consent will become effective 20 days following the mailing of this information statement. This information statement is being mailed to stockholders on or about November 19, 2004.

ACTIONS APPROVED IN THE WRITTEN CONSENT

The following actions were taken by Written Consent:

•	the authorization of the issuance of shares of common stock underlying shares of our Series B Convertible Preferred Stock that we issued upon the exercise of warrants that were issued (a) with an exercise price that was less than the greater of book or market value of our common stock, as determined in accordance with the rules of the National Association of Securities Dealers, Inc., at the time we entered into a definitive agreement to issue the warrants and (b) in connection with an acquisition.

•	the approval of an amendment to our amended and restated certificate of incorporation to change our corporate name to “SAVVIS, Inc.”

We issued the warrants exercisable for Series B Convertible Preferred Stock in connection with the sale of our Series A Subordinated Notes (the “Series A Notes”) pursuant to the terms of an amended and restated securities purchase agreement (the “Securities Purchase Agreement”), dated as of February 9, 2004, among us, Welsh, Carson, Anderson & Stowe VIII, L.P. (“WCAS VIII”), other entities and individuals affiliated with

WCAS VIII, a group of funds related to Constellation Ventures (the “Constellation Entities”), and a group of funds related to Oak Hill Special Opportunities Fund, L.P. (the “Oak Hill Entities”). We refer to the issuance of the Series A Notes and the related warrants as the Financing.

Our board of directors approved the Financing upon the recommendation of a special committee of independent directors of our board of directors. Approval of the Financing by our stockholders was not required under the Delaware General Corporation Law. However, stockholder approval of certain aspects of the Financing is required under the rules of the National Association of Securities Dealers, Inc. applicable to companies, like our company, with shares listed on the Nasdaq SmallCap Market.

Under the Nasdaq rules, we are required to obtain the approval of our stockholders before the issuance of our common stock, or securities convertible into our common stock, in an amount equal to or greater than 20% of the common stock outstanding, for less than the greater of (i) book or (ii) market value of the common stock, or in connection with an acquisition. The shares of common stock issuable upon conversion of the Series B Convertible Preferred Stock, which were issued upon exercise of warrants issued in the Financing, will exceed 20% of our common stock outstanding on the date we entered into the Securities Purchase Agreement. At the time of issuance, the warrants were exercisable for shares of Series B Convertible Preferred Stock that were convertible into 129,411,750 shares of common stock in the aggregate. The warrants were exercised on a cashless basis and the currently outstanding shares of Series B Convertible Preferred Stock are convertible into 65,528,860 shares of common stock. In addition, the outstanding shares of Series B Convertible Preferred Stock were issued upon the exercise of warrants for an exercise price of $16.30 per share, with each share of Series B Convertible Preferred Stock convertible into ten shares of common stock. The effective exercise price, $1.63 per share of common stock, was less than the greater of book or market value of our common stock on the date we entered into the Securities Purchase Agreement. Accordingly, under the Nasdaq rules, the affirmative vote of the holders of a majority of our outstanding voting power is required to approve the issuance of the shares of common stock issuable upon conversion of outstanding shares of Series B Convertible Preferred Stock prior to the conversion of the Series B Convertible Preferred Stock.

Since WCAS VIII and entities affiliated with WCAS VIII (together with WCAS VIII, the “WCAS Entities”) and the Constellation Entities, who collectively held shares of our capital stock representing a majority of our voting power on the record date, have already executed the Written Consent, no further stockholder vote is needed.

Under applicable federal securities laws, the actions approved by the written consent cannot be effected until at least 20 days after this information statement is sent or given to our stockholders. This information statement is being mailed to our stockholders on or about November 19, 2004.

i

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this information statement discuss future expectations, contain projections of results of operations or financial condition, or state other forward-looking information. Any statements in this information statement that are not statements of historical facts, are intended to be, and are, “forward-looking statements” under the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual events to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived using numerous assumptions. In some cases, you can identify these so-called “forward-looking statements” by our use of words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “intend” or “potential” or the negative of those words and other comparable words. You should be aware that those statements only reflect our predictions. Actual events or results may differ substantially. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements of this information statement include, among other things, the factors discussed under the caption “Risk Factors” in our Form 10-K and under “Action One: Approval of the Issuance of Shares of our Common Stock in Connection with the Financing—Some Possible Effects of the Transactions”. Although we believe the expectations reflected in our forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will be immaterial. Except as otherwise required by the federal securities laws, we disclaim any obligations or undertaking to publicly release any updates or revisions to any forward-looking statement contained in this information statement to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

References in this information statement to “we,” “our company” and “SAVVIS” refer to SAVVIS Communications Corporation or SAVVIS Communications Corporation and its subsidiaries, as applicable.

ii

ACTION ONE: APPROVAL OF THE ISSUANCE OF SHARES OF OUR COMMON STOCK IN CONNECTION WITH THE FINANCING

We obtained the Written Consent with respect to the issuance of shares of common stock upon conversion of our Series B Convertible Preferred Stock that were issued upon the exercise of warrants that we issued in connection with the Financing. The common stock issuable upon conversion of the Series B Convertible Preferred Stock represents more than 20% of our outstanding shares of common stock as of January 30, 2004, and will have been issued at less than the greater of the book or market values of our common stock as of January 30, 2004, the date we entered into a binding agreement to issue the warrants.

Our common stock is traded on the Nasdaq SmallCap Market, and we are therefore subject to the rules of The Nasdaq Stock Market. Nasdaq Marketplace Rule 4350(i)(1)(c)(ii) requires companies with securities traded on the Nasdaq Market System to obtain stockholder approval before issuing shares in connection with an acquisition of the stock or assets of another company, other than in a public offering for cash, equal to 20% or more of their common stock outstanding. Nasdaq Marketplace Rule 4350(i)(1)(D) requires companies with securities traded on the Nasdaq Market System to obtain stockholder approval before the issuance of their common stock, or securities convertible into their common stock, in connection with a transaction other than a public offering, equal to 20% or more of their common stock, for less than the greater of book or market value of their common stock. We were not required under the Delaware General Corporation Law, our certificate of incorporation or our bylaws to obtain stockholder approval to effect the Cable & Wireless Transaction (as described below) or the Financing.

Description of the Transactions

On January 15, 2004, our board of directors met by telephone conference to discuss a proposal to bid in bankruptcy for the assets and liabilities of certain U.S. subsidiaries of Cable and Wireless plc (“CWplc”) and a proposal by WCAS VIII to finance the proposed acquisition and post-acquisition working capital needs with bridge loans from WCAS VIII (the “Financing Proposal”). At this meeting, the board of directors appointed a special committee of independent directors to consider the Financing Proposal. The special committee consisted of Messrs. Pellow and Ousley, who were determined by the board of directors to be independent and disinterested in the transaction. Upon consideration of the terms of the Financing Proposal and a presentation by outside advisors of our company comparing the terms of the Financing Proposal with current market standards, the special committee then met to discuss with management the terms of the Financing Proposal. The special committee then determined that the Financing Proposal was fair and in the best interests of our company and its stockholders and recommended that the board of directors approve the Financing Proposal. The final terms of the Financing Proposal were to be determined by a pricing committee depending on the results of the auction. The pricing committee consisted of Mr. Ousley. On January 16, 2004, WCAS VIII executed a commitment letter to provide us with financing for the potential acquisition and we submitted a bid and placed approximately $5.0 million in escrow as required by the bidding procedures.

Following the board of directors meeting, our management worked with WCAS VIII to finalize the terms of the Financing Proposal. On January 20, 2004, we executed a term sheet with WCAS VIII relating to the Financing Proposal.

On January 21 and 22, 2004, members of our management and representatives of Welsh, Carson, Anderson & Stowe participated with many other prospective bidders in the auction of substantially all of the assets and certain liabilities (the “Acquired Business”) of Cable & Wireless USA, Inc., Cable & Wireless Internet Services, Inc., and certain of their affiliates (together, “Cable & Wireless America”), each wholly owned subsidiaries of CWplc. On January 22, 2004, we were selected as the winning bidder and entered into a definitive agreement (the “Asset Purchase Agreement”) to acquire (the “Cable & Wireless Transaction”) the Acquired Business. Pursuant to the terms of the Asset Purchase Agreement, we agreed to pay cash consideration of $155.0 million and to assume certain working capital liabilities and assume certain liabilities related to leases for data centers and other facilities. As part of our bid, we also agreed to fund working capital losses related to the Acquired Business from January 28, 2004, through the closing date of the Cable & Wireless Transaction. On January 23, 2004, the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) approved our bid and we announced the Cable & Wireless Transaction.

Prior to preparing and submitting our bid, our management determined that it would be desirable to obtain financing prior to the closing of the Cable & Wireless Transaction in order to meet our obligations under the Asset Purchase Agreement to fund the working capital requirements of the Acquired Business from January 28, 2004, through the closing of the Cable & Wireless Transaction. On January 30, 2004, we entered into the Securities Purchase Agreement dated the date thereof, among us, the WCAS Entities, individuals affiliated with WCAS VIII (together with WCAS Entities, the “WCAS Purchasers”), and the Constellation Entities, pursuant to which the WCAS Purchasers and the Constellation Entities agreed to purchase up to $205.0 million of our Series A Notes and warrants to purchase 110,000,000 shares of our common stock (the “Common Warrants”) for $205.0 million in cash, with the amount of the commitment to purchase Series A Notes to be reduced, up to $35.0 million, by the amount of proceeds we received, if any, pursuant to a sale-leaseback transaction of data centers we acquired in the Cable & Wireless Transaction. On January 30, 2004, we issued $15.0 million aggregate principal amount of our Series A Notes and 9,705,882 Common Warrants to WCAS VIII for an aggregate consideration of $15.0 million in cash. The Common Warrants were exercisable for shares of our common stock at an exercise price of $1.63 per common share. The exercise price of $1.63 per common share was equal to the average of the closing price of our common stock for the 30 trading days prior to January 20, 2004, the date WCAS VIII executed the term sheet relating to the Financing Proposal. The closing bid price of our common stock on January 29, 2004, was $3.00 per share. We used the proceeds from the issuance of the Series A Notes to fund our commitments under the Asset Purchase Agreement. The Common Warrants were not exercisable until the later of (i) the date of receipt of the approval of our stockholders of the issuance of the common stock pursuant to the Common Warrants and (ii) the date of any approvals required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

On February 6, 2004, we amended and restated the Securities Purchase Agreement to provide that the warrants issued under the Securities Purchase Agreement would be exercisable for our Series B Convertible Preferred Stock which would be convertible into shares of our common stock. On February 9, 2004, WCAS VIII exchanged its Common Warrants for warrants (the “Preferred Warrants”) to purchase 970,588 shares of our Series B Convertible Preferred Stock. Each Preferred Warrant had an exercise price of $16.30 per share of Series B Convertible Preferred Stock and each share of Series B Convertible Preferred Stock is convertible into ten shares of common stock. WCAS VIII immediately exercised its Preferred Warrants pursuant to a cashless exercise and received 491,467 shares of Series B Convertible Preferred Stock.

On February 6, 2004, WCAS VIII notified us that it had identified the Oak Hill Entities as additional investors for the Financing. On February 7, 2004, the special committee met and approved the issuance of additional Series A Notes and Preferred Warrants to the Oak Hill Entities. On February 9, 2004, we further amended and restated the Securities Purchase Agreement and the Oak Hill Entities became parties to the Securities Purchase Agreement (the WCAS Purchasers, the Constellation Entities and the Oak Hill Entities are referred to as the “Financing Parties”). Pursuant to the Securities Purchase Agreement, the maximum aggregate principal amount of Series A Notes to be issued thereunder was reduced to $200.0 million, but with no reduction for a sale-leaseback transaction, and the aggregate amount of Preferred Warrants increased to 12,941,175 and, as a consequence, the aggregate number of shares of common stock into which the Series B Convertible Preferred Stock was convertible increased to 129,411,750.

On February 9, 2004, pursuant to the Securities Purchase Agreement, we issued $122.5 million aggregate principal amount of our Series A Notes and Preferred Warrants to purchase 7,926,468 shares of our Series B Convertible Preferred Stock to the WCAS Purchasers and the Constellation Entities for an aggregate consideration of $122.5 million in cash. The Preferred Warrants were immediately exercised in a cashless exercise for 4,013,641 shares of Series B Convertible Preferred Stock.

On February 10, 2004, pursuant to the Securities Purchase Agreement, we issued $62.5 million aggregate principal amount of our Series A Notes and Preferred Warrants to purchase 4,044,119 shares of our Series B Convertible Preferred Stock to the Oak Hill Entities for an aggregate consideration of $62.5 million in cash. The Preferred Warrants issued on that date were immediately exercised in a cashless exercise for 2,047,778 shares of Series B Convertible Preferred Stock. We also granted the Oak Hill Special Opportunities Fund, L.P. the right to appoint an observer to our board meetings so long as the Oak Hill Entities hold Series A Notes in an amount equal to at least 33 1/3% of the Series A Notes purchased by them on February 10, 2004.

Pursuant to the terms of the Certificate of Designations relating to the Series B Convertible Preferred Stock, the outstanding shares of Series B Convertible Preferred Stock will automatically convert into shares of common stock upon the later of (i) the date of receipt of the approval of our stockholders of the issuance of the common stock upon conversion of the Series B Convertible Preferred Stock and (ii) the date of any approvals required under the HSR Act. The outstanding shares of Series B Convertible Preferred Stock are convertible into 65,528,860 shares of common stock in the aggregate.

On February 13, 2004, we used approximately $150.0 million of the proceeds of the issuance of the Series A Notes to fund our obligation to place the purchase price for the Cable & Wireless Transaction into escrow pursuant to the terms of the Asset Purchase Agreement. In addition, through March 5, 2004, we used approximately $14.1 million of the proceeds of the issuance of the Series A Notes to satisfy our obligations under the Asset Purchase Agreement to fund the working capital needs of the Acquired Business prior to the closing.

On March 5, 2004, upon the receipt of all required regulatory approvals, including approvals required under the HSR Act, and the satisfaction of the other closing conditions, the closing of the Cable & Wireless Transaction occurred and the purchase price was released from the escrow.

Interests of Certain Persons in the Transactions

On January 30, 2004, the date we first entered into the Securities Purchase Agreement, the WCAS Entities held shares of our capital stock representing approximately 56% of our then outstanding voting power and the Constellation Entities held shares of our capital stock representing approximately 7% of our then outstanding voting power. Patrick J. Welsh, Thomas E. McInerney, and John D. Clark, three of our directors, are general partners of WCAS VIII and various of its affiliated entities. Clifford H. Friedman, one of our directors, is the Constellation Entities’ nominee to our board of directors.

Immediately following effectiveness of the stockholder approval, the WCAS Entities will acquire, upon conversion of the Series B Convertible Preferred Stock, 37,379,750 shares of common stock. As a result of the Financing, upon effectiveness of the stockholder approval, the WCAS Entities will hold approximately 54% of our outstanding voting power.

Immediately following effectiveness of the stockholder approval, the Constellation Entities will acquire, upon conversion of the Series B Convertible Preferred Stock, 3,276,420 shares of common stock. As a result of the Financing, upon effectiveness of the stockholder approval, the Constellation Entities will hold approximately 8% of our outstanding voting power.

In connection with the Financing, we entered into a letter agreement, dated as of January 30, 2004, with WCA Management Corporation, pursuant to which we are required to pay a fee of $1.2 million, equal to 1% of the amount of the Series A Notes purchased by the WCAS Purchasers, to WCA Management Corporation as consideration for the strategic financial and advisory services rendered by it in connection with the Cable & Wireless Transaction and the Financing. We also agreed to reimburse WCA Management Corporation for all reasonable out-of-pocket expenses incurred by it or its affiliates in connection with the Securities Purchase Agreement. Messrs. Welsh and McInerney, directors of our company, are two of the four stockholders of WCA Management Corporation. We also entered into a separate agreement with the other Financing Parties (other than the WCAS Purchasers) pursuant to which we agreed to pay them a fee equal to 1% of the Series A Notes purchased by such Financing Parties as consideration for strategic and advisory services rendered in connection with the Cable & Wireless Transaction and the Financing.

The WCAS Entities and the Constellation Entities voted all of their shares of our outstanding capital stock in favor of the proposal to approve the issuance of common stock upon conversion of the Series B Convertible Preferred Stock. As of October 11, 2004, the WCAS Entities and the Constellation Entities held shares of our capital stock representing approximately 62% of our outstanding voting power and, therefore, were able to provide the stockholder approval required under Nasdaq Marketplace Rules 4350(i)(1)(c)(ii) and 4350(i)(l)(D).

Some Possible Effects of the Transactions

Upon the recommendation of a special committee of independent directors, our board of directors determined that the Financing was advisable and in the best interests of our company and our stockholders. The Financing may, however, have the following effects:

•	As a result of the issuance of the $200.0 million of Series A Notes, we now have a significant amount of debt. Interest on the Series A Notes accrues at the rate of 12.5% until February 3, 2005, when interest will begin accruing at 15%. In addition, the Series A Notes do not pay cash interest but instead pay interest in the form of additional Series A Notes, which will have the result of further increasing our outstanding debt.

•	The WCAS Entities and the Constellation Entities, who are existing stockholders and are represented on our board of directors, will acquire a substantial percentage of our outstanding shares of common stock upon conversion of the Series B Convertible Preferred Stock. See “—Interests of Certain Persons in the Transactions” above.

•	Ownership by the WCAS Entities and the Constellation Entities of a substantial additional percentage of the total voting power of our capital stock provides them with substantial influence over our affairs. The WCAS Entities and the Constellation Entities may have interests with respect to their investments in our company that differ significantly from those of the other stockholders.

•	Future sales of a substantial number of shares of common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock and could make it more difficult for us to raise funds through a public offering of our equity securities. Under the amended and restated registration rights agreement, dated as of February 6, 2004, described below (the “Registration Rights Agreement”), we are required, upon the request of WCAS VIII, to register the common stock issued upon the conversion of the Series B Convertible Preferred Stock under the Securities Act of 1933, as amended (the “Securities Act”) for resale in the public market. The holders of the common stock issuable upon conversion of the Series B Convertible Preferred Stock were granted piggyback registration rights under the Registration Rights Agreement that entitle them to have the common stock included in other registrations by us covering the public offering of common stock for our account or the account of other stockholders. The exercise of these piggyback registration rights will be subject to notice requirements, timing restrictions and volume limitations that may be imposed by the underwriters of an offering. For more information about these registration rights, see “—Description of the Registration Rights Agreement” below.

•

As is the case in any acquisition transaction, the Cable & Wireless Transaction exposes us to various risks, such as difficulties in assimilating the operations and personnel of the Acquired Business into our own or realizing all of the strategic and financial benefits we anticipated at the time of the acquisition. The Cable & Wireless Transaction represented a significant acquisition for us and the size of the Acquired Business presents additional challenges. We must integrate the services, products and technologies of the Acquired Business with our current services, products and technologies with the least amount of disruption to our business or to our relationships with our customers or the customers we acquired. In addition, to the extent the integration is more expensive than we anticipated or we are not able to realize the synergies we anticipated in a timely manner, we may not realize the benefits of the acquisition in the time frame we anticipated or we may not be able to realize some benefits at all.

Reasons for the Transactions

We entered into and consummated the Cable & Wireless Transaction because we believed that the Acquired Business presented some significant opportunities for our company to expand both the range and services we can offer as well as our customer base. In addition, we expected significant cost savings from combining the two companies. Specifically, we acquired the assets of Cable & Wireless America in order to:

•	grow our customer base through the addition of Cable & Wireless America’s customer base, including a number of major content providers and Fortune 250 companies;

•	expand our infrastructure capabilities by acquiring 15 data centers and Cable & Wireless America’s world class Tier 1 IP network, which has a footprint that encompasses 27% of all internet routes;

•	expand our range of IP network services to include private line services, which our enterprise customers use to create their own private networks;

•	improve our ability to sell to Fortune 250 companies by acquiring a professional services consulting business; and

•	realize substantial infrastructure and operating synergies by collapsing SAVVIS’ network onto the Cable & Wireless America backbone, rationalizing hosting operations, eliminating duplicate staff functions, and leveraging the bankruptcy process to renegotiate vendor contracts and property leases.

Description of the Cable and Wireless Transaction Agreement

The following summary of the material terms and provisions of the Asset Purchase Agreement does not describe all of the terms of the Asset Purchase Agreement. A copy of the Asset Purchase Agreement was filed as an exhibit to our Form 8-K filed on February 25, 2004. See “Where You Can Find More Information.”

On January 23, 2004, we entered into the Asset Purchase Agreement with Cable & Wireless America in which we agreed to purchase substantially all of the assets of Cable & Wireless America. The assets acquired under the Asset Purchase Agreement included, among other things, the following:

•	specified parcels of real property owned by sellers, including any improvements erected thereon;

•	all rights of the sellers under specified leases of real property;

•	all of sellers’ owned equipment, spare parts, machinery, furniture, fixtures, and other personal property and any rights of sellers to the warranties and licenses received from manufacturers and sellers of such equipment;

•	all of sellers’ deposits, pre-paid expenses and prepayments, to the extent they relate to acquired assets;

•	all of sellers’ rights under any equipment or personal property leases;

•	all of sellers’ accounts and notes receivable from any person other than CWplc or any of its affiliates (excluding sellers);

•	all of sellers’ rights under all sales orders, master services agreements, customer contracts or other similar contracts entered into by any seller with all customers;

•	all of sellers’ rights under outstanding purchase orders or other similar contracts entered into by any seller with any supplier of goods or services for materials or supplies;

•	all of sellers’ rights under any contracts other than certain specified excluded contracts;

•	all inventories of supplies, materials and spares owned by sellers on the closing date, and any rights of sellers to the warranties received from suppliers with respect to such inventory;

•	all rights of sellers in specified intellectual property, including, but not limited to, patents, copyrights, trademarks and all rights to sue and recover any damages and profits and all other remedies for past, present and future infringements of such intellectual properties; and

•	any computer software or systems owned by any seller or collectively by the sellers.

In exchange for the assets acquired under the Asset Purchase Agreement, we agreed to pay cash consideration of $155.0 million and to assume certain liabilities of Cable & Wireless America, including:

•	all liabilities and obligations with respect to trade accounts payable arising after December 8, 2003 in connection with the operation of the Acquired Business (excluding operations that relate to excluded assets) or the operation of the acquired assets in existence on the closing date (excluding all such accounts payable to CWplc or any of its affiliates);

•	all liabilities and obligations of sellers under any government permits, registrations and licenses included in the acquired assets;

•	all liabilities and obligations of sellers relating to certain employee and employee benefits matters;

•	50% of all liabilities and obligations of sellers for transaction taxes payable in connection with the Asset Purchase Agreement and the transactions contemplated thereby, subject to a maximum liability to our company of $500,000 (as adjusted);

•	all liabilities and obligations relating to our ownership of the acquired assets or that arise as a result of our operation of the Acquired Business (other than taxes that relate to the Acquired Business or the acquired assets through the day immediately preceding the closing date), but including taxes relating to the acquired assets for periods after such date; and

•	equipment and personal property leases.

Included amongst the various liabilities and obligations listed above, we assumed certain working capital liabilities and certain long-term liabilities related to leases for data centers and other facilities, and agreed to fund working capital losses related to the Acquired Business from January 28, 2004, through the closing date of the Cable & Wireless Transaction.

Representations and Warranties of our Company. The Asset Purchase Agreement contains various customary representations and warranties by us relating to, among other things:

•	valid existence and good standing of our company;

•	our company has the requisite corporate power and authority to own its properties and assets and conduct its business;

•	our company has the requisite corporate power and authority to enter into, to carry out its obligations under, and to consummate the transactions contemplated by, the Asset Purchase Agreement and the other agreements contemplated thereby;

•	execution and delivery of the Asset Purchase Agreement and the other agreements contemplated thereby by our company has been duly authorized by all necessary corporate action by its board of directors and stockholders;

•	the Asset Purchase Agreement has been duly executed by and constitutes the valid and binding obligation of our company;

•	no material violation of our company’s organizational documents, applicable law, court orders or agreements results from the execution, delivery and performance of the Asset Purchase Agreement and other agreements contemplated thereby;

•	no material undisclosed government consents are required in connection with the execution and delivery of the Asset Purchase Agreement or other agreements contemplated thereby;

•	our company has, and on the closing date will have, sufficient funds available to finance and consummate the transactions contemplated by the Asset Purchase Agreement;

•	to its best knowledge and belief, our company is and will be capable of satisfying conditions of the U.S. Bankruptcy Code with respect to the assigned contracts;

•	our company has, or will have as of the closing date, all licenses, permits, franchises and authority, and has, or will have as of the closing date, provided any requisite notice to customers necessary to purchase the acquired assets and to assume the assumed liabilities, to perform the Management Agreement (as defined in the Asset Purchase Agreement) and to operate the acquired business as it is constituted as of the closing date;

•	neither our company, any of its shareholders nor controlling persons (i) is, is controlled by, or is affiliated with, a foreign carrier, as such is defined in the Communications Act of 1934 and regulations promulgated thereunder, or (ii) could be treated as a foreign person under the Defense Production Act of 1950 and regulations promulgated thereunder;

•	our company and its controlling persons all are citizens of the United States, and our company, after due inquiry and consultation with counsel, is unaware of any reason why the Federal Communications Commission, the U.S. Department of the Treasury, the U.S. Department of Justice, the U.S. Department of Defense, the U.S Department of Homeland Security, or any other federal agency with jurisdiction, could seek to deny, delay or condition approval of the transfer as contemplated by the Asset Purchase Agreement; and

•	as of the date our company files its licensure application with the Federal Communications Commission, no foreign person or entity singly or in concert with other foreign persons or entities will hold a 25% equity or other ownership interest in our company.

Representations and Warranties of Sellers. The Asset Purchase Agreement contains various customary representations and warranties by the sellers relating to, among other things:

•	valid existence and good standing of each seller;

•	each seller has the requisite corporate power and authority to own, lease and operate its properties and assets and conduct its business;

•	each seller has the requisite corporate power and authority to enter into, to carry out its obligations under, and to consummate the transactions contemplated by, the Asset Purchase Agreement and the other agreements contemplated thereby;

•	execution and delivery of the Asset Purchase Agreement and the other agreements contemplated thereby by each seller has been duly authorized by all necessary corporate action by the boards of directors and stockholders of each seller;

•	the Asset Purchase Agreement has been duly executed by each seller and constitutes the valid and binding obligation of each seller;

•	no material violation of the organizational documents, applicable law, court orders or agreements of each seller results from the execution, delivery and performance of the Asset Purchase Agreement and other agreements contemplated thereby by each seller;

•	no material undisclosed government consents are required in connection with the execution and delivery of the Asset Purchase Agreement or other agreements contemplated thereby;

•	no material undisclosed violations of law or defaults with respect to any order;

•	no material undisclosed legal proceedings;

•	accuracy of financial statements of each seller;

•	each seller has operated in the ordinary course of business and has not materially changed its business practices since August 31, 2003;

•	no material adverse effect on the sellers’ businesses has occurred since June 30, 2003;

•	no material liability for taxes with respect to the acquired assets or sellers for the period prior to closing for which we will be liable, or to which the acquired assets will be subject;

•	sellers have filed all material tax returns and paid all taxes shown as due on all such tax returns;

•	sellers have not been audited by any government with respect to taxes during the three-year period ending on January 23, 2004, are not presently undergoing an audit or other investigation with respect to taxes, and have not received any written notification that an audit or other investigation with respect to taxes may be contemplated;

•	sellers have not received any notice of a material deficiency for any taxes that has not since been paid;

•	sellers have not received any notice or inquiry from a government in a jurisdiction in which they have not filed a tax return that indicates that such government may take the position that sellers should have filed a tax return in such jurisdiction where the determination that sellers should have filed a tax return would reasonably be expected to result in the payment of tax;

•	no material undisclosed contracts;

•	no material undisclosed breach or default under any material contracts, and no party to a material contract has commenced any action against any other party to such material contract or given or received any written notice of any material default or violation under any material contract that was not withdrawn or dismissed (except for certain permitted defaults);

•	except as otherwise disclosed, to sellers’ knowledge, each of the material contracts is, or will be at the closing, valid, binding and in full force and effect against a seller;

•	no undisclosed assignment of any material contracts;

•	sellers have good title to all of the owned personal property and assets to be acquired by us and there are no material undisclosed liens on such property;

•	sellers have good and marketable fee title to the owned real property to be acquired by us and there are no material undisclosed liens on such property;

•	sellers own all right, title and interest in and to the registered intellectual property to be acquired by us and there are no material undisclosed liens on such property;

•	conduct of the business of sellers does not materially conflict with or infringe upon any intellectual property right of any third party;

•	material permits and pending applications therefor are valid and in full force and effect, and are sufficient and adequate in all material respects to permit the continued lawful conduct of the businesses of sellers;

•	material compliance with all applicable environmental laws;

•	no material undisclosed violations of applicable environmental laws;

•	no material undisclosed employee benefit plans offered by sellers;

•	no material undisclosed litigation or claims relating to employee matters of sellers;

•	no seller is party to a collective bargaining agreement or other labor union contract;

•	no material undisclosed assets of sellers used in the conduct of the business of sellers; and

•	no material undisclosed customers or suppliers and no disputes with such customers or suppliers.

Survival of Representations and Warranties of Sellers. The representations and warranties of the sellers set forth in the Asset Purchase Agreement shall survive for a period of six months after the closing date.

Covenants of Our Company. The Asset Purchase Agreement contains various customary covenants by us, relating to, among other things:

•	our company must use commercially reasonable efforts to perform and satisfy all of its conditions to sellers’ obligations to consummate the transactions contemplated by the Asset Purchase Agreement;

•	our company must use commercially reasonable efforts to obtain all government and third party consents and approvals, and provide all notices required in order to effect the transactions contemplated by the Asset Purchase Agreement;

•	our company must promptly take all actions reasonably requested by sellers to assist in obtaining the entry of the sale order from the Bankruptcy Court;

•	our company must provide adequate assurance of future performance of the assigned contracts to certain specified parties;

•	to the extent required to cause the assignment of the assigned contracts, our company must pay to sellers cure costs corresponding to the assigned contracts up to a maximum aggregate amount of $5,000,000;

•	our company must provide to sellers access to all business records for the acquired assets and business for periods prior to the closing and must preserve such records until the later of (i) six years after the closing date or (ii) the required retention period for all government contact information, records or documents, and must provide 30-day advance notice to sellers of any proposed destruction of any such records;

•	on or prior to the closing, our company must execute and deliver the Plc Transition Services Agreement, dated February 13, 2004, between Cable and Wireless plc and SAVVIS Asset Holdings, Inc. (the “Plc Transition Agreement”), and the CWA Transition Services Agreement, dated February 13, 2004, between Cable & Wireless USA, Inc., Cable & Wireless Internet Services, Inc. and SAVVIS Asset Holdings, Inc. (the “CWA Transition Agreement”);

•	our company may amend or modify certain schedules delivered under the Asset Purchase Agreement under certain circumstances as provided therein; and

•	our company must operate the acquired business in the ordinary course of business during any periods after the closing date that relate to the measurement of the total run-rate revenues or any of the four revenue streams.

Covenants of Sellers. The Asset Purchase Agreement contains various customary covenants by the sellers, relating to, among other things:

•	sellers must use commercially reasonable efforts to perform and satisfy all of their conditions to our company’s obligations to consummate the transactions contemplated by the Asset Purchase Agreement;

•	between the date of the Asset Purchase Agreement and the closing date, sellers may not, except as permitted pursuant to the terms of the Asset Purchase Agreement or the agreements contemplated thereby, make any material change in the acquired assets, material contracts or leases, or enter into any material transaction not in the ordinary course of business;

•	in the event the sale order is appealed, sellers and our company will use their respective commercially reasonable efforts to defend such appeal;

•	sellers must use commercially reasonable efforts to obtain all government and third party consents, waivers, authorizations and approvals required to be obtained by sellers in connection with the execution, delivery and performance of the Asset Purchase Agreement;

•	sellers must provide to our company and its representatives reasonable access to the books and records, management, the Acquired Business, all operations of the Acquired Business and to all acquired assets of the Acquired Business throughout the period prior to the closing date;

•	sellers may not assume or reject any assigned contract pursuant to the bankruptcy cases without our prior written consent;

•	except as contemplated by the Separation Agreement, dated September 17, 2003, between Cable and Wireless plc, Cable & Wireless Americas Operations, Inc., Cable & Wireless Holdings, Inc., Cable & Wireless USA, Inc. and Cable & Wireless Internet Services, Inc. (the “Separation Agreement”), or the Asset Purchase Agreement, sellers may not assign any rights or obligations under any material contract to any other person;

•	on or prior to the closing, sellers must execute and deliver the Plc Transition Agreement and the CWA Transition Agreement;

•	sellers shall cure any and all defaults under the assigned contracts that our company has requested that sellers cure and that are required to be cured under the Bankruptcy Code;

•	upon request of our company, sellers must execute and deliver such documents as our company or its counsel may reasonably request to effectuate the purposes of the Asset Purchase Agreement;

•	at the expense of our company, sellers will use their reasonable efforts to maintain such contracts, permits and Continuing N3 Nodes (as defined in the Asset Purchase Agreement) for the temporary benefit of our company as are necessary on a transitional basis during a period ending no later than (i) the date which is six months after the closing date and (ii) June 30, 2004;

•	sellers will use their reasonable best efforts to provide our company on a timely basis with such information as our company may reasonably request in connection with its planning for the post-closing operation of the business; and

•	if, at any time on or after the closing, any seller receives any asset or any proceed in respect of any acquired asset, or otherwise comes into possession of any acquired asset or product or proceed thereof, such seller must turn over such asset or proceed to our company.

Closing Conditions. The obligations of our company and the sellers to consummate the transactions contemplated by the Asset Purchase Agreement at the closing were subject to a number of customary closing conditions, including:

•	entry of the sale order by the Bankruptcy Court;

•	expiration of the applicable waiting periods for the transactions contemplated by the Asset Purchase Agreement under the HSR Act and any other antitrust law, and receipt of all necessary regulatory approvals; and

•	absence of any permanent injunctions or other order declaring the Asset Purchase Agreement, or the deposit escrow agreement contemplated thereby, invalid or unenforceable in any respect, or preventing consummation of the transactions contemplated by the Asset Purchase Agreement.

The obligations of our company to complete the purchase of the acquired assets at the closing were also subject to additional customary closing conditions, including:

•	all representations and warranties of the sellers are true and correct in all material respects on and as of the closing date, and a certificate executed by an officer of each seller to that effect shall have been provided to our company;

•	the sellers shall have performed in all material respects all obligations required under the Asset Purchase Agreement to be performed by them on or before the closing date, and a certificate executed by an officer of each seller to that effect shall have been provided to our company;

•	there shall not be in existence on the closing date any facts that have had, or would reasonably be likely to have, any material adverse effect;

•	sellers shall have delivered all items required to be delivered to our company under the Asset Purchase Agreement; and

•	any consent required to be obtained to permit transfer and assignment of any material acquired asset shall have been obtained by sellers.

The obligations of the sellers to consummate the transactions contemplated by the Asset Purchase Agreement at the closing were also subject to customary closing conditions, including:

•	all representations and warranties of our company are true and correct in all material respects on and as of the closing date, and a certificate executed by an officer of our company to that effect shall have been provided to sellers;

•	our company shall have performed in all material respects all obligations required under the Asset Purchase Agreement to be performed by it on or before the closing date, and a certificate executed by an officer of our company to that effect shall have been provided to sellers; and

•	our company shall have delivered all items required to be delivered to sellers under the Asset Purchase Agreement.

Indemnification. On or after the closing, our company agrees to indemnify and hold sellers harmless from and against any and all losses arising or resulting primarily from:

•	any and all assumed liabilities;

•	any breach by our company of its representations or warranties;

•	the post-closing operation of the business; and

•	all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including reasonable attorney’s fees) incident to the foregoing;

provided that our company’s total indemnification liability shall be limited to $15.0 million.

Assignment. The Asset Purchase Agreement and the rights or obligations thereunder may not be assigned by any party without the prior written consent of the other party, except that our company may assign any or all of its rights and interests under the Asset Purchase Agreement to one or more direct or indirect wholly owned or controlled subsidiaries or affiliates of our company’s parent or to any entity that provides financing to or engages in a sale-leaseback transaction with our company or our company’s parent.

Termination. The Asset Purchase Agreement could have been terminated at any time before the closing:

•	by mutual written consent of sellers and our company;

•	by our company, on any date that was more than 180 days after the date of the Asset Purchase Agreement, if the closing had not occurred on or before such date and the failure by our company to fulfill any of its obligations under such agreement was not the reason the closing had not occurred;

•	by sellers, on any date that was more than 120 days after the date of the Asset Purchase Agreement, if the closing had not occurred on or before such date and the failure by sellers to fulfill any of their obligations under such agreement was not the reason the closing had not occurred;

•	by our company if there had been a breach by any seller of any representation or warranty, or any covenant or agreement contained in the Asset Purchase Agreement which resulted in the failure of a condition set forth in such agreement and which could not be cured or was not cured by the earlier of (i) 20 business days after the giving of the notice of such breach and (ii) our company’s termination date;

•	by any seller if there had been a breach by our company of any representation or warranty, or any covenant or agreement contained in the Asset Purchase Agreement which resulted in the failure of a condition set forth in such agreement and which could not be cured or was not cured by the earlier of (i) 20 business days after the giving of the notice of such breach and (ii) the sellers’ termination date; or

•	by either our company or the sellers, immediately upon an order becoming final and non-appealable that declared the Asset Purchase Agreement, or the deposit escrow agreement contemplated thereby, invalid or unenforceable in any material respect or that prevented the consummation of the transactions contemplated thereby.

Expenses. Except as otherwise provided, each party to the Asset Purchase Agreement was obligated to pay its own expenses in connection with such agreement and the transactions contemplated thereby, whether or not the transactions contemplated thereby were consummated. Sellers were obligated to pay the cost of all transaction taxes other than those expressly included within the assumed liabilities, and our company was obligated to pay the cost of all surveys, title insurance policies and title reports obtained in connection with the Asset Purchase Agreement and the transactions contemplated thereby, and any filing fees required to be paid in connection with any filings made or notices given pursuant to any antitrust laws.

Description of the Terms of the Series A Notes

The terms of the Series A Notes that were issued pursuant to the Securities Purchase Agreement are substantially as set forth in the form of Series A note. The following summary of the principal terms of the Series A Notes is qualified in its entirety by reference to such form of Series A note, which was filed as an exhibit to our Form 8-K filed on February 25, 2004. See “Where You Can Find More Information.”

General. Pursuant to the Securities Purchase Agreement, we issued $200.0 million aggregate principal amount of Series A Notes.

Maturity. The Series A Notes mature on January 30, 2009.

Interest. Interest accrues at the rate of (a) 12.5% per annum until the date that is 360 days from February 9, 2004, and (b) 15% per annum thereafter, in each case, payable on each June 30 and December 31, beginning on June 30, 2004, by the issuance of an additional note or notes by us in favor of the holder in a principal amount equal to the interest payable to such holder on such interest payment date, until the principal amount becomes due and payable, whether at maturity or by acceleration or otherwise, and thereafter at the lesser of (x) 20% per annum and (y) the highest rate permitted by applicable law on any overdue principal amount.

Optional Prepayment. Prior to the date that is 360 days from February 9, 2004, we will have the right, subject to the terms of a subordination agreement, to prepay in cash the outstanding principal amount of the Series A Notes in whole or in part in increments of not less than $5.0 million principal amount with all accrued and unpaid interest to the date of prepayment, at any time without premium or penalty, upon at least three business days’ notice of the date of prepayment. Prepayments will be applied pro rata among the holders of the Series A Notes based on the outstanding principal amounts thereof. From the date that is 360 days from February 9, 2004, through January 29, 2008, we will have the right, subject to the terms of the subordination agreement, to prepay in cash the entire principal amount, and only the entire principal amount, of the Series A Notes with all accrued and unpaid interest to the date of prepayment, at any time, in cash in an amount equal to the entire outstanding principal amount, all accrued and unpaid interest to the date of prepayment, and a make-whole premium, upon at least three business days’ notice of the date of prepayment. From and after January 30, 2008, we will have the right, subject to the terms of the subordination agreement, to prepay in cash the entire principal amount, and only the entire principal amount, of the Series A Notes with all accrued and unpaid interest to the date of prepayment, at any time, in cash in an amount equal to 101% of the entire outstanding principal amount and all accrued and unpaid interest to the date of repayment, upon at least three business days’ notice of the date of prepayment.

Change of Control. Upon a change of control of our company the holders of Series A Notes will have the right to require us to redeem any or all outstanding Series A Notes at their principal amount together with accrued and unpaid interest, subject to the terms of the subordination agreement.

Negative Covenants. Under the terms of the Series A Notes, we may not, and we may not permit any of our subsidiaries to (i) declare or pay any dividends or make any distribution on or with respect to our capital stock (other than dividends payable solely in shares of capital stock or in options, warrants or other rights to acquire shares of capital stock), or (ii) purchase, redeem or otherwise acquire for value any shares of our capital stock other than:

•	the repurchase, redemption or other acquisition of our capital stock in exchange for, or out of the proceeds of a substantially concurrent offering of shares of our capital stock;

•	payments or distributions to dissenting stockholders pursuant to applicable law pursuant to or in connection with consolidations, mergers or acquisitions;

•	the repurchase, redemption or other acquisition of our common stock or any option or right to acquire shares of our common stock owned by employees or former employees of our company or its subsidiaries that were issued pursuant to a stock option or similar plan approved by the board of directors; or

•	payments of cash in lieu of fractional shares pursuant to the terms of our Series A Senior Convertible Preferred Stock or warrants to purchase shares of our common stock.

The foregoing restrictions will terminate if the holders of the Series A Notes decline a bona fide, irrevocable written offer open for at least five business days for a refinancing with us or any third party in cash of the entire amount of the Series A Notes together with accrued and unpaid interest to the date of the consummation of the refinancing plus a make-whole premium.

Events of Default. The following constitute Events of Default under the Series A Notes:

(a) default in the payment of the principal of any note or the premium thereon, if any, when and as they become due and payable, whether at maturity or at a date fixed for prepayment or by acceleration or otherwise; or

(b) default in the payment of any installment of interest on any note according to its terms when and as they become due and payable and such default continues for a period of 15 days; or

(c) (i) commencement by us of a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) filing by us of a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up or composition for adjustment of debts, (iii) consent by us to, or failure to contest in a timely and appropriate manner, any petition filed against us in an involuntary case under such bankruptcy laws or other laws, (iv) our application for or consent to, or failure to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of our company or of a substantial part of our property, domestic or foreign, (v) our admission in writing of our inability to pay our debts as they become due, (vi) making a general assignment by us for the benefit of creditors, or (vii) taking any corporate action by us for the purpose of authorizing any of the foregoing; or

(d) the entry of a decree or order by any court of competent jurisdiction in respect of us granting (i) relief in any involuntary case under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) appointment of a trustee, receiver, custodian, liquidator or the like for us or for all or any substantial part of our assets, domestic or foreign, and such case or proceeding continues undismissed or unstayed for a period of 60 consecutive days; or

(e) a default by us of our obligations under “—Negative Covenants” above having occurred and continued for 30 days.

Upon an Event of Default, the holder or holders of at least 66 2/3% in aggregate principal amount of the Series A Notes at the time outstanding (other than those owned beneficially or of record by WCAS VIII, or any of its affiliated investment limited partnerships or individuals that are affiliates of WCAS VIII) may, at their option (subject to the terms of the subordination agreement), by written notice to us, declare all the Series A Notes to be, and all the Series A Notes will become, due and payable together with interest accrued thereon without presentment, demand, protest or further notice of any kind, all of which are expressly waived to the extent permitted by law; provided, however, that, upon the occurrence and during the continuance of any of the events specified in subsections (a) or (b) above, the holder of any Series A Note at the time outstanding may, at its option by notice in writing to us, subject to the terms of the subordination agreement, declare any Series A Note or Notes then held by it to be, and such Series A Note or Notes will become, due and payable together with interest accrued thereon without presentment, demand, protest or further notice of any kind, all of which are expressly waived to the extent permitted by law. Upon the occurrence and during the continuance of any of the events specified in subsections (c) and (d) above, the Series A Notes will automatically, with no further action on the part of the holder, be due and payable together with the interest accrued thereon.

Description of the Terms of the Warrants

Common Warrants

On January 30, 2004, pursuant to the Securities Purchase Agreement, we issued the Common Warrants to WCAS VIII. The Common Warrants were exercisable for 9,705,880 shares of our common stock at an exercise price of $1.63 per common share. The Common Warrants contained provisions providing for weighted-average anti-dilution protection that would adjust the exercise price of the Common Warrants and/or the number of shares issuable upon exercise of the Common Warrants for issuances of shares of our common stock (or securities convertible into or exercisable for common stock) below the exercise price of the Common Warrants. The Common Warrants were subsequently exchanged for Preferred Warrants pursuant to the Securities Purchase Agreement.

Preferred Warrants

The terms of the Preferred Warrants that were issued pursuant to the Securities Purchase Agreement are substantially as set forth in the form of Preferred Warrant. The following summary of the principal terms of the Preferred Warrants is qualified in its entirety by reference to such form of warrant, which was filed as an exhibit to our Form 8-K filed on February 25, 2004. See “Where You Can Find More Information.”

Pursuant to the Securities Purchase Agreement, we issued warrants to purchase 12,941,175 shares of our Series B Convertible Preferred Stock. The Preferred Warrants were exercisable for shares of our Series B Convertible Preferred Stock at an exercise price of $16.30 per share of Series B Convertible Preferred Stock and each share of Series B Convertible Preferred Stock is convertible into ten shares of common stock. The Preferred Warrants contained provisions providing for standard anti-dilution protection that would adjust the exercise price of the Preferred Warrants or the number of shares issuable upon exercise of the Preferred Warrants for:

•	stock splits affecting the number of shares of common stock outstanding;

•	combinations or reclassifications of the outstanding shares of common stock;

•	payment of a dividend or making a distribution that is payable in shares of common stock on any class of capital stock of our company;

•	distributions to holders of our common stock of evidences of indebtedness, shares of capital stock of any class or series, other securities or assets; or

•	issuances of shares of our common stock without consideration or for a consideration per share below the exercise price of the Preferred Warrants in effect on the date immediately prior to such issue, divided by ten.

The warrants were exercisable by surrendering to our company the warrant certificates evidencing such warrants with an accompanying subscription agreement, properly completed and executed, together with payment of the exercise price. The exercise price was payable by a holder by wire transfer for the account of our company, or by effecting a “cashless exercise.” The cashless exercise was effected by the surrender of unexercised warrant certificates together with a written notice designating that the number of the shares of Series B Convertible Preferred Stock issuable to the holder upon such exchange was to be reduced by the number of shares having a current market value as of the exercise date equal to the amount of the total exercise price for such exchange.

Upon surrender of the warrant certificate and payment of the exercise price, we were required to deliver or cause to be delivered, to or upon the written order of such holder, stock certificates representing the number of shares of Series B Convertible Preferred Stock to which such holder was entitled pursuant to such exercise. If less than all of the warrants evidenced by a warrant certificate were to be exercised, a new warrant certificate would have been issued for the remaining number of warrants. All of the Preferred Warrants were exercised pursuant to a “cashless exercise” on February 9, 2004, and February 10, 2004.

Description of the Terms of the Series B Convertible Preferred Stock

The powers, preferences and rights of the Series B Convertible Preferred Stock are as set forth in the amended and restated certificate of designations relating to the Series B Convertible Preferred Stock. The following summary of the principal powers, preferences and rights of the Series B Convertible Preferred Stock does not describe all the terms of the certificate of designations relating to the Series B Convertible Preferred Stock. A copy of the amended and restated certificate of designations was filed as an exhibit to our Form 10-Q filed on August 13, 2004. See “Where You Can Find More Information.”

In accordance with the Securities Purchase Agreement and the Preferred Warrants, we have issued a total of 6,552,886 shares of Series B Convertible Preferred Stock to the Financing Parties. The certificate of designations for the Series B Convertible Preferred Stock became effective upon its filing with the Secretary of State of the State of Delaware on February 6, 2004, and an amended and restated certificate of designations was filed on May 3, 2004.

Ranking. With respect to dividend rights and rights upon our liquidation, dissolution or winding up, the Series B Convertible Preferred Stock ranks:

•	senior to our common stock and each other class of capital stock or series of preferred stock established after the Series B Convertible Preferred Stock, the terms of which do not expressly provide that such class or series will rank senior to or on a parity with the Series B Convertible Preferred Stock as to dividend distributions and distributions upon a liquidation, dissolution or winding up of our company, which we refer to as junior securities;

•	on a parity with each class of capital stock or series of preferred stock established after the Series B Convertible Preferred Stock, the terms of which expressly provide that such class or series will rank on a parity with the Series B Convertible Preferred Stock as to dividend distributions and distributions upon a liquidation, dissolution or winding up of our company, which we refer to as parity securities; and

•	junior to the Series A Convertible Preferred Stock and each class of capital stock or series of preferred stock established after the Series B Convertible Preferred Stock, the terms of which expressly provide that such class or series will rank senior to the Series B Convertible Preferred Stock as to dividend distributions and distributions upon a liquidation, dissolution or winding up of our company, which we refer to as senior securities.

Dividends. Holders of Series B Convertible Preferred Stock will be entitled to receive dividends at the same rate and at the same time as dividends are paid with respect to the common stock (treating each share of Series B Convertible Preferred Stock as being equal to the number of whole shares of common stock into which each share of Series B Convertible Preferred Stock is then convertible).

Liquidation Preference. Upon our liquidation, dissolution or winding-up, whether voluntary or involuntary, each holder of Series B Convertible Preferred Stock will be entitled to be paid a liquidation preference out of our assets available for distribution to stockholders. The liquidation preference will be paid before any distribution is made on the common stock or any other junior securities, but is subject to the rights of our creditors and holders of our senior securities and parity securities, if any. The liquidation preference per share of Series B Convertible Preferred Stock will be the greater of (a) an amount in cash equal to the par value of each share of Series B Convertible Preferred Stock, or (b) the amount that holders of Series B Convertible Preferred Stock would otherwise be entitled had the Series B Convertible Preferred Stock been converted into common stock in accordance with the terms of the amended and restated certificate of designations immediately prior to such liquidation, dissolution or winding up of our company.

Conversion. Each share of Series B Convertible Preferred Stock shall automatically convert on the effective date of stockholder approval into ten shares of common stock.

Voting Rights.

General. The holders of Series B Convertible Preferred Stock are not entitled to voting rights on matters submitted to the vote of stockholders.

Special Voting Rights. Without the prior vote or consent of holders of at least 66 2/3% of the outstanding shares of Series B Convertible Preferred Stock, voting as a separate class, we may not amend any provision of our amended and restated certificate of designations.

Description of the Securities Purchase Agreement

The following summary of the material terms and provisions of the Securities Purchase Agreement does not describe all of the terms of the Securities Purchase Agreement. A copy of the Securities Purchase Agreement was filed as an exhibit to our Form 8-K filed on February 25, 2004. See “Where You Can Find More Information.”

Pursuant to the terms of the Securities Purchase Agreement, the Financing Parties agreed to purchase, and we agreed to sell, $200.0 million aggregate principal amount of Series A Notes and Preferred Warrants to purchase shares of our Series B Convertible Preferred Stock that were convertible into approximately 129,411,750 shares of our common stock.

The principal powers, preferences and rights of the Series B Convertible Preferred Stock are summarized under “—Description of the Terms of the Series B Convertible Preferred Stock” above.

Representations and Warranties of our Company. The Securities Purchase Agreement contains various customary representations and warranties by us relating to, among other things:

•	valid existence and good standing of our company and specified subsidiaries;

•	our company has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as currently conducted;

•	capital structure, including stock options;

•	authorization to execute, deliver and perform our obligations under the Securities Purchase Agreement and the Registration Rights Agreement and to issue and sell the Series B Convertible Preferred Stock;

•	no violation of applicable law, court orders, organizational documents or agreements as a result of the Securities Purchase Agreement and the Registration Rights Agreement and the issuance, sale and delivery of the Series A Notes and Preferred Warrants;

•	no preemptive rights or rights of first refusal or similar rights with respect to the Series B Convertible Preferred Stock, the Series A Notes or the Preferred Warrants;

•	due authorization and issuance of the Series B Convertible Preferred Stock and due authorization of a sufficient number of authorized but unissued shares of common stock to permit the conversion of all of the outstanding shares of Series B Convertible Preferred Stock;

•	enforceability of the Securities Purchase Agreement, the Registration Rights Agreement and the other agreements executed in connection with the Securities Purchase Agreement;

•	required governmental and third party consents;

•	accuracy of financial statements and absence of material undisclosed liabilities;

•	no material adverse effect on our business and properties since September 30, 2003;

•	compliance with SEC reporting requirements;

•	no securities issuances, specified borrowings, discharges of specified liabilities or distributions to stockholders since September 30, 2003, or agreements to take such actions in the future;

•	no undisclosed material legal proceedings;

•	compliance with laws and possession of required permits and authorizations;

•	material contracts;

•	insurance policies;

•	no actions which would require the registration under the Securities Act of the issuance of the Series A Notes and the Preferred Warrants;

•	related-party transactions; and

•	no finders’ fees.

Representations and Warranties of the Purchasers. The Securities Purchase Agreement contains various customary representations and warranties by each purchaser of the Series A Notes and Preferred Warrants relating to, among other things:

•	due organization, valid existence and good standing;

•	authorization to execute, deliver and perform its obligations under the Securities Purchase Agreement and the Registration Rights Agreement and to purchase the Series A Notes and Preferred Warrants;

•	no violation of applicable law, court orders or organizational documents as a result of the Securities Purchase Agreement, the Registration Rights Agreement, or the purchase of the Series A Notes and Preferred Warrants;

•	enforceability of the Securities Purchase Agreement and the Registration Rights Agreement;

•	compliance with specified requirements of Regulation D under the Securities Act; and

•	required governmental consents.

Survival of Representations and Warranties. The representations and warranties made by us and the purchasers remain in effect until February 9, 2005.

Covenants of our Company. The Securities Purchase Agreement contains customary covenants that obligated us, among other things, from the date of execution of the agreement to the closing date, to:

•	furnish to the purchasers and their authorized representatives all financial and operating data and other information relating to us that they may reasonably request;

•	file the reports required to be filed by us under the Securities Act and the Exchange Act so long as our company is registered under the Exchange Act;

•	use all commercially reasonable best efforts to consummate, as promptly as practicable, the sale leaseback transaction (as defined in the Securities Purchase Agreement) and (b) use commercially reasonable best efforts to consummate the Cable & Wireless Transaction;

•	use all commercially reasonable efforts to cause all conditions precedent to the obligations of us and the purchasers to be satisfied and take all actions necessary to consummate the Financing in the most expeditious manner practicable;

•	use all commercially reasonable efforts to obtain consents, waivers and approvals of all other governmental authorities and third parties, to take all other actions that are required in connection with the Financing and assist the Financing Parties in preparing and filing all documents required to be submitted by the Financing Parties;

•	reserve for issuance a sufficient number of shares of common stock to satisfy our conversion obligations under the certificate of designations for the Series B Convertible Preferred Stock;

•	use all commercially reasonable efforts to cause the shares of common stock issuable upon conversion of the Series B Convertible Preferred Stock to be listed or otherwise eligible for trading on the Nasdaq SmallCap Market or such other exchange or market at which the common stock is traded at the time of conversion;

•	take all action necessary, in accordance with Delaware General Corporation Law, our amended and restated certificate of incorporation, our bylaws and the requirements of the Nasdaq SmallCap Market, to convene a 2004 annual meeting of stockholders and submit to our stockholders for consideration at such meeting, a proposal that such stockholders approve the terms of the transactions contemplated by the Securities Purchase Agreement; and

•	if the Cable & Wireless Transaction agreement were terminated in accordance with its terms, we would promptly thereafter pay each purchaser an amount as determined in the Securities Purchase Agreement.

We also agreed that, in the event we or any of our subsidiaries wishes to create, incur or assume any additional indebtedness for borrowed money (other than indebtedness incurred in connection with a refinancing or indebtedness in an aggregate principal amount equal to or less than $15,000,000) which is senior to or pari passu with the Series A Notes in right of repayment of principal upon a liquidation, insolvency proceeding or otherwise, we shall irrevocably offer each of the Oak Hill Entities the right to participate as a lender on the same terms as provided to such lenders in an amount of such new debt equal to that percentage of the principal amount of such new debt equal to the percentage of the aggregate principal amount of outstanding Series A Notes then held by such Oak Hill Entity.

In addition, under the Securities Purchase Agreement, we agreed that until the closing date, without the prior written consent of WCAS VIII or except as contemplated by the Securities Purchase Agreement, we would not:

•	amend our organizational documents;

•	issue any capital stock other than pursuant to the Securities Purchase Agreement or other disclosed contractual obligations;

•	declare or pay any dividend or distribution in respect of our common stock;

•	take, or knowingly omit to take, any action that would, or would reasonably be expected to, result in our representations and warranties becoming untrue, any of the conditions to the obligations of the purchasers not being satisfied, or the operation of our business outside the ordinary course of business consistent with past practice; or

•	enter into any agreement or commitment to do any of the foregoing prohibited actions.

Covenants of Purchasers. The Securities Purchase Agreement contains customary covenants that obligated the purchasers, among other things, from the date of execution of the agreement to the closing date, to:

•	take such actions as may be reasonably necessary, desirable or requested by us to consummate the issuance and sale of the Series A Notes and the Preferred Warrants to the Financing Parties, subject to the satisfaction of the conditions set forth in the Securities Purchase Agreement;

•	use all commercially reasonable efforts to cause all conditions precedent to the obligations of us and the Financing Parties to be satisfied, and take all actions necessary to consummate the Financing in the most expeditious manner practicable; and

•	use all commercially reasonable efforts to obtain all necessary consents, waivers or approvals of other governmental authorities and third parties, to take all other actions that are required in connection with the Financing and assist us in the preparing and filing of all documents that we are required to submit.

Closing Conditions. The obligations of our company and the Financing Parties to complete the sale of the Series A Notes and Preferred Warrants at the closing were subject to a number of customary closing conditions, all of which were either satisfied or waived at the closing.

Indemnification. Under the Securities Purchase Agreement, we agreed to indemnify, defend and hold the purchasers harmless against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses resulting from a breach of any representation, warranty or covenant of our company contained in the Securities Purchase Agreement. In addition, each Financing Party agreed to severally indemnify, defend and hold us harmless against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses resulting from a breach of any representation, warranty or covenant of such Financing Party contained in the Securities Purchase Agreement.

Assignment. The Securities Purchase Agreement and the rights under such agreement may not be assigned by any party without the prior written consent of WCAS VIII. In addition, the Securities Purchase Agreement and the rights under such agreement may be assigned by a WCAS Purchaser without any party’s prior written consent and by the Constellation Entities to any parent, subsidiary, successor or affiliate of such purchaser.

Expenses. All costs and expenses incurred by us in connection with the Securities Purchase Agreement were paid by us. In addition, we have paid the reasonable out-of-pocket costs and expenses of WCAS Purchasers.

Description of the Registration Rights Agreement

The following summary of the material terms and provisions of the Registration Rights Agreement does not describe all the terms of the Registration Rights Agreement. A copy of the Registration Rights Agreement was filed as an exhibit to our Form 8-K filed on February 25, 2004. See “Where You Can Find More Information.”

Securities Subject to Agreement. The Registration Rights Agreement obligates us to register under the Securities Act, on the terms set forth below, the resale in the public market by the Financing Parties of the following securities, which we refer to as the restricted stock:

•	shares of common stock into which the Series B Convertible Preferred Stock is convertible; and

•	shares of common stock issuable upon or issuable with respect to the common stock into which the Series B Convertible Preferred Stock is convertible by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, other reorganization or otherwise.

Under the Registration Rights Agreement, each investor has agreed not to transfer any shares of restricted stock, unless the transfer is made under an effective registration statement under the Securities Act or under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and, in either case, in compliance with all applicable state securities laws.

Demand and Additional Short-Form Rights. If we receive a demand notice from WCAS VIII to effect a registration under the Securities Act of all or any portion of the restricted stock then held by WCAS VIII, we will immediately notify in writing each other investor of the proposed registration. We will then use our reasonable best efforts to register the restricted stock under the Securities Act in accordance with the method of disposition set forth in the demand notice within 30 days after receipt by the other investors of our notification. Such a demand registration may be requested only by WCAS VIII.

We will not be obligated to file and cause to become effective:

•	more than two demand registrations requested by WCAS VIII or its permitted transferees; or

•	any demand registration with a proposed total offering price of less than $25 million.

Additionally, if we become eligible to use a Form S-3 registration statement under the Securities Act, we will use our reasonable best efforts to continue to qualify at all times for registration on Form S-3. If we are eligible to register shares of common stock on Form S-3 and we receive from WCAS VIII a notice to effect a registration on Form S-3 of all or any portion of the restricted stock then held by such requesting investor, we will immediately notify in writing each other investor of the proposed registration. We will then use our reasonable best efforts to register the restricted stock on Form S-3 in accordance with the method of disposition set forth in the demand notice within 30 days after receipt by the other investors of our notification. WCAS VIII will not have the right to request a registration on Form S-3 unless the proposed total offering price is at least $10.0 million.

If the method of disposition specified by the requesting investors is an underwritten public offering, the number of shares to be included in that offering may be reduced if, in the opinion of the managing underwriter of the offering, inclusion of all shares would adversely affect the marketing of the shares. In that case, the number of shares will be reduced pro rata among the investors seeking to include their shares based on the number of shares requested to be registered by each investor. However, if other of our stockholders who are not investors determine, through other contractual rights with us, to participate in the registration, such reduction will first be applied against their shares, and then to any shares of common stock to be sold by us for our own account, before any shares of the investors are reduced.

Piggyback Registration. If we register shares of our common stock for sale to the public, whether for our account or the account of other stockholders, the investors will be entitled to have their restricted stock included in such registration. If the registration is, in whole or in part, an underwritten public offering of common stock, any request by an investor to register restricted stock will specify either that the restricted stock is to be included in the underwriting on the same terms and conditions as the shares of common stock or that the restricted stock is to be sold in the open market without any underwriting, on terms and conditions comparable to those normally applicable to offerings of common stock in reasonably similar circumstances. If the managing underwriter of the offering is of the good faith opinion that the inclusion would adversely affect the marketing of the securities to be sold by us, or by the other security holders for whose benefit the registration statement has been filed, the number of shares of restricted stock to be included in such an underwritten offering may be reduced as follows:

•	if the stockholders requesting to have shares of restricted stock included in the registration are investors, pro rata among the requesting investors based upon the number of shares of restricted stock so requested to be registered; or

•	if stockholders other than investors also request to have their shares of common stock included in the registration, pro rata among all the requesting stockholders based upon the number of shares of common stock so requested to be registered.

Holdback Agreement. If there is a firm-commitment underwritten public offering of our securities under a registration covering restricted stock, and an investor does not elect to sell its restricted stock to the underwriters in the offering, the investor may not sell its restricted stock during the period of distribution of our securities by the underwriters and the period in which the underwriting syndicate participates in the after-market. However, the investor will, in any event, be entitled to sell its restricted stock commencing on the 180th day after the effective date of the registration statement. If there is a firm-commitment underwritten public offering of our securities by us, the investors have agreed that, upon the request of the managing underwriter in the offering, they will not sell common stock for a period of 180 days from the effective date of the registration statement and will execute a lockup agreement in the form customarily used in these transactions.

Registration Expenses. We will be required to pay all expenses incurred by us in registering the offering of the restricted stock of the investors in accordance with the terms of Registration Rights Agreement, other than any underwriting discounts or selling commissions.

Indemnification. In the event we register any of the restricted stock under the Securities Act, we will indemnify and hold harmless each seller of restricted stock and its controlling persons against any claims or liabilities that are based on any untrue statement, or omission to state, a material fact, unless the action is based on information furnished by that seller. In addition, each seller of restricted stock will indemnify and hold us and our controlling persons, officers, directors, underwriters, and each other seller of restricted stock harmless against any claims or liabilities that are based on any untrue statement, or omission to state, a material fact, to the extent that the action is based on information furnished by that seller. However, the liability of each seller will be limited to the proportion that the price of the shares sold by that seller bears to the total public offering price of all securities sold under the registration statement. No seller’s liability will exceed the proceeds, net of underwriting discounts and commissions, received by that seller from the sale of the shares covered by the registration statement.

Additional Registration Rights. Without the prior written consent of each Financing Party, we will not grant any registration rights to any other person that are inconsistent or conflict with the registration rights granted in the Registration Rights Agreement, including rights to participate in a demand registration that could result in a reduction in the number of shares of common stock held by such Financing Party or its permitted transferees, to be included in any underwritten offering made in respect of that demand registration.

Assignment of Rights and Obligations. Each Financing Party is entitled to assign all or any portion of its rights and obligations under the Registration Rights Agreement to a transferee of warrants, restricted stock or Series B Convertible Preferred Stock held by that Financing Party, provided that the transferee agrees to be bound by the Registration Rights Agreement.

No Appraisal or Dissenters’ Rights; No Preemptive Rights

Under applicable Delaware General Corporation Law, stockholders are not entitled to any statutory dissenters’ rights or appraisal of their shares of common stock in connection with the Financing or the other corporate actions described in this information statement. Existing stockholders have no preemptive rights with respect to any of the securities issued in the Financing that have not been waived.

Required Approvals

We received the necessary HSR Act approval prior to the closing of the Cable & Wireless Transaction.

PRO FORMA FINANCIAL INFORMATION

Unaudited Pro Forma Condensed Combined Statement Of Operations for the Year Ended December 31, 2003

The following unaudited pro forma condensed combined statement of operations gives effect to the Cable & Wireless Transaction, which closed on March 5, 2004 (the “Closing Date”), and the related Financing. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2003, is presented as if the transaction was consummated on January 1, 2003 and, due to the different fiscal period ends, combines the last three months of the audited historical results of Cable & Wireless America for the year ended March 31, 2003 and the nine months of audited historical results of Cable & Wireless America for the nine months ended December 31, 2003 with the audited annual results of operations for our company for the year ended December 31, 2003. The unaudited pro forma condensed combined statement of operations, including notes thereto, is qualified in its entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of our company included in this information statement beginning on page F-4 and the historical audited Statement of Assets Acquired and Liabilities Assumed of Certain Operating Assets Previously Used by Cable & Wireless America, as of December 31, 2003, and the related Statements of Revenue and Direct Operating Expenses for the nine months ended December 31, 2003, and the twelve months ended March 31, 2003 and 2002 (together, the “Carve-out Financial Statements”), included in this information statement beginning on page F-83.

The Cable & Wireless Transaction was accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” (“SFAS 141”). Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 1 to the unaudited pro forma condensed combined statement of operations, is allocated to the net tangible and intangible assets acquired, based on their fair values as of the Closing Date. Independent valuation specialists were engaged to assist our company’s management in determining the fair values of the acquired assets. The preliminary work performed by the independent valuation specialists has been considered in management’s estimates of the fair values reflected in the unaudited pro forma condensed combined statement of operations. The valuation is expected to be finalized prior to December 31, 2004. Therefore, amounts preliminarily allocated to tangible and intangible assets are subject to change.

The unaudited pro forma condensed combined statement of operations has been prepared for illustrative purposes only and is not necessarily indicative of the condensed combined results of operations in future periods or the results that actually would have been realized had our company and the Acquired Business been a combined company during the specified period. The pro forma adjustments are based on the information available at the time of the preparation of this information statement. The unaudited pro forma condensed combined statement of operations does not include any adjustments for integration activities to combine the Acquired Business and our company’s business. The unaudited pro forma condensed combined statement of operations was prepared using less than full financial statements and therefore certain items that were excluded in the Carve-out Financial Statements (as explained in the footnotes to those statements) have also been excluded here.

An unaudited pro forma condensed combined balance sheet has not been included as the combined operations of the Acquired Business and our company were reflected in the consolidated balance sheet of our company beginning with the financial statements for the three months ended March 31, 2004 included in our Quarterly Report on Form 10-Q filed May 17, 2004.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the year ended December 31, 2003

(in thousands, except share and per share amounts)

	SAVVIS Historical	CWA Historical	Pro Forma Adjustments(1)		SAVVIS Pro Forma
TOTAL REVENUES	$252,871	$518,938			$771,809

Data communications and operations expenses	163,606	501,845			665,451

GROSS MARGIN	89,265	17,093			106,358

Sales, general, and administrative expenses	90,498	215,817			306,315
Depreciation, amortization and accretion	55,346	312,561	$(266,633	)a	101,274
Impairment charges	—	650,693	(650,693	)b	—
Restructuring charges	7,903	124,668			132,571
Loss on sale of data center	8,106	—			8,106
Non-cash equity-based compensation	13,989	—			13,989

TOTAL OTHER OPERATING EXPENSES	175,842	1,303,739	(917,326)		562,255

LOSS FROM OPERATIONS	(86,577)	(1,286,646)	917,326		(455,897)
NON-OPERATING EXPENSES:
Net interest expense and other	(7,456)	—	(47,772	)c	(55,228)

TOTAL NON-OPERATING EXPENSES	(7,456)	—	(47,772)		(55,228)

Cumulative effect of change in accounting principle	—	(10,987)			(10,987)
NET LOSS	(94,033)	(1,297,633)	869,554		(522,112)
Accreted and deemed dividend on Series A Preferred Stock	(33,323)	—	—		(33,323)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(127,356)	$(1,297,633)	$869,554		$(555,435)

BASIC AND DILUTED LOSS PER COMMON SHARE	$(1.34)	—	—		$(5.86)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	94,738,124	—	—	d	94,738,124

The accompanying notes are an integral part of this unaudited pro forma condensed combined statement of operations and the related pro forma adjustments.

(1)	Letters refer to descriptions of the adjustments in Note 2.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(tabular dollars in thousands, except per share amounts)

(unaudited)

NOTE 1—BASIS OF PRESENTATION

In January 2004, we entered into the Asset Purchase Agreement that provided for our acquisition of substantially all of the assets and the assumption of certain liabilities of Cable & Wireless America. Cable & Wireless America, which was wholly-owned by CWplc, provided a range of network and hosting services, including internet access to a Tier 1 IP network, colocation, hosting and other value-added services such as managed security and content distribution. Following approval by the Bankruptcy Court and other federal regulatory agencies, the Cable & Wireless Transaction closed on March 5, 2004.

The total purchase price consisted of $155.0 million in cash, the assumption of certain liabilities and leases for data centers and other facilities and the funding of approximately $14.1 million of working capital losses related to the Acquired Business from January 28, 2004, through March 5, 2004. At the same time, we agreed to transfer at closing our rights to acquire four of the Cable & Wireless America data centers and one office facility to Du Pont Fabros Interests LLC (“Du Pont Fabros”) for $52.0 million, which was paid directly to the Cable & Wireless America bankruptcy estate. We then leased those facilities back from Du Pont Fabros for 15 years. As a result, the total cash cost of the Acquired Business, prior to the assumption of certain liabilities, was $117.1 million.

The Cable & Wireless Transaction has been accounted for as a purchase under SFAS 141. The preliminary allocation of the purchase price, pending final determination of certain acquired balances, accepted contracts and final resolution in the Bankruptcy Court, is as follows.

Preliminary Allocation
Trade accounts receivable	$25,717
Other current assets	16,837
Property and equipment	184,315
Intangible assets	12,324
Other non-current assets	3,529
Trade accounts payable and accrued compensation	(22,518)
Deferred revenue	(4,820)
Capital leases	(1,697)
Other current liabilities	(40,295)
Other long-term liabilities	(56,256)

Acquisition Cost	$117,136

The estimated fair value of assets acquired and liabilities assumed in the Cable & Wireless Transaction exceeded the acquisition cost. Therefore, in accordance with SFAS 141, the excess value over the acquisition cost has been allocated as a pro rata reduction of the amounts that otherwise would have been assigned to the acquired assets, except with respect to the following:

•	Trade accounts receivable—present values of amounts to be received less allowance for uncollectibility;

•	Other current assets, notes receivable and deposits—fair value of amounts to be received;

•	Trade accounts payable, accrued compensation, other current liabilities and other long-term liabilities—present value of amounts to be paid.

The amount of liabilities reflected in the preliminary purchase price allocation represents our company’s current estimate of the liabilities relating to trade accounts payable, current liabilities as well as long-term contractual agreements. The long-term liabilities related to contractual liabilities assumed by our company primarily included the following: the fair market value of long-term facility leases ($13.8 million); the idle capacity related to a long-term IRU operations, maintenance and power contract ($26.7 million); the cost of leased facilities that will remain idle ($18.9 million); and the obligation to rehabilitate the long-term lease spaces at varying lease termination dates ($17.9 million). These liabilities are not a result of an exit plan; rather they relate solely to properly reflecting the fair value of assets and liabilities assumed.

The fair market value of the long-term facility leases was calculated considering the difference between fair market rents and contractually required rents in addition to any inherited “dark space” that is not expected to be utilized. Contracts have been reflected at the fair market value of the service to be provided at the time of the acquisition, in addition to any inherited purchase commitments that the combined entity does not plan to utilize. The asset retirement obligation liability was calculated and recorded at the present value of expected future payments required to restore the leased space to its original condition.

Long-Term Debt Associated with the Acquisition

Pursuant to the Financing, in the first quarter of 2004, we issued $200.0 million of our Series A Notes to the Financing Parties, who included existing stockholders related to WCAS VIII and the Constellation Entities. The proceeds were used to fund the Cable & Wireless Transaction and to fund the on-going operational, working capital and capital expenditure requirements of our company related to the acquisition. The debt issuance costs associated with the Series A Notes were $2.0 million. These costs consist of fees paid to the purchasers of the Series A Notes and are amortized to interest expense using the effective interest method until the maturity date of the Series A Notes. The Series A Notes accrue interest based on a 365- day year at a rate of 12.5% per annum until February 3, 2005, and 15% per annum thereafter, payable in kind semi-annually on June 30 and December 31. The Series A Notes contain an early redemption feature, a make-whole premium and a change-of-control clause. Upon a change of control the holders of the Series A Notes have the right to require our company to redeem any or all of the Series A Notes at a cash price equal to 100% of the principal amount of the Series A Notes, plus all accrued and unpaid interest as of the effective date of a change in control. The Series A Notes mature in a single installment on January 30, 2009.

Series B Convertible Preferred Stock

During the first quarter of 2004, our board of directors authorized 11.0 million shares of Series B Convertible Preferred Stock, par value $.01 per share. In connection with the issuance of the Series A Notes, we issued 12,941,175 Preferred Warrants exercisable for shares of the Series B Convertible Preferred Stock. The Preferred Warrants were exercised simultaneously upon issuance on a “cashless” basis into 6,552,886 shares of Series B Convertible Preferred Stock and, as a result, the outstanding shares of Series B Convertible Preferred Stock are convertible, upon stockholder approval, into 65,528,860 shares of common stock. The common stock issuable upon conversion of the Series B Convertible Preferred Stock will not be registered under the Securities Act and, therefore, may not be transferred or sold except pursuant to an effective registration statement or pursuant to an exemption from the registration requirement of the Securities Act. We granted WCAS VIII demand and piggy-back registration rights and we granted the other stockholders piggy-back registration rights only.

Each share of Series B Convertible Preferred Stock is automatically convertible into ten shares of common stock upon effectiveness of stockholder approval, which will occur 20 days after the mailing of this information statement. Holders of the Series B Convertible Preferred Stock do not have voting rights but are entitled to dividends to the extent dividends are paid on the common stock. Upon a liquidation, dissolution or winding up of our company, the Series B Convertible Preferred Stock will rank senior to our company’s common stock and junior to our Series A Convertible Preferred Stock.

NOTE 2—PRO FORMA ADJUSTMENTS

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations are as follows:

a—Includes the removal of Cable & Wireless America historical asset depreciation and intangible amortization and adds the combined entities’ depreciation and amortization based on their fair values at the time of the acquisition for the twelve months ended December 31, 2003. Additionally, includes required accretion of certain assumed liabilities up to their expected settlement value.

b—Represents the removal of Cable & Wireless America historical asset impairment charges as the Cable & Wireless America assets were acquired at their fair value at the time of the acquisition.

c—Represents the cost of the issuance of the $200.0 million in Series A Notes at a rate of 12.5% and Du Pont Fabros capital leases at an effective interest rate of approximately 17%, and the amortization of the related financing fees for these transactions.

d—No common shares were issued relative to the acquisition; therefore, no adjustment to the shares available to common shareholders is required. The shares of Series B Convertible Preferred Stock have an “as converted” common stock equivalent of 65,528,860 shares; however, the conversion is not a product of the transaction, but subsequent discreet shareholder approval. The pro forma basic and diluted loss per share on an “as converted” basis would be $(3.47) for the year ended December 31, 2003.

OWNERSHIP OF SECURITIES

The following table provides information about the beneficial ownership of shares of our voting stock as of October 11, 2004, by:

•	each person or group that, to our knowledge, beneficially owns more than 5% of the outstanding shares of a class of voting stock;

•	each of our directors and executive officers; and

•	all of our directors and executive officers as a group.

The persons named in the table have sole voting and investment power with respect to all shares of voting stock shown as beneficially owned by them, subject to community property laws where applicable and unless otherwise noted in the notes that follow. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within 60 days of October 11, 2004, are deemed outstanding for purposes of computing the percentage beneficially owned by the person or entity holding such securities but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person or entity. Percentage of beneficial ownership is based on 114,335,178 shares of common stock and 202,490 shares of Series A Convertible Preferred Stock outstanding as of the close of business on October 11, 2004.

The “Total Voting Power” column reflects each listed individual’s or entity’s percent of actual ownership of all voting securities of our company. As a result, this column excludes any shares of common stock subject to options and warrants, as holders of those securities will not be entitled to vote with respect to such securities unless such securities are exercised.

As of October 11, 2004, the record date, we had shares of capital stock outstanding representing 472,213,600 votes.

Unless otherwise indicated below, the address for each listed director and executive officer is SAVVIS Communications Corporation, 1 Savvis Parkway, Town & Country, Missouri 63017.

	Common Stock			Series A Preferred Stock(1)			Total Voting Power
Name of Beneficial Owner	# of shares		% of class	# of shares		% of class	(%)
5% Stockholder
Welsh, Carson, Anderson & Stowe	250,884,078	(2)	72%	133,332	(3)	66%	53%
Reuters Holdings Switzerland SA	72,929,489	(4)	39%	40,870		20%	15%
JPMorgan Chase & Co.(5)	12,391,018		11%	—		—	3%
Constellation Entities.	40,479,337	(6)	27%	20,000	(7)	10%	8%
Strategic Value Partners, LLC.	7,410,663		7%	—		—	2%
General Electric Capital Corporation	6,970,928	(8)	6%	—		—	2%
Nortel Networks, Inc.	6,431,505	(9)	5%	—		—	1%
Executive Officers and Directors
Robert A. McCormick	2,565,986	(10)	2%	—		—	*
John M. Finlayson	2,242,651	(11)	2%	—		—	*
Jeffrey H. Von Deylen	87,500	(12)	*	—		—	*
Grier C. Raclin	69,375	(13)	*	—		—	*
James D. Mori	894,494	(14)	*	—		—	*
Clyde A. Heintzelman	45,000	(15)	*	—		—	*
Patrick J. Welsh	252,996,297	(16)	72%	134,555	(17)	67%	54%
Thomas E. McInerney	252,811,897	(18)	72%	134,422	(19)	66%	54%
John D. Clark	211,644,069	(20)	66%	116,115	(21)	57%	45%
James E. Ousley	35,000	(22)	*	*		*	*
James P. Pellow	60,000	(23)	*	*		*	*
Clifford Friedman	0		—	—		—	—
All executive officers and directors as a group (12 persons)	261,022,125		73%	135,655		67%	55%

*	Less than one percent.

(1)	As of October 11, 2004, holders of Series A Convertible Preferred Stock were entitled to an aggregate of approximately 357,878,422 votes.

(2)	Includes 21,986,512 shares beneficially held by Welsh, Carson, Anderson & Stowe VI, L.P., which we refer to as WCAS VI, 16,483,203 shares beneficially held by Welsh, Carson, Anderson & Stowe VII, L.P., which we refer to as WCAS VII, 65,357 shares beneficially held by WCAS Information Partners, L.P., which we refer to as WCAS IP, 667,761 shares held by WCAS Capital Partners II, L.P., which we refer to as WCAS CP II, 211,626,423 shares beneficially held by WCAS VIII, and 54,822 shares beneficially held by WCAS Management Corporation, which we refer to as WCAS Management. 17,350,554 of the shares beneficially owned by WCAS VI, 13,007,636 of the shares beneficially owned by WCAS VII, 205,376,423 of the shares beneficially owned by WCAS VIII and all of the shares beneficially owned by WCAS Management are issuable upon the conversion of the shares of Series A Convertible Preferred Stock, including accrued and unpaid dividends through October 11, 2004, issued by us to these entities under securities purchase agreements dated as of March 6, 2002, and September 18, 2002. The respective sole general partners of WCAS VI, WCAS VII, WCAS IP, WCAS CP II and WCAS VIII are WCAS VI Partners, L.P., WCAS VII Partners, L.P., WCAS INFO Partners, WCAS CP II Partners and WCAS VIII Associates, LLC.

Does not include the common stock that will be issued upon conversion of our company’s outstanding Series B Convertible Preferred Stock that will become convertible upon effectiveness of stockholder approval.

The individual general partners of each of these partnerships include some or all of Bruce K. Anderson, Russell L. Carson, John D. Clark, Anthony J. de Nicola, D. Scott Mackesy, Thomas E. McInerney, Robert A. Minicucci, James R. Matthews, Paul B. Queally, Jonathan M. Rather, Sanjay Swani and Patrick J. Welsh. The individual general partners who are also directors of our company are Thomas E. McInerney, Patrick J. Welsh and John D. Clark. Each of the foregoing persons may be deemed to be the beneficial owner of the common stock owned by the limited partnerships of whose general partner he is a general partner. The address of Welsh, Carson, Anderson & Stowe is 320 Park Avenue, New York, NY 10022.

(3)	Includes 9,828 shares of Series A Convertible Preferred Stock held by WCAS VI, 7,368 shares of Series A Convertible Preferred Stock held by WCAS VII, 116,105 shares of Series A Convertible Preferred Stock held by WCAS VIII, and 31 shares of Series A Convertible Preferred Stock held by WCAS Management.

(4)	Consists of 72,929,489 shares of common stock issuable upon the conversion of the shares of our Series A Convertible Preferred Stock, including accrued and unpaid dividends through October 11, 2004, acquired by Reuters on March 18, 2002, upon conversion of its 12% convertible senior secured notes due 2005, including accrued and unpaid interest. Such shares of Series A Convertible Preferred Stock are convertible at any time at the holder’s option. According to Schedule 13D filed by Reuters on March 20, 2002, Reuters has both shared voting power and shared disposition power with Reuters Group PLC over the common stock issuable upon the conversion of its shares of our Series A Convertible Preferred Stock. The principal executive offices of Reuters are located at 153 route de Thonon, 1245 Collange-Bellerive, Switzerland. Reuters is an indirect subsidiary of Reuters Group PLC, a public limited liability company registered in England and Wales with its principal executive offices located at 85 Fleet Street, London EC4P 4AJ, England.

(5)	The address of JPMorgan Chase & Co. is 270 Park Avenue, New York, NY 10017.

(6)

Includes 18,280,505 shares of common stock beneficially held by Constellation Venture Capital II, L.P., which we refer to as CVC II, 8,642,447 shares beneficially held by Constellation Venture Capital Offshore II, L.P., which we refer to as CVC Offshore, 7,242,371 shares beneficially held by The BSC Employee Fund IV, L.P., which we refer to as BSC Fund, and 404,466 shares held by CVC II Partners, L.L.C., which we refer to as CVC II Partners, all of which are issuable upon the conversion of the shares of Series A Convertible Preferred Stock, including accrued and unpaid dividends through October 11, 2004, issued by us to these entities under a securities purchase agreement dated as of June 28, 2002. According to Schedule 13D filed by the Constellation Entities on July 9, 2002, the Constellation Entities have both shared voting power and shared dispositive power with Constellation Ventures Management II, LLC (with respect to 32,477,652 shares of common stock) and Bear Stearns Asset Management Inc. over the common stock issuable upon conversion of their shares of our Series A preferred stock. The address of the Constellation Entities is 383 Madison Avenue, New York, New York 10179.

Includes 1,362,262 shares of common stock issued pursuant to a performance warrant to CVC II, 644,036 shares issued pursuant to a performance warrant to CVC Offshore, 539,695 shares issued pursuant to a performance warrant to BSC Fund and 30,222 shares issued pursuant to a performance warrant to CVC II Partners.

Includes 1,762,614 shares of common stock subject to warrants that are currently exercisable by CVC II, 833,310 shares of common stock subject to warrants that are currently exercisable by CVC Offshore, 698,304 shares of common stock subject to warrants that are currently exercisable by BSC Fund and 39,105 shares of common stock subject to warrants that are currently exercisable by CVC II Partners.

Does not include the common stock that will be issued upon conversion of our company’s outstanding Series B Convertible Preferred Stock that will become convertible upon effectiveness of stockholder approval.

(7)	Includes 10,576 shares of Series A Convertible Preferred Stock held by CVC II, 5,000 shares of Series A Convertible Preferred Stock held by CVC Offshore, 4,190 shares of Series A Convertible Preferred Stock held by BSC Fund, and 234 shares of Series A Convertible Preferred Stock held by CVC II Partners.

(8)	Consists of 6,970,928 shares of common stock received pursuant to a “cashless exercise” on March 1, 2004, of a warrant held by GECC.

(9)	Consists of 6,431,505 shares of common stock subject to warrants that are currently exercisable.

(10)	Includes 2,155,986 shares of common stock subject to options that are currently exercisable.

(11)	Includes 1,849,051 shares of common stock subject to options that are currently exercisable and 37,500 shares of common stock held in trust for the benefit of Mr. Finlayson’s children.

(12)	Includes 87,500 shares of common stock subject to options that are currently exercisable.

(13)	Includes 69,375 shares of common stock subject to options that are currently exercisable.

(14)	Includes 594,494 shares of common stock subject to options that are currently exercisable.

(15)	Includes 45,000 shares of common stock subject to options that are currently exercisable.

(16)	Includes 250,818,721 shares held by Welsh, Carson, Anderson & Stowe, as described in note 2 above. Also includes 2,162,576 shares issuable upon the conversion of the shares of Series A Convertible Preferred Stock individually held by Mr. Welsh, including accrued and unpaid dividends through October 11, 2004, and 15,000 shares of common stock subject to options that are currently exercisable.

(17)	Includes 133,332 shares of Series A Convertible Preferred Stock held by Welsh, Carson, Anderson & Stowe, as described in note 3 above.

(18)	Includes 250,884,078 shares held by Welsh, Carson, Anderson & Stowe, as described in note 2 above. Also includes 1,927,819 shares issuable upon the conversion of the shares of Series A Convertible Preferred Stock held by Mr. McInerney, including accrued and unpaid dividends through October 11, 2004, and 15,000 shares of common stock subject to options that are currently exercisable.

(19)	Includes 133,332 shares of Series A Convertible Preferred Stock held by Welsh, Carson, Anderson & Stowe, as described in note 3 above.

(20)	Includes 211,626,423 shares held by WCAS VIII, as described in note 2 above. Includes 17,646 shares issuable upon the conversion of the shares of Series A Convertible Preferred Stock held by Mr. Clark, including accrued and unpaid dividends through October 11, 2004.

(21)	Includes 116,105 shares held by WCAS VIII, as described in note 3 above.

(22)	Includes 30,000 shares of common stock subject to options that are currently exercisable.

(23)	Includes 30,000 shares of common stock subject to options that are currently exercisable.

INFORMATION CONCERNING CABLE & WIRELESS AMERICA

Financial Information

Basis of Presentation

We requested, and received on September 17, 2004, a waiver from the Securities and Exchange Commission relating to the requirements to include certain historical financial information for Cable & Wireless American in this information statement. We believe strongly that the substantial effort and expense that would have been required to meet the additional requirements would not have provided additional value to the users of the Cable & Wireless America financial statements. The audited financial statements for Cable & Wireless America included in this information statement have been specially prepared on a “carve-out” basis and consist of the operations that relate solely to those assets we acquired. These audited Carve-out Financial Statements consist of (1) the Statement of Assets Acquired and Liabilities Assumed, as of December 31, 2003, of Certain Operating Assets Previously Used by Cable & Wireless America that we acquired to operate the business and (2) the related Statements of Revenue and Direct Operating Expenses, for the nine months ended December 31, 2003 and the twelve months ended March 31, 2003 and 2002, of certain operating assets and liabilities of Cable & Wireless America that we acquired to operate the business.

Full financial statements. We have provided the Carve-out Financial Statements which consist of the audited Statement of Assets Acquired and Liabilities Assumed as of December 31, 2003, and related audited Statements of Revenue and Direct Operating Expenses for the nine months ended December 31, 2003, and the twelve months ended March 31, 2003 and 2002.

Selected financial data. We are presenting the selected financial data related to the Statements of Revenue and Direct Operating Expenses for the nine months ended December 31, 2003, and the twelve months ended March 31, 2003 and 2002 and the Statement of Assets Acquired and Liabilities Assumed as of December 31, 2003. Because the preparation of results of operations data for years prior to 2002 and balance sheet data prior to 2003 would be unduly burdensome, costly and time consuming, we requested and received a waiver from the Securities and Exchange Commission with respect to the requirement that selected financial data for Cable & Wireless America for such prior periods be included in this information statement. In addition, due to the dynamic changes in Cable & Wireless America as a result of acquisitions, restructurings, and dispositions over the required five year time period such financial information is not meaningful to understanding the Acquired Business. Further, the financial information related to the years ended March 31, 2001 and 2000 is not relevant to the Cable & Wireless America assets acquired by us as the business during that period was primarily focused on providing retail voice and IP solutions and had not entered the hosting market. The balance sheet data for the earlier periods is not relevant as the acquired assets are most meaningfully represented by the December 31, 2003, balance sheet data. We believe that the additional nominal benefit to providing the older information is significantly outweighed by the substantial cost to develop this information as it was not part of the financial statements previously prepared.

Supplementary financial information. We are presenting supplementary financial information for Cable & Wireless America for the four quarters ended December 31, 2003. The Carve-out Financial Statements related to the assets purchased were prepared on a fiscal-year basis only and significant effort was required to obtain the quarterly information that is being presented. The compilation of the quarterly information is significantly affected by the complexities of the carve-out process. Additionally, the comparability and meaningfulness of the information for the fiscal year ended March 31, 2003 is negatively affected by the two large acquisitions and the subsequent restructurings that occurred at Cable & Wireless America. We believe that the nominal benefit from providing the older quarterly information is significantly outweighed by the substantial cost to compile the information. Because the preparation of supplementary quarterly information for the 2002 calendar quarters would be unduly burdensome, costly and time consuming, we received a waiver from the Securities and Exchange Commission with respect to this requirement and therefore additional quarterly information for the supplementary financial information for Cable & Wireless America for such prior periods has not been included in this information statement.

Management’s Discussion and Analysis. The Acquired Business did not include a stand-alone cash management function and as such a discussion of liquidity and capital resource usage is not practical to disclose in a meaningful way nor is it relevant for the acquired assets. Since we purchased the Acquired Business under the supervision of the Bankruptcy Court, the off-balance sheet and contractual obligation disclosures as of December 31, 2003, are not relevant as we had the ability to reject or accept contractual obligations of the Acquired Business pursuant to terms of the Asset Purchase Agreement. The required disclosures relating to the obligations that we assumed were included in our March 31, 2004, Quarterly Report on Form 10-Q, filed May 17, 2004. In order to comply with the requirement to discuss and compare two full fiscal years of results of operations, we have presented a discussion on the Results of Operations as these results were presented in the Carve-out Financial Statements for the nine months ended December 31, 2003, as compared to the twelve months ended March 31, 2003, and a discussion on the Results of Operations for the twelve months ended March 31, 2003, as compared to the twelve months ended March 31, 2002.

Pro forma selected financial data and certain other pro forma information. We are providing an unaudited pro forma condensed combined statement of operations for the year ended December 31, 2003. An unaudited pro forma condensed combined balance sheet has not been included as the combined operations of the Acquired Business and our company were reflected in the consolidated balance sheet of our company beginning with the financial statements for the three months ended March 31, 2004 included in our Quarterly Report on Form 10-Q filed May 17, 2004.

Selected Historical Financial Data of Certain Assets and Liabilities of Cable & Wireless America

The following selected financial data was derived from the audited Carve-out Financial Statements and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Carve-out Financial Statements and Notes thereto included elsewhere in this information statement.

Statement of Revenue and Direct Operating Expenses:

	Nine Months Ended December 31, 2003	Twelve Months Ended March 31,
		2003	2002
	(in thousands)
Revenue	$384,070	$716,271	$639,886

Direct Operating Expenses:
Cost of revenues	328,215	919,712	792,919
Sales, general and administrative	141,310	599,213	587,535
Impairment charges	242,886	407,807	1,359,284
Restructuring charges	81,993	279,437	—
Depreciation and amortization	234,420	417,646	611,098

Direct operating expenses before cumulative effect of change in accounting principle	1,028,824	2,583,815	3,350,836
Cumulative effect of change in accounting principle	10,987	—	—

Total Direct Operating Expenses	1,039,811	2,583,815	3,350,836

Shortfall of Revenue Over Direct Operating Expenses	$(655,741)	$(1,867,544)	$(2,710,950)

Statement of Assets Acquired and Liabilities Assumed:

December 31, 2003
(in thousands)
Assets Acquired

Trade receivables, less allowance for doubtful accounts of $11,399	$22,504
Prepaid expenses and other assets	30,816
Property and equipment, net	295,814
Other assets	9,130

Total Assets Acquired	358,264

Liabilities Assumed

Deferred revenue	12,098
Capital lease obligations	2,874
Accounts payable	931
Wages, employee benefits, and related taxes	17,596
Asset retirement obligation	17,540
Network, carrier and other liabilities	8,236

Total Liabilities Assumed	59,275

Net Assets Acquired	$298,989

Supplementary Historical Financial Information Related to the Operations of Certain Assets and Liabilities of Cable & Wireless America

The following supplementary historical quarterly financial information was derived from the historical books and records of Cable & Wireless America. Earnings per share historical information has not been provided as Cable & Wireless America did not have outstanding common shares.

	Quarter Ended March 31, 2003	Quarter Ended June 30, 2003	Quarter Ended September 30, 2003	Quarter Ended December 31, 2003
	(in thousands)
Total Revenues	$134,868	$129,590	$125,104	$129,376

Gross Margin	(38,763)	5,916	14,918	35,022

Shortfall of Revenues Over Direct Operating Expenses Before Cumulative Effect of Change in Accounting Principle	(641,890)	(235,336)	(85,976)	(323,444)

Shortfall of Revenues Over Direct Operating Expenses	(652,877)	(235,336)	(85,976)	(323,444)

Management’s Discussion And Analysis of Financial Condition and Results of Operations

You should read the following information together with the “Selected Historical Financial Data of Certain Assets and Liabilities of Cable & Wireless America” and the Carve-out Financial Statements, each included in this information statement as well as the other financial information for the Acquired Business included elsewhere in this information statement.

Executive Summary

Transaction

On March 5, 2004, we acquired the Acquired Business from entities that comprised Cable & Wireless America, which were debtors and debtors-in-possession in bankruptcy proceedings pending before the Bankruptcy Court at that time. The Acquired Business consisted of substantially all of the assets and certain liabilities of Cable & Wireless America. The acquisition was made pursuant to the Asset Purchase Agreement. Cable & Wireless America was wholly owned by CWplc.

The total purchase price consisted of $155.0 million in cash, the assumption of certain liabilities and leases for data centers and other facilities, and the funding of approximately $14.1 million of working capital losses of the Acquired Business from January 28, 2004, through March 5, 2004. In addition, we entered into an agreement to transfer at closing our rights to acquire four of the Cable & Wireless America data centers and one office facility to Du Pont Fabros for $52.0 million paid directly to the Cable & Wireless America bankruptcy estate. We subsequently leased those facilities back from Du Pont Fabros for approximately 15 years. As a result, the total cash cost of the purchased assets, prior to the assumption of certain liabilities, was $117.1 million.

The Acquired Business provided a range of network and hosting services, including Internet access to a Tier 1 IP network, colocation, hosting and other value-added services such as managed security and content distribution.

Background of the Acquired Business

The Acquired Business represented a portion of CWplc’s U. S. operations (“CWGlobal U.S.”), specifically, the Acquired Business included 15 of 19 operating data centers in the U.S. and active customers from product lines that CWGlobal U.S. had not discontinued at the time of the purchase by our company.

CWGlobal U.S. was known as one of the leading providers of complex hosting and IP solutions for global enterprises. However, over the past few years CWGlobal U.S.’s operations had undergone a substantial and dramatic transformation as described below.

Prior to September 2001, CWGlobal U.S.’s operations focused primarily on providing retail voice and IP solutions, and had minimal capability to provide complex managed hosting or content delivery services. During September 2001, CWGlobal U.S. acquired 100% of the stock of Digital Island for a purchase price of approximately $389 million. Digital Island provided robust managed hosting, content delivery and network infrastructure and applications required to transact, deliver, and manage profitable transactions and interactions. The acquisition added eight domestic and four international data centers at the time it was purchased, to the one domestic data center that was already in operation by CWGlobal U.S.

In February 2002, Digital Island completed the acquisition of certain assets and a majority of the U.S. business activities of Exodus Communications Inc. (“Exodus”), the United States’ leading web hosting provider, in an all-cash transaction for a purchase price of approximately $750 million. The acquired Exodus business included 26 domestic U.S. data centers. The resulting combined entity consisting of the Digital Island and Exodus businesses was initially run as a separate division of CWGlobal U.S., known as the Internet Services division (“ISD”), and was, in February 2002, expected to have annualized revenues of approximately $800 million.

Following the acquisitions of Digital Island and Exodus, during May 2002, CWplc announced that it would restructure the U.S. retail voice and IP solutions operations, a division known as the Network division (“ND”). As part of this restructuring, over the six months following the announcement, headcount was reduced from approximately 4,700 persons to 3,500 persons and several product lines were sold or exited.

In September 2002, CWplc announced the sale of the U.S. retail voice customer base which represented $257 million, or 37%, of revenue of CWGlobal U.S.’s operations for the year ended March 31, 2003. Additionally, in that month, CWplc announced that it had entered into a definitive agreement to refer certain U.S. retail dedicated access, private line and frame relay customers who are remote from its core networks to New Edge Network, Inc. These customers represented approximately $0.8 million of CWGlobal U.S.’s revenues for the year ended March 31, 2003.

During November 2002, further restructuring in the U.S. business was announced. As part of this restructuring, CWplc announced that the two U.S. operating units ISD and ND would be combined into a single operating unit, the international voice and e-messaging product lines would be terminated, and CWplc would withdraw from domestic business markets in the U.S., except for multinational and wholesale customers. Following this decision, the U.S. business initiated the migration of customers from data centers to be closed, network rationalization and consolidation, and further headcount reductions. Between November 2002 and March 2003, headcount was reduced by 1,900 people and CWGlobal U.S. initiated the closure of nine data centers in the U.S., to reduce the total from 35 to 26 centers.

In June 2003, CWplc announced its intention to withdraw completely from U.S. operations and put Cable & Wireless America up for sale. In connection with this decision, headcount in the U.S. was reduced by approximately an additional 1,000 people and 11 additional data centers were identified to be closed, reducing the total from 26 to 15 when completed. Of the 11 to be closed as part of this restructuring, four were still open at the Closing Date; however, the leases for those four facilities were not assumed by our company.

On December 8, 2003, CWplc announced that an affiliate of Gores Technology Group LLC had entered into an agreement to acquire the Acquired Business, which then consisted of the remaining Cable & Wireless America business, 15 data centers, and the IP networking business. As a condition of the asset purchase agreement and at the request of Gores Technology, CWplc conducted the sale under Chapter 11, Section 363 of the U.S. Bankruptcy Code. Other qualifying bidders were given an opportunity to submit offers for the Cable & Wireless America business through a court-supervised competitive bidding process. Our company’s offer to purchase Cable & Wireless America was approved by the U.S. Bankruptcy Court on January 23, 2004, and replaced the Gores Technology offer.

Carve-out Financial Statements

Due to the significant changes in the Cable & Wireless America business since September 2001 and the extremely burdensome cost and effort to compile full financial statements for the Acquired Business, which was not considered a discreet segment or division by CWplc, we requested the Securities and Exchange Commission to grant us relief from the requirement to provide full financial statements for the acquisition of a significant subsidiary under Regulation S-X, Rule 3-05. The Commission allowed us to provide the Carve-out Financial Statements, which include a statement of assets acquired and liabilities assumed as of December 31, 2003, and the related statements of revenue and direct operating expenses for the nine months ended December 31, 2003, and the twelve months ended March 31, 2003 and 2002.

The Carve-out Financial Statements were prepared from the books and records maintained by Cable & Wireless America, of which the Acquired Business represented only a portion. These financial statements are therefore not intended to be a complete representation of the financial position or results of operations for the Acquired Business as a stand-alone going concern, nor are they indicative of the results to be expected from future operations of the Acquired Business. Further, these Carve-out Financial Statements do not include any other adjustments or allocations of purchase price that may be required in accordance with accounting principles generally accepted in the United States (“GAAP”), subsequent to the date of acquisition.

Assets and liabilities that were not acquired, and are therefore not shown on the statement of assets acquired and liabilities assumed, consist mainly of:

•	Cash and cash equivalents;

•	Assets and liabilities of employee benefit plans;

•	Income tax refunds, credits, liabilities, loss carryforwards and related amounts (accordingly, no income tax provision nor current or deferred tax positions are presented);

•	Employee welfare and benefits obligations, including key-employee retention obligations incurred before the closing date;

•	Pre-petition (before bankruptcy) accounts payable;

•	Property, sales, use and other taxes;

•	Intercompany receivables from or payables to CWplc or its affiliates; and

•	Capital stock.

The balances shown in the statement of assets acquired and liabilities assumed are shown at historical cost as of December 31, 2003, with the exception that property and equipment and intangible assets have been adjusted for impairments. The statements of revenue and direct operating expenses reflect the net revenue directly related to the ongoing revenue producing activities of the acquired assets and customer relationships and include the direct costs necessary for the production, marketing and distribution of these revenues. Accordingly, revenues and costs associated with product lines of assets sold or abandoned have not been included, as they do not relate to the acquired assets and customer relationships. Certain costs, such as interest expense on intercompany debt and income taxes, are also excluded and, therefore, the statements of revenue and direct operations expenses are not indicative of what actual results would have been, on a stand-alone basis, nor are they indicative of the results to be expected from future operations of the Acquired Business. Further, intercompany revenue and costs related to the activities with CWplc’s affiliates have been removed, with the exception of the revenue and costs related to the Separation Agreement (as defined in the Asset Purchase Agreement), as these revenues and costs are not historically recorded at a business entity level.

Critical Accounting Policies

Revenues—The Acquired Business derives its revenues from monthly fees from services, which include communications services, hosting, storage, digital content management, security and managed hosting. Revenue is recognized and recorded when there is persuasive evidence of a sales agreement, the amount of revenue is fixed or can be reliably determined, the services have been performed and have been accepted by the customer, and collectibility is reasonably assured. For all periods, any services billed and payments received in advance of providing services are deferred until the period such services are earned. Revenues for estimated credits to be issued are recorded as a reduction of revenue based on historical credits issued and known disputes.

Cost of revenues—Cost of revenues represent data communications and operations expenses and include the following: leasing local access lines to connect customers to our points of presence (“PoPs”), leasing backbone circuits to interconnect to the PoPs, entrance facilities, indefeasible right of use (IRU) operations and maintenance, rental costs and other operating costs for hosting space, salaries and related benefits for engineering, service delivery/provisioning, customer service, and operations personnel, and other related repairs and maintenance items. Such costs are recognized when incurred in connection with the provision of services. Cost of revenues is exclusive of depreciation and amortization related to the Cable & Wireless America network and long-term capacity agreements, which are included in “depreciation and amortization” and presented separately.

Impairment of Long-Lived Assets—For the period ended March 31, 2002, management evaluated the recoverability of long-lived assets under the provisions of SFAS No. 121, “Accounting for the Impairment of

Long-Lived Assets and for Long-lived Assets to Be Disposed Of” (“SFAS 121”). For periods after March 31, 2002, management adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). SFAS 144 was effective for fiscal years beginning after December 15, 2001, and it supercedes SFAS 121. These statements require management to review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset exceeds its fair value and may not be recoverable through the future normal operating use of the asset. Significant factors considered in conducting its impairment reviews included: negative industry trends, changes in technology, underutilization of assets, and changes in how assets were used. Impairment charges are recognized when the carrying amount of long-lived assets exceeds the fair value of the assets.

Restructuring Costs—Restructuring costs associated with exit or disposal activities initiated through December 31, 2002, were accounted for in accordance with Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” (“EITF 94-3”). Management adopted SFAS No. 146, “Accounting for Costs Associated with Exit and Disposal Activities” (“SFAS 146”), for exit and disposal activities initiated after December 31, 2002. SFAS 146 revised EITF 94-3 by requiring that a liability for a cost associated with a restructuring activity be recognized when the liability is incurred, as opposed to recognizing a liability at the date of the entity’s commitment to a restructuring plan.

Property and Equipment—Property and equipment are stated at cost less impairment charges. Depreciation and amortization are generally computed using the straight-line method over the estimated useful lives of the related assets. Property and equipment acquired under capital leases and leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset. To determine whether an impairment of property and equipment was present, we engaged an independent valuation specialist to perform a valuation and to assist in measuring the impairment of all long-lived assets of the business, which included property and equipment. Based on this valuation, impairment charges have been recorded in each period presented.

Goodwill and Other Intangible Assets—Cable & Wireless America adopted the provisions of SFAS No. 142 “Goodwill and Other Intangible Assets” (“SFAS 142”) as of April 1, 2002, under which goodwill and intangible assets with an indefinite useful life are no longer to be amortized, but are instead tested for impairment at least annually, and more frequently in some circumstances. Prior to the adoption of SFAS 142, management amortized goodwill on a straight-line basis over the expected periods to be benefited, generally six years, and assessed for recoverability by determining whether the remaining unamortized balance of goodwill could be recovered through undiscounted future operating cash flows of the acquired operation. All other intangible assets were amortized on a straight-line basis over five years. As required by GAAP, management (with the assistance of an independent valuation specialist) performed impairment tests on long-lived assets, including goodwill and other intangible assets, and determined that such assets had become impaired and adjusted them to reflect their fair value.

Statement of Operations Caption Summary

Revenue. Cable & Wireless America revenue is derived primarily from the sale of Hosting, Digital Content Management, and Other Network Services. Hosting services includes colocation, connectivity and managed services such as storage, security and monitoring. Customers can purchase the basic colocation product which includes space, power and connectivity and add value-added items such as storage depending on their business need. Digital Content Management includes the CDN product (Content Distribution Management) which is a network-based service for customers who want to manage their IP traffic from a cost and efficiency standpoint. Other Network Services include internet access and private line products.

Prices for telecommunication services, including the network-related services Cable & Wireless America offers, have decreased significantly over the past several years and there is an expectation that this trend will continue for the foreseeable future.

Cost of revenues. Cost of revenues includes the cost of:

•	leasing local access lines to connect customers to Cable & Wireless America PoPs;

•	leasing backbone circuits to interconnect Cable & Wireless America PoPs;

•	IRU operations and maintenance;

•	rental costs, utilities, and other operating costs for hosting space;

•	internet usage associated with CDN traffic;

•	salaries and related benefits for engineering, service delivery/provisioning, customer service, consulting services personnel and operations personnel, who maintain the network, monitor network performance, resolve service faults, and install new sites; and

•	other related repairs and maintenance items.

Sales, general and administrative. These expenses include the cost of:

•	sales and marketing salaries and related benefits;

•	product management, pricing and support, salaries and related benefits;

•	sales commissions and referral payments;

•	advertising, direct marketing and trade shows;

•	occupancy costs; and

•	bad debt and other expense.

Impairment charges. Impairment charges were recorded as a result of management’s review of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset exceeds its fair value and may not be recoverable through the future normal operating use of the asset. During the periods presented, impairments were recorded as circumstances affected the business and the recoverability of the recorded assets. In order to compute these impairments our company engaged an independent valuation specialist to value the hosting and network businesses of Cable & Wireless America as of December 31, 2003, March 31, 2003, March 31, 2002, and March 31, 2001.

Restructuring charges. Restructuring charges were recorded to reflect the various restructuring activities that Cable & Wireless America engaged in during the periods presented. Amounts reflected here represent only qualifying exit and disposal activities.

Depreciation and amortization. Depreciation and amortization expense consists primarily of the depreciation and amortization of communications equipment, buildings and improvements, leasehold improvements, other furniture and equipment, and intangibles. Generally, depreciation and amortization is calculated using the straight-line method over the useful life of the associated asset.

Results of Operations

NINE MONTHS ENDED DECEMBER 31, 2003 VERSUS TWELVE MONTHS ENDED MARCH 31, 2003.

Executive Summary of Results of Operations

Revenues decreased by $332.2 million during the nine months ended December 31, 2003 as a result of pricing pressure and strong competition in both the hosting and network business environment. On an annualized basis, revenues for the nine-month period would have been $512.1 million, a decrease of $204.2 million, or 28%, from the comparable period in the prior year. Total Direct Operating Expenses decreased by $1.54 billion during the same period, reflecting decreases in cost of revenue and sales, general and administrative expenses as a percentage of revenue. The Shortfall of Revenue over Direct Operating Expenses improved from $1.87 billion in the twelve months ended March 31, 2003 to $655.7 million in the nine months ended December 31, 2003, primarily as a result of lower direct operating expenses, due to the decreases in depreciation, restructuring and impairment charges.

	(in thousands)
	Nine Months Ended December 31, 2003	Twelve Months Ended March 31, 2003	Dollar Change	Percent Change
Revenue:
Hosting	$204,367	$491,759	$(287,392)	(58)%
Other Network Services	179,703	224,512	(44,809)	(20)%

Total Revenue	$384,070	$716,271	$(332,201)	(46)%

Revenue. Revenue was $384.1 million for the nine months ended December 31, 2003, a decrease of $332.2 million, or 46%, from $716.3 million for the twelve months ended March 31, 2003. On an annualized basis, revenues for the nine-month period would have been $512.1 million, a decrease of $204.2 million, or 28%, from the comparable period in the prior year. Hosting revenue was $204.4 million for the nine months ended December 31, 2003, a decrease of $287.4 million, or 58%, from $491.8 million for the twelve months ended March 31, 2003. On an annualized basis, hosting revenue for the nine-month period would have been $272.5 million, a decrease of $219.3 million, or 45%. Other Network Service revenue was $179.7 million for the nine months ended December 31, 2003, a decrease of $44.8 million, or 20%, from $224.5 million for the twelve months ended March 31, 2003. On an annualized basis, other network services revenue for the nine month period would have been $239.6 million, for an increase of $15.1 million, or 7%.

The two periods are not easily directly comparable as there is a three month difference in the period ended December 31, 2003, and the year ended March 31, 2003. In an effort to provide meaningful comparative analysis, information has been provided as a percentage of the respective period’s revenues and when necessary, information has been discussed comparing an “annualized” nine-month period number to the twelve month activity. The annualized amount was calculated by deriving the monthly amount in the nine-month period and assuming the same monthly amount over twelve months.

The Hosting business is comprised of revenue from the Digital Island acquisition in August 2001, the Exodus acquisition in February 2002 and the network business acquired from MCI in 1998. During the year ended March 2003, significant customer turnover and pricing actions occurred across the acquired Exodus customer base as competition among hosting providers intensified and pricing and service issues were addressed by Cable & Wireless America. During the nine months ended December 2003, 11 unprofitable data centers were closed and significant net customers were lost.

Other Network Services includes Dedicated Internet Access, Private line point-to-point service, IP VPN and Firewall services. On an annualized basis, the change from the prior period is an increase of $15.1 million, or 7%, due to wholesale services from CWplc and more focus on domestic third party sales as a result of the separation from CWplc effective on July 1, 2003.

Cost of Revenue. Cost of revenue was $328.2 million for the nine months ended December 31, 2003, a decrease of $591.5 million from $919.7 million in the twelve months March 31, 2003. Cost of revenue period over period decreased from 128% of revenue in the twelve months ended March 31, 2003, to 85% of revenue for the nine months ended December 31, 2003. The decrease in cost is primarily due to the integration of the Exodus backbone onto the Cable & Wireless America network, continued optimization of the backbone and entrance network from leased to owned facilities, and the removal of unprofitable customers, data centers and network PoPs.

Sales, General and Administrative. Sales, general and administrative costs were $141.3 million for the nine months ended December 31, 2003, a decrease of $417.9 million, or 75%, from $559.2 million for the twelve months ended March 31, 2003. As a percentage of revenue, sales, general and administrative costs decreased to 37% from 78%. The majority of the reduction in cost was caused by reduced headcount and staff-related costs as a result of the integration of the network and hosting business areas and streamlining of operations during the nine-month period, in addition to the Chapter 11 bankruptcy filing of Cable & Wireless America on December 8, 2003.

Impairment charges. Impairment charges were $242.9 million for the nine months ended December 31, 2004, a decrease of $164.9 million, or 40%, from $407.8 million for the twelve months ended March 31, 2003. As a result of the downturn in the business, the total net assets that were assessed for impairment at March 31, 2002, were $3.03 billion. This net asset base decreased to $1.38 billion at March 31, 2003, and $648 million as of December 31, 2003. As this net asset base decreased over time, so did the required impairment charge to reflect the base at its appropriate fair value.

Restructuring charges. Restructuring charges were $82.0 million, a decrease of $197.4 million, or 71%, from $279.4 million for the twelve months ended March 31, 2003. The twelve months ended March 31, 2003, included two distinct restructuring efforts, one in May 2002 and one in November 2002. The May restructuring was focused on restructuring the U.S. retail voice and IP solutions operations. The November restructuring focused on the closure of data centers, the closure of various PoPs, and the termination of the international voice business. The nine months ended December 31, 2003, included the announced withdrawal from the U.S. markets and the Chapter 11 Bankruptcy filing in December 2003.

Depreciation and Amortization. Depreciation and amortization expense was $234.4 million for the nine months ended December 31, 2003, a decrease of $183.3 million, or 44%, from $417.6 million for the twelve months ended March 31, 2003. Depreciation expense was significantly affected by the impairment of assets made at the end of the 2003 fiscal year.

Shortfall of Revenue Over Direct Operating Expenses. Shortfall of Revenue Over Direct Operating Expense was $655.7 million for the nine months ended December 31, 2003, versus $1.87 billion for the twelve months ended March 31, 2003. The revenue stream over the nine months ended December 31, 2003, was $332.2 million less than the year ended March 31, 2003. The total direct operating expenses were $1.54 billion less in the nine months ended December 31, 2003, than the twelve-month period ending March 31, 2003, driven by operating costs savings as a percentage of revenue in cost of revenue and sales, general and administrative coupled with the decreases in impairment, restructuring and depreciation and amortization charges in that period.

TWELVE MONTHS ENDED MARCH 31, 2003 VERSUS TWELVE MONTHS ENDED MARCH 31, 2002.

Executive Summary of Results of Operations

Revenues increased by $76.4 million during the twelve months ended March 31, 2003, from revenues of $639.9 million for the twelve months ended March 31, 2002, to revenues of $716.3 million, primarily due to the acquisition of the Hosting businesses in February 2002 and August 2001 from Exodus and Digital Island, respectively. Total Direct Operating Expenses decreased by $767.0 million from direct operating expenses of $3.35 billion to direct operating expenses of $2.58 billion during the same period, due to a reduction in impairment charges of $951.5 million, offset by increased restructuring charges of $279.4 million. The decrease in Depreciation and Amortization costs of $193.5 million was partially offset by increased costs of revenue of $126.8 million. The Shortfall of Revenue over Direct Operating Expenses improved from $2.71 billion in the twelve months ended March 31, 2002, to $1.87 billion in the twelve months ended March 31, 2003.

As a result of restructuring activities, Cable & Wireless America began the process of integrating the complementary IP and other network service assets based on the east coast of the United States with the Hosting business assets primarily based in California, resulting in one cohesive business in the U.S. A new management team was appointed by August 2002 to drive the U.S. business to profitability. The former sales forces of Hosting and network were integrated and augmented with new management and representatives. A new business strategy was implemented in November 2002 to focus on profitable core products and customers.

	Twelve Months Ended March 31,
	(in thousands)
	2003	2002	Dollar Change	Percent Change
Revenue:
Hosting	$491,759	$245,875	$245,884	100%
Other Network Services	224,512	394,011	(169,499)	(43)%

Total Revenue	$716,271	$639,886	$76,385	12%

Revenue. Revenue was $716.3 million for the twelve months ended March 31, 2003, an increase of $76.4 million, or 12%, from $639.9 million for the twelve months ended March 31, 2002. Hosting revenue was $491.8 million for the twelve months ended March 31, 2003, an increase of $245.9 million, or 100%, from $245.9 million for the twelve months ended March 31, 2002. This increase was a result of the Exodus and Digital Island acquisitions during the year ended March 31, 2002; the acquired businesses’ contributions to revenue were included for the full year ended March 31, 2003.

Other Network Service revenue was $224.5 million for the twelve months ended March 31, 2003, a decrease of $169.5 million, or 43%, from $394.0 million for the twelve months ended March 31, 2002. The decrease in revenue was caused by the elimination of unprofitable customers and focusing sales and marketing activity in areas close to Cable & Wireless America’s network PoPs. This resulted in lower revenue intake and customer turnover during the period. In addition, both domestic and international carrier wholesale revenues experienced strong competition with significant price reductions offered by carriers operating in a post-Chapter 11 bankruptcy business structure.

Cost of Revenue. Cost of revenues were $919.7 million for the twelve months ended March 31, 2003, an increase of $126.8 million, from $792.9 million in the twelve months ended March 31, 2002. The cost of revenue as a percentage of revenue increased year over year from 124% in 2002 to 128% in fiscal 2003. The increase in cost was primarily driven by the Hosting business acquisitions and subsequent costs to integrate and optimize the business in the second half of 2002.

Sales, General and Administrative. Sales, General and Administrative costs were $559.2 million for the twelve months ended March 31, 2003, a decrease of $28.3 million, or 5%, from $587.5 million for the twelve months ended March 31, 2002, due to cost reduction initiatives implemented in the second half of 2002.

Impairment charges. Impairment charges were $407.8 million for the twelve months ended March 31, 2003, a decrease of $951.5 million, or 70%, from $1.36 billion for the twelve months ended March 31, 2002. Impairment charges were a result of deteriorating market conditions and a reassessment of the recoverability of the recorded goodwill from the purchase of the internet backbone from MCI. The total net assets that were assessed for impairment at March 31, 2002, were $3.03 billion. This net asset base decreased to $1.38 billion at March 31, 2003. As this net asset base decreased over time, so did the required impairment charge to reflect the base at its appropriate fair value.

Restructuring charges. Restructuring charges were $279.4 million for the twelve months ended March 31, 2003, there were no restructuring charges for the twelve months ended March 31, 2002. The twelve months ended March 31, 2003, included two distinct restructuring efforts, one in May 2002 and one in November 2002. The May restructuring was focused on restructuring the U.S. retail voice and IP solutions operations. The November 2002 restructuring focused on the closure of data centers, the closure of various PoPs, and the termination of the international voice business.

Depreciation and Amortization. Depreciation and amortization expense was $417.6 million for the twelve months ended March 31, 2003, a decrease of $193.5 million, or 32%, from $611.1 million for the twelve months ended March 31, 2002. Depreciation expense was significantly impacted by the large impairments recorded in both years.

Shortfall of Revenue Over Direct Operating Expenses. Shortfall of Revenue Over Direct Operating Expense was $1.87 billion for the twelve months ended March 31, 2003, versus $2.71 billion for the twelve months ended March 31, 2002. The revenue stream over the twelve months ended March 31, 2003, was $76.4 million higher than the year ended March 31, 2002. The total direct operating expenses were $767.0 million less in the twelve months ended March 31, 2003, than the twelve month period ending March 31, 2002, driven by the decrease in impairment and depreciation charges, offset by the increase in restructuring charges in that period.

Quantitative and Qualitative Disclosures About Market Risk

The Acquired Business did not include any market risk sensitive instruments as of December 31, 2003. The Asset Purchase Agreement excluded all cash and cash equivalents. No interest rate risk exposure exists within the Acquired Business, as no long term debt obligations were acquired. All material amounts of assets and liabilities assumed were denominated in U.S. dollars and therefore, no foreign currency risk existed.

Description of Business

Cable & Wireless America was the U.S. operations of CWplc. Cable & Wireless America consisted of two businesses: network services and hosting services. Cable & Wireless America was recognized as a leader in IP solutions and complex hosting and had customers ranging from mid-sized enterprises to two-thirds of the Fortune 500.

Network services

Products included IP, frame relay, bandwidth and IP-VPN services. Cable & Wireless America offers access to the internet using its Tier 1 backbone network. The network was acquired by Cable & Wireless in 1998 from MCI. The U.S. Department of Justice approved the WorldCom acquisition of MCI conditioned on MCI selling its internet business. Cable & Wireless bought the business for $1.75 billion in cash.

Because of the large amount of traffic it carried, Cable & Wireless America had many free peering arrangements with other large, Tier 1 networks. Free peering enables Tier 1 networks to exchange traffic between each other without paying a transit fee for carrying traffic.

There were essentially two types of network services customers. Enterprise customers used dedicated internet access to access the public internet. In addition, Cable & Wireless America sold private line services to enterprises, which used these lines to create their own private networks. Internet service providers used the Cable & Wireless America network to provide end-users access to the internet. Connecting to the Cable & Wireless America network was attractive for internet service providers because Cable & Wireless America hosted many of the large content service providers.

Cable & Wireless America operated a state-of-the art facilities-based network reaching all major markets across the country. The network consisted of majority-owned fiber infrastructure with some leased capacity, including:

•	36 PoPs in major cities across the U.S. connected by 23,000 fiber route miles;

•	Tier 1 backbone delivering OC-192 network speeds; and

•	Metro fiber infrastructure.

Hosting Services

We acquired 15 data centers (IDCs) providing 1.1 million square feet of hosting capacity in a highly reliable and secure physical environment to keep servers running 24 hours a day, 7 days a week. All data centers were fitted with leading edge equipment. Cable & Wireless America offered complete and flexible web infrastructure solutions, as well as connectivity to its enterprise customers.

Facility Services

Cable & Wireless America offered colocation services whereby the customer rents space, typically cages, and pays for power usage. All equipment in the cages are owned, managed, and monitored by the customers. In addition, the customer had access to Cable & Wireless America’s Tier 1 network or could use other carrier’s connectivity services.

Managed Services

For those customers wishing to outsource management and monitoring of their servers, Cable & Wireless America offered a range of services, depending on customers’ needs, including:

•	Operating system and applications services—Cable & Wireless America offered a range of options for outsourcing operating system administration and support for servers hosted in its IDCs.

•	Monitoring and reporting services—Cable & Wireless America enabled systems performance to remain at its highest by delivering behind-the-scenes administration of critical tools and applications.

•	Storage and backup services—Cable & Wireless America storage solutions enabled customers to store, retrieve and manage their valuable data so they could remain confident that information assets were secure and could be quickly and reliably retrieved when needed.

Content Delivery Services

Cable & Wireless America’s Content Delivery Network provided streaming and distributed content services, including:

•	On-Demand Streaming Services, which provided a distributed network to customers for on-demand streaming and stored media. By distributing content closer to the customer, network performance and reliability were greatly enhanced.

•	Single Event Live Streaming Service, which offered end-to-end streaming solutions for live Web events, enabling broadcast of live content on the Web in the most popular formats.

Professional Services

Cable & Wireless America had a consulting group, consisting of IT, network, and hosting experts, who worked with customers to assess, design, implement and manage their internet and hosting operations, working with partners to achieve quality solutions and cost savings for customers.

Security Services

Cable & Wireless America’s Security Services offering enabled enterprise customers to outsource the daily work associated with maintaining security devices. The services provided included:

•	Security advisory and assessment services

•	Security design and architecture

•	Managed security solutions

•	Incident management

Legal Proceedings

We assumed certain liabilities and obligations of the Acquired Business in connection with the Cable & Wireless Transaction, which has or in the future may involve litigation or other legal proceedings. While the outcome of any such legal proceedings cannot be predicted, management believes that there is currently no legal proceeding pending or asserted against us or the Acquired Business for which the outcome is likely to have a material adverse effect upon our consolidated financial position or results of operations.

DESCRIPTION OF SAVVIS CAPITAL STOCK

Description of Common Stock

Each holder of record of common stock is entitled to one vote for each share on all matters properly submitted to the stockholders for their vote. Our certificate of incorporation does not allow cumulative voting for the election of directors, which means that the holders of a majority of the shares voted can elect all the directors then standing for election. Subject to preferences that may be applicable to any preferred stock outstanding at the time, holders of our common stock are entitled to receive ratable dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, holders of common stock would be entitled to share in our assets remaining after the payment of liabilities and liquidation preferences on any outstanding preferred stock. Holders of our common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of common stock may be adversely affected by the rights of the holders of shares of Series A Convertible Preferred Stock, shares of Series B Convertible Preferred Stock and shares of any other series of preferred stock that we may authorize and issue in the future.

Description of Preferred Stock

Our certificate of incorporation authorizes our board of directors from time to time and without further stockholder action to issue up to 50,000,000 shares of preferred stock, par value $.01 per share, in one or more classes or series, and to fix the powers, designations, preferences and relative, participating, optional or other special rights of each class or series of preferred stock.

The issuance of preferred stock could adversely affect the voting power, conversion or other rights of holders of our common stock. Preferred stock could be issued quickly with terms designed to delay or prevent a change in control of our company or make removal of management more difficult.

Description of Series A Convertible Preferred Stock

The powers, preferences and rights of the Series A Convertible Preferred Stock are as set forth in the certificate of designations relating to the Series A Convertible Preferred Stock. The following summary of the principal powers, preferences and rights of the Series A Convertible Preferred Stock does not describe all the terms of the certificate of designations relating to the Series A Convertible Preferred Stock. A copy of the certificate of designations was filed as an exhibit to our Form 8-K filed on March 27, 2002. See “Where You Can Find More Information.”

General

As of the record date of this information statement, we had 202,490 shares of Series A Convertible Preferred Stock outstanding. The certificate of designations for the Series A Convertible Preferred Stock became effective upon its filing with the Secretary of State of Delaware on March 18, 2002.

Ranking

With respect to dividend rights and rights upon our liquidation, dissolution or winding up, the Series A Convertible Preferred Stock will rank:

•	senior to our common stock, our Series B Convertible Preferred Stock and each other class of capital stock or series of preferred stock established after the Series A Convertible Preferred Stock, the terms of which do not expressly provide that such class or series will rank senior to, or on a parity with, the Series A Convertible Preferred Stock as to dividend distributions and distributions upon a liquidation, dissolution or winding up of our company, which we refer to as junior securities;

•	on a parity with any class of capital stock or series of preferred stock established after the Series A Convertible Preferred Stock, the terms of which expressly provide that such class or series will rank on a parity with the Series A Convertible Preferred Stock as to dividend distributions and distributions upon a liquidation, dissolution or winding up of our company, which we refer to as parity securities; and

•	junior to any capital stock or series of preferred stock established after the Series A Convertible Preferred Stock, the terms of which expressly provide that such class or series will rank senior to the Series A Convertible Preferred Stock as to dividend distributions and distributions upon a liquidation, dissolution or winding up of our company, which we refer to as senior securities.

Dividends

Dividend Payments. Holders of Series A Convertible Preferred Stock are entitled to participating cumulative dividends, in preference to dividends on any junior securities, that will accrue and accrete as described below. Dividends are paid when, as and if declared by our board of directors. Dividends on shares of Series A Convertible Preferred Stock accrue on a daily basis at an annual rate of 11.5%, except as described below, on the accreted value of those shares from the date of issuance of those shares to the first to occur of:

•	redemption of those shares;

•	conversion of those shares into common stock;

•	purchase of those shares as a result of a change of control of our company, as described under “—Change of Control” below, or of an offer by us to repurchase shares of Series A Convertible Preferred Stock, as described under “—Purchase Offer” below; or

•	our liquidation, dissolution or winding up.

Dividends accrue at an annual rate of 20%, under the limited circumstances described under “—Redemption” below, or 5% under the limited circumstances described under “—Purchase Offer” below.

Dividends accrue whether or not our board of directors has declared such dividends and whether or not we have unrestricted funds legally available for the payment of dividends. Accrued but unpaid dividends accrete quarterly by being added to the accreted value of the Series A Convertible Preferred Stock on each dividend accretion date. The accreted value of a share of Series A Convertible Preferred Stock on any date is equal to $1,000 plus the amount of all dividends that have accreted with respect to that share through that date. The dividend accretion date is the first day of April, July, October and January of each year, beginning April 1, 2002. After March 18, 2010, we may pay dividends on the Series A Convertible Preferred Stock that would accrue after that date in cash.

If at any time after March 18, 2010, we elect to pay dividends on the Series A Convertible Preferred Stock in cash in an amount that is less than the total amount of the accrued dividends, the cash dividends will be distributed ratably among the holders based upon the total accrued dividends on the Series A Convertible Preferred Stock held by each holder.

The amount of dividends accrued on shares of Series A Convertible Preferred Stock on or before the first dividend accretion date will be calculated based on the dividend accretion rate for the actual number of days elapsed from and including the date of issuance of the shares to the date as of which such determination is to be made. The amount of dividends accrued on any date that is not a dividend accretion date will be calculated based on the dividend accretion rate for the actual number of days elapsed from and including the last preceding dividend accretion date to the date as of which such determination is to be made. Dividends accrued on any dividend accretion date after the first dividend accretion date will be calculated at an annual rate based on a 360-day year of twelve 30-day months.

Other Dividend Rights. If our board of directors declares a cash dividend on our common stock in any particular quarter which exceeds, on a per share basis, the amount of the dividend accreted per share of Series A

Convertible Preferred Stock in such quarter divided by the number of shares of common stock such share of Series A Convertible Preferred Stock is then convertible into, holders of the Series A Convertible Preferred Stock will be entitled to receive:

•	the accretion of dividends per share of Series A Convertible Preferred Stock for such quarter, and

•	the excess, in cash, of the dividend amount per share of common stock over the dividend accreted per share of Series A Convertible Preferred Stock in such quarter divided by the number of shares of common stock such share of Series A Convertible Preferred Stock is then convertible into, multiplied by the number of shares of common stock into which the Series A Convertible Preferred Stock is then convertible.

The holders of the Series A Convertible Preferred Stock will be entitled to receive such amount prior to the payment of the declared dividend on the common stock. The holders of Series A Convertible Preferred Stock will not be required to convert their shares of Series A Convertible Preferred Stock as a condition to receiving the cash dividend.

Until less than 20% of the shares of Series A Convertible Preferred Stock issued on all issuance dates remains outstanding, or less than 40% of the shares of Series A Convertible Preferred Stock issued on all issuance dates remains outstanding and such outstanding Series A Convertible Preferred Stock constitutes less than 20% of the total outstanding voting power of our company, we may not:

•	declare, make or pay dividends or other distributions on, or set apart funds for the payment of dividends on, any junior securities or parity securities of our company or our subsidiaries; or

•	purchase, redeem or otherwise acquire or retire for any consideration any junior securities or parity securities, or pay, set aside or make available any money for a sinking fund or similar fund for the purchase, redemption or other acquisition or retirement for any consideration of any junior securities or parity securities.

Liquidation Preference

Upon our liquidation, dissolution or winding-up, whether voluntary or involuntary, each holder of Series A Convertible Preferred Stock will be entitled to be paid a liquidation preference, out of our assets available for distribution to stockholders. The liquidation preference will be paid before any distribution is made on the common stock or any other junior securities, but is subject to the rights of our creditors and holders of our senior securities and parity securities, if any. The liquidation preference per share of Series A Convertible Preferred Stock will be an amount in cash equal to the greater of:

•	the accreted value of a share of Series A Convertible Preferred Stock, plus the amount of any accrued and unpaid dividends per share since the last dividend accretion date, on the date of our liquidation, dissolution or winding up; and

•	the fair market value of our common stock, as determined by an independent third party appraiser of national standing chosen by us and holders of 66 2/3% of the then outstanding Series A Convertible Preferred Stock, on the date of our dissolution, liquidation or winding up, multiplied by the number of shares of common stock such share of Series A Convertible Preferred Stock is convertible into.

If the amounts payable with respect to the liquidation preference of the Series A Convertible Preferred Stock and all other parity securities are not paid in full, the holders of the Series A Convertible Preferred Stock and the parity securities will share pro rata in proportion to the full distribution to which they are entitled. After payment of the full amount of the liquidation preference of the Series A Convertible Preferred Stock, the holders of shares of Series A Convertible Preferred Stock will not be entitled to any further distribution of our assets.

Conversion

Optional Conversion. Each share of Series A Convertible Preferred Stock is convertible at any time, at the option of the holder, into a whole number of shares of common stock which is equal to the accreted value of the share of Series A Convertible Preferred Stock plus all accrued dividends on the share through the conversion date divided by the conversion price.

The right to convert any share of Series A Convertible Preferred Stock will terminate at the close of business on the business day before the date of our redemption or repurchase of that share, unless we default in making the required payment due upon redemption or repurchase.

Anti-dilution Adjustments. To prevent dilution of the foregoing conversion rights, the conversion price of the Series A Convertible Preferred Stock, which initially will be $0.75 per share, will be reduced on a weighted average basis, and as a result the number of shares of common stock issuable upon conversion of Series A Convertible Preferred Stock will be increased, if we issue common stock, securities convertible into common stock, or options, warrants or similar rights to purchase common stock at a price per share of common stock which is less than the conversion price then in effect. The conversion price shall also be adjusted proportionally in the event that we:

•	subdivide or split the outstanding shares of common stock or issue by reclassification of the common stock any shares of capital stock of our company;

•	issue shares of common stock as a dividend or distribution on any class of our capital stock; or

•	distribute to holders of common stock, whether by dividend or in a merger or otherwise, evidences of debt, shares of our capital stock of any class or series, other securities, cash or assets, except in specified circumstances.

The conversion price of the Series A Convertible Preferred Stock will be proportionally increased, and as a result the number of shares of common stock issuable upon conversion of Series A Convertible Preferred Stock will be decreased, if we combine or reclassify the outstanding shares of common stock into a smaller number of shares.

Upon the occurrence of any transaction or event, including a merger, consolidation, sale of assets, reclassification, recapitalization, compulsory share exchange or liquidation, in which all or substantially all of our outstanding shares of common stock are converted into or exchanged for stock, other securities or assets, a holder of Series A Convertible Preferred Stock will have the right upon any subsequent conversion to receive the kind and amount of stock, other securities, cash and assets that the holder would have received if the holder’s shares of Series A Convertible Preferred Stock had been converted immediately before the transaction or event.

Redemption

On and after March 18, 2010, we have the right to redeem for cash all or any portion of the outstanding shares of Series A Convertible Preferred Stock as described below. The redemption price per share will be an amount equal to the accreted value plus the amount of any accrued and unpaid dividends per share since the last dividend accretion date as of the redemption date. If on the redemption date we redeem less than all of the shares of Series A Convertible Preferred Stock outstanding, such shares will be redeemed on a pro rata basis among all holders of Series A Convertible Preferred Stock with any fractional shares rounded to the nearest whole share. With respect to each share of Series A Convertible Preferred Stock that we fail to redeem on March 18, 2010, whether or not we have sufficient legally available funds to effect such redemption, the dividend accretion rate will be increased to 20%. We will not be able to redeem any of the outstanding Series A Convertible Preferred Stock unless we have obtained the approval of a majority of the members of a special board committee designated by our board of directors for such purpose and a majority of whose members are not affiliates of any holder of Series A Convertible Preferred Stock. There are no express restrictions in the certificate of designations on our ability to redeem or repurchase our Series A Convertible Preferred Stock while we are in arrears in the payment of any dividend on the Series A Convertible Preferred Stock.

Voting Rights

General. Except as otherwise required by law or as described below, the holders of Series A Convertible Preferred Stock are entitled to vote together as one class with the holders of the common stock on all matters submitted to the vote of stockholders. Holders of Series A Convertible Preferred Stock are entitled to cast a number of votes equal to the number of shares of common stock into which a share of Series A Convertible Preferred Stock is convertible on the record date of the meeting of stockholders or the execution date of any written consent of stockholders, as the case may be, without giving effect to any reduction in the Series A Preferred Stock conversion price in the event that we issue common stock, securities convertible into common stock, or options, warrants or similar rights to purchase common stock at a price per share of common stock that is less than the conversion price then in effect.

Special Voting Rights. Without the prior vote or consent of holders of at least 66 2/3% of the outstanding shares of Series A Convertible Preferred Stock, voting as a separate class, we may not:

•	amend, alter or repeal any provision of our certificate of incorporation, bylaws or the certificate of designations, in each case, that would adversely affect the rights, preferences, powers or privileges of the holders of Series A Convertible Preferred Stock;

•	consummate or agree to any of the following:

•	any person or group, other than WCAS VIII or any of its affiliates, becoming the beneficial owner of more than 50% of our total voting stock;

•	the sale, transfer, lease or a similar disposition of all or substantially all of our assets; or

•	our consolidation or merger with another entity in a transaction in which our outstanding voting stock is converted into or exchanged for cash, securities or other property, except if our outstanding voting stock is converted into or exchanged for voting stock of the surviving or transferee corporation or its parent and immediately after the transaction, no person, other than WCAS VIII or its affiliates, is the beneficial owner of more than 50% of the total voting stock of the surviving corporation or transferee corporation, as applicable.

However, such consent is not required in an event that contemplates our company making a change of control offer as described below.

In addition, until less than 20% of the shares of Series A Convertible Preferred Stock issued on all issuance dates remains outstanding or less than 40% of the shares of Series A Convertible Preferred Stock issued on all issuance dates remains outstanding and the outstanding Series A Convertible Preferred Stock constitutes less than 20% of our total outstanding voting power, we may not, without the prior vote or consent of holders of at least 66 2/3% of the outstanding shares of Series A Convertible Preferred Stock, voting as a separate class:

•	authorize, create, reclassify or issue any series or class of senior securities or parity securities, or securities convertible into senior securities or parity securities, or rights to purchase senior securities or parity securities or debt securities convertible into common stock or any series of preferred stock, the payment of dividends with respect to which could cause the inclusion of dividends with respect to the Series A Convertible Preferred Stock in the taxable income of any holder of Series A Convertible Preferred Stock; or

•	pay any dividends, purchase, redeem or acquire or retire for value, including in connection with any merger or reorganization of our company or our subsidiaries, or make any other distribution, including the payment of dividends, in respect of any junior securities other than those made under the terms of junior securities that have been approved by holders of at least 66 2/3% of the outstanding Series A Convertible Preferred Stock, voting separately as a class, in respect of any junior securities.

Change of Control

Upon the occurrence of a change of control, we may offer to repurchase all, but not less than all, of the outstanding shares of Series A Convertible Preferred Stock for the change of control purchase amount, to be determined as follows:

•	if the change of control occurs before March 18, 2003, the change of control purchase amount will be equal to $1,000 plus the aggregate amount of cumulative dividends in respect of such share that would accrue from the issuance date through March 18, 2007;

•	if the change of control occurs after March 18, 2003, and before March 18, 2007, the change of control purchase amount will be equal to 125% of the sum of $1,000 plus the aggregate amount of cumulative dividends in respect of such share that would accrue from the issuance date through March 18, 2007; or

•	if the change of control occurs after March 18, 2007, the change of control purchase amount will be equal to 125% of the accreted value per share and any accrued dividends thereon.

We will not be able to make a change of control offer unless we have obtained the approval of a majority of the members of a special committee designated by our board of directors for such purpose and a majority of whose members are not affiliates of any holders of Series A Convertible Preferred Stock.

If we do not make a change of control offer, all shares will automatically be converted into a number of shares of common stock having a value equal to the applicable change of control purchase amount effective upon the 21st day following the occurrence of a change of control.

For this purpose, a change of control means the occurrence of any of the following events:

•	any person or group, other than WCAS VIII or any of its affiliates becomes the beneficial owner of more than 50% of our total voting stock;

•	we sell, transfer, lease or otherwise dispose of all or substantially all of our assets;

•	we consolidate or merge with another entity in a transaction in which our outstanding voting stock is converted into or exchanged for cash, securities or other property, except if our outstanding voting stock is converted into or exchanged for voting stock of the surviving or transferee corporation or its parent and immediately after the transaction, no person, other than WCAS VIII or any of its affiliates, is the beneficial owner of more than 50% of the total voting stock of the surviving corporation or transferee corporation, as applicable; or

•	during any consecutive two-year period, individuals who at the beginning of that period constituted our board of directors, together with any new directors approved by the majority of the directors still in office, cease for any reason to constitute a majority of our board of directors then in office.

Purchase Offer

After March 18, 2004, we have the right to offer to purchase all or any part of the outstanding shares of Series A Convertible Preferred Stock at a purchase price per share in cash equal to the greater of:

•	$2,000; and

•	(a) the sum of the product, for each of the 20 trading days ending on and including the trading day immediately before the purchase date of such share of Series A Convertible Preferred Stock, of the closing market price of our common stock on such trading day multiplied by the volume of shares of common stock traded on such day, divided by the total volume of shares traded over such 20 trading day period, (b) multiplied by the number of shares of common stock such share of Series A preferred stock is convertible into.

We will not be able to make an offer to purchase unless we have obtained the approval of a majority of the members of a special committee designated by our board of directors for such purpose and a majority of whose members are not affiliates of any holders of Series A Convertible Preferred Stock.

If we make a purchase offer, and a holder of Series A Convertible Preferred Stock subject to the purchase offer does not properly tender all of the affected shares to us, dividends on those shares will thereafter accrue at an annual rate of 5%.

Restrictions on Transfer

Without our prior consent and the consent of holders of at least 66 2/3% of the outstanding Series A Convertible Preferred Stock, voting separately as a class, no holder of Series A Convertible Preferred Stock may offer, sell or otherwise transfer such stock to any person that owns in excess of 25% of the voting stock of, manages, operates or controls any business which provides data networking, related internet or managed hosting services.

Description of Series B Convertible Preferred Stock

For a description of the terms of this Series B Convertible Preferred Stock, see “Action One: Approval of the Issuance of Shares of Our Common Stock in Connection with the Financing—Description of the Terms of the Series B Convertible Preferred Stock.”

ACTION TWO: APPROVAL OF THE CHARTER AMENDMENT

We intend to amend our amended and restated certificate of incorporation in order to change our company’s name from “SAVVIS Communications Corporation” to “SAVVIS, Inc.” The board of directors of our company believes that changing our company’s name is advisable and in the best interests of our company and our stockholders. The board of directors approved this name change by unanimous written consent dated October 11, 2004. As discussed above, the amendment to our amended and restated certificate of incorporation changing the name of our company to “SAVVIS, Inc.” was approved on October 29, 2004, by written consent of holders of shares of our capital stock representing a majority of our then outstanding voting power.

We proposed to change our name because we believe that “SAVVIS, Inc.” better reflects the broad range of managed network, hosting, content-delivery, and consulting services we offer. The change of our company’s name will not in any way affect the voting and other rights that accompany its capital stock, the validity or transferability of stock certificates currently outstanding, its CUSIP numbers, its capital structure or its rights and obligations with respect to its existing contractual obligations. Nor will this change impact the obligations of third parties to our company.

Our company is not requiring a mandatory exchange of its stock certificates. Outstanding stock certificates bearing the name “SAVVIS Communications Corporation” will continue to be valid and represent shares of “SAVVIS, Inc.” Stockholders may transmit their common stock certificates to our company’s transfer agent at either of the following addresses in exchange for a new certificate reflecting our company’s new name.

Mellon Investor Services

P.O. Box 3315

South Hackensack, NJ 07606

or

Mellon Investor Services

85 Challenger Road

Ridgefield Park, NJ 07606

Service charges will be payable by any holder who chooses to exchange his or her certificate. Stockholders who determine not to exchange their stock certificate at this time, will receive a new certificate reflecting our company’s new name upon any future sale or transfer of our company’s stock to which they are a party.

WHERE YOU CAN FIND MORE INFORMATION

Our company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the Securities and Exchange Commission. Such reports and other information may be inspected and copies may be obtained at the principal office of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such materials can also be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. For more information on the Public Reference Room, call the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a website that contains reports and other information at http://www.sec.gov.

By Order of the Board of Directors

Robert A. McCormick Chairman of the Board and Chief Executive Officer

INDEX TO FINANCIAL STATEMENTS

Page
SAVVIS COMMUNICATIONS CORPORATION
Audited Financial Statements
Report of Independent Registered Public Accounting Firm – Ernst & Young LLP	F-2
Report of Independent Registered Public Accounting Firm – Deloitte & Touche LLP	F-3
Consolidated Balance Sheets as of December 31, 2003 and 2002	F-4
Consolidated Statements of Operations for the years ended December 31, 2003, 2002 and 2001	F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2003, 2002 and 2001	F-6
Consolidated Statements of Changes in Stockholders’ (Deficit) Equity for the years ended December 31, 2003, 2002 and 2001	F-7
Notes to the Consolidated Financial Statements	F-8
Management’s Discussion and Analysis of Financial Condition and Results of Operations	F-29
Quantitative and Qualitative Disclosures About Market Risk	F-46

Unaudited Financial Statements
Condensed Consolidated Balance Sheets as of June 30, 2004, and December 31, 2003	F-47
Condensed Consolidated Statements of Operations for the three and six months ended June 30, 2004 and 2003	F-48
Condensed Consolidated Statements of Cash Flow for the six months ended June 30, 2004 and 2003	F-49
Condensed Consolidated Statements of Changes in Stockholders’ Equity (Deficit) for the period December 31, 2003, to June 30, 2004	F-50
Notes to Condensed Consolidated Financial Statements	F-52
Management’s Discussion and Analysis of Financial Condition and Results of Operations	F-68
Quantitative and Qualitative Disclosures About Market Risk	F-81

CABLE AND WIRELESS
Report of Registered Public Accounting Firm – Ernst & Young LLP	F-82

Statement of Assets Acquired and Liabilities Assumed of Certain Operating Assets Previously Used by Cable & Wireless USA, Inc. and Cable & Wireless Internet Services, Inc. together with certain assets and liabilities of certain of their affiliates and Acquired by SAVVIS, Inc. to Operate the Business as of December 31, 2003

F-83

Statements of Revenue and Direct Operating Expenses of Certain Operating Assets Previously Used by Cable & Wireless USA, Inc. and Cable & Wireless Internet Services, Inc. together with certain assets and liabilities of certain of their affiliates and Acquired by SAVVIS, Inc. to Operate the Business for the nine months ended December 31, 2003, and the twelve months ended March 31, 2003 and 2002

F-84
Notes to Statement of Assets Acquired and Liabilities Assumed and Statements of Revenue and Direct Operating Expenses	F-85

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

SAVVIS Communications Corporation

We have audited the accompanying consolidated balance sheet of SAVVIS Communications Corporation and subsidiaries (SAVVIS) as of December 31, 2003 and the related consolidated statements of operations, changes in stockholders’ (deficit) equity, and cash flows for the year ended December 31, 2003. These financial statements are the responsibility of the management of SAVVIS. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SAVVIS Communications Corporation and subsidiaries as of December 31, 2003 and the results of their operations and their cash flows for the year ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
St. Louis, Missouri February 4, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

SAVVIS Communications Corporation

Herndon, Virginia

We have audited the consolidated balance sheet of SAVVIS Communications Corporation and subsidiaries (SAVVIS) as of December 31, 2002, and the related consolidated statements of operations, stockholders’ (deficit) equity, and cash flows for each of the two years in the period ended December 31, 2002. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of SAVVIS Communications Corporation and subsidiaries as of December 31, 2002, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2, in 2002, SAVVIS changed its method of accounting for goodwill to conform with Statement of Financial Accounting Standards No. 142.

/s/ Deloitte & Touche LLP
McLean, Virginia February 6, 2003

CONSOLIDATED BALANCE SHEETS

	December 31,
(dollars in thousands, except share amounts)	2003	2002
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$28,173	$32,159
Trade accounts receivable, less allowance for doubtful accounts of $1,162 and $1,023 in 2003 and 2002, respectively, (includes accounts receivable from affiliates as defined in Note 3 of $200 and $10,917 in 2003 and 2002, respectively)	11,305	15,117
Prepaid expenses	2,467	1,691
Other current assets	2,682	2,119

TOTAL CURRENT ASSETS	44,627	51,086
Property and equipment, net	59,357	129,262
Restricted cash	7,843	6,384
Intangibles, net	4,898	—
Other non-current assets	7,898	9,742

TOTAL ASSETS	$124,623	$196,474

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
CURRENT LIABILITIES:
Accounts payable	$26,771	$28,528
Other accrued liabilities	22,944	18,174

TOTAL CURRENT LIABILITIES	49,715	46,702
Capital lease obligations, net of current portion	56,587	62,444
Other accrued liabilities	19,248	10,411

TOTAL LIABILITIES	125,550	119,557

COMMITMENTS AND CONTINGENCIES (NOTE 16)
STOCKHOLDERS’ (DEFICIT) EQUITY:
Convertible preferred stock at accreted value; 50,000,000 shares authorized, 203,070 issued and outstanding in 2003 and 2002	243,334	217,006
Common stock; $.01 par value, 900,000,000 shares authorized, 96,478,900 and 94,059,956 shares issued in 2003 and 2002, 96,447,599 and 94,028,381 shares outstanding in 2003 and 2002, respectively	965	941
Additional paid-in capital	330,890	351,772
Accumulated deficit	(572,465)	(478,432)
Deferred compensation	(1,438)	(12,270)
Treasury stock, at cost, 31,301 and 31,575 shares in 2003 and 2002, respectively	(16)	(16)
Accumulated other comprehensive loss:
Cumulative foreign currency translation adjustment	(2,197)	(2,084)

TOTAL STOCKHOLDERS’ (DEFICIT) EQUITY	(927)	76,917

TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	$124,623	$196,474

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
(dollars in thousands, except share and per share amounts)	2003	2002	2001
TOTAL REVENUES(1)	$252,871	$236,004	$242,795

Data communications and operations expenses(2)	163,606	162,078	236,336

GROSS MARGIN	89,265	73,926	6,459

Sales, general, and administrative expenses(3)	90,498	67,821	72,347
Depreciation and amortization	55,346	60,621	88,079
Asset impairment and other write-downs of assets	—	4,684	89,633
Restructuring charges	7,903	—	4,821
Loss on sale of data center	8,106	—	—
Non-cash equity-based compensation(4)	13,989	10,952	15,254

TOTAL OTHER OPERATING EXPENSES	175,842	144,078	270,134

LOSS FROM OPERATIONS	(86,577)	(70,152)	(263,675)
NON-OPERATING INCOME / (EXPENSES):
Net interest expense and other	(7,456)	(11,003)	(25,221)
Gain on extinguishment of debt	—	97,859	—

TOTAL NON-OPERATING INCOME / (EXPENSES)	(7,456)	86,856	(25,221)

INCOME / (LOSS) FROM OPERATIONS BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	(94,033)	16,704	(288,896)
Cumulative effect of change in accounting principle (Note 2)	—	(2,772)	—

NET INCOME / (LOSS )	(94,033)	13,932	(288,896)
Accreted and deemed dividend on preferred stock	(33,323)	(74,498)	—

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(127,356)	$(60,566)	$(288,896)

BASIC AND DILUTED LOSS PER COMMON SHARE BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE(5)	$(1.34)	$(0.62)	$(3.10)
Cumulative effect of change in accounting principle	—	(0.03)	—

BASIC AND DILUTED LOSS PER COMMON SHARE	$(1.34)	$(0.65)	$(3.10)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING(5)	94,738,124	93,558,891	93,113,823

(1)	Includes $82.7 million, $104.7 million, and $167.0 million from affiliates as defined in Note 3 for the years ended 2003, 2002, and 2001, respectively.

(2)	Excludes $2.0 million, $1.5 million, and $2.1 million of non-cash equity-based compensation for the years ended 2003, 2002, and 2001, respectively, as well as exclusive of depreciation included below.

(3)	Excludes $8.6 million, $9.4 million, and $13.2 million of non-cash equity-based compensation for the years ended 2003, 2002, and 2001, respectively.

(4)	Includes $3.4 million of non-cash equity-based compensation relating to the vesting of certain Constellation Ventures performance warrants for the year ended 2003 as discussed in Note 5.

(5)	As the effects of including the incremental shares associated with options, warrants, and convertible Preferred Stock are anti-dilutive, they are not included in the weighted average common shares outstanding.

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
(dollars in thousands)	2003	2002	2001
OPERATING ACTIVITIES:
Net income / (loss)	$(94,033)	$13,932	$(288,896)
Reconciliation of net income / (loss) to net cash used in operating activities:
Gain on extinguishment of debt	—	(97,859)	—
Deferred financing costs	—	—	3,845
Asset impairment and other write-downs of assets	—	4,684	89,633
Restructuring charges	7,903	—	4,821
Loss on sale of data center	8,106	—	—
Cumulative effect of change in accounting principle	—	2,772	—
Accrued interest	6,996	8,794	2,612
Depreciation and amortization	55,346	60,621	88,079
Non-cash equity-based compensation	13,989	10,952	15,254
Net changes in operating assets and liabilities:
Trade accounts receivable	3,812	1,266	16,642
Prepaid expenses and other current assets	(1,339)	663	(277)
Other non-current assets	1,675	2,273	(126)
Accounts payable	(4,245)	(35,589)	8,291
Other accrued liabilities	1,505	(17,477)	18,216

Net cash used in operating activities	(285)	(44,968)	(41,906)

INVESTING ACTIVITIES:
Capital expenditures	(18,824)	(5,669)	(24,085)
Purchase of WAM!NET assets	(3,118)	—	—
Proceeds from sale of data center	35,000	—	—

Net cash provided by / (used in) investing activities	13,058	(5,669)	(24,085)

FINANCING ACTIVITIES:
Issuance of preferred stock, net of issuance costs	—	97,161	—
Proceeds from convertible senior secured notes	—	—	57,500
Payments under capital lease obligations	(15,769)	(9,980)	(10,661)
Repayment of borrowings	—	(14,297)	(202)
Other	(30)	(2,268)	1,567

Net cash provided by / (used in) financing activities	(15,799)	70,616	48,204

Effect of exchange rate changes on cash and cash equivalents	(960)	(2,225)	(70)

NET INCREASE / (DECREASE) IN CASH AND CASH EQUIVALENTS	(3,986)	17,754	(17,857)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	32,159	14,405	32,262

CASH AND CASH EQUIVALENTS, END OF YEAR	$28,173	$32,159	$14,405

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$304	$1,111	$6,959
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of preferred stock in settlement of debt	$—	$102,970	$—
Accrual of WAM!NET earn-out (Note 4)	4,600	—	—

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY

	NUMBER OF SHARES
(dollars in thousands)	CONVERTIBLE PREFERRED STOCK	COMMON STOCK	TREASURY STOCK	CONVERTIBLE PREFERRED STOCK	COMMON STOCK	ADDITIONAL PAID-IN CAPITAL	ACCUMULATED DEFICIT	DEFERRED COMPENSATION	TREASURY STOCK	ACCUMULATED OTHER COMPREHENSIVE LOSS	TOTAL
Balance at December 31, 2000	—	93,831,066	38,876	$—	$938	$359,586	$(203,468)	$(39,581)	$(19)	$(526)	$116,930
Net loss							(288,896)				(288,896)
Foreign currency translation adjustments										62	62

Comprehensive loss											(288,834)
Recognition of deferred compensation costs						(3,205)		18,459			15,254
Issuance of common and / or treasury stock upon exercise of stock options		126,163			2	62					64

Balance at December 31, 2001	—	93,957,229	38,876	—	940	356,443	(492,364)	(21,122)	(19)	(464)	(156,586)
Net income							13,932				13,932
Foreign currency translation adjustments										(1,620)	(1,620)

Comprehensive income											12,312
Issuance of preferred stock	203,070			203,070							203,070
Offering costs of preferred stock				(2,939)							(2,939)
Proceeds of preferred stock issuance allocated to beneficial conversion feature				(52,690)		52,690					—
Deemed dividends on preferred stock				74,498		(74,498)					—
Beneficial conversion feature of deemed dividends on preferred stock				(4,933)		4,933					—
Issuance of warrants						10,053					10,053
Recognition of deferred compensation costs						2,101		8,852			10,953
Issuance of common and / or treasury stock upon exercise of stock options		102,727	(7,301)		1	50			3		54

Balance at December 31, 2002	203,070	94,059,956	31,575	217,006	941	351,772	(478,432)	(12,270)	(16)	(2,084)	76,917
Net loss							(94,033)				(94,033)
Foreign currency translation adjustments										(113)	(113)

Comprehensive loss											(94,146)
Deemed dividends on preferred stock				33,323		(33,323)					—
Beneficial conversion feature of deemed dividends on preferred stock				(6,918)		6,918					—
Legal fees related to the issuance of preferred stock				(77)							(77)
Recognition of deferred compensation costs						(243)		10,832			10,589
Issuance of common and / or treasury stock upon exercise of stock options		2,418,944	(274)		24	1,405					1,429
Issuance of warrants						3,400					3,400
Issuance of immediately vested stock options with exercise price below market value on date of grant						961					961

Balance at December 31, 2003	203,070	96,478,900	31,301	$243,334	$965	$330,890	$(572,465)	$(1,438)	$(16)	$(2,197)	$(927)

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(tabular dollars in thousands, except per share amounts)

NOTE 1—NATURE OF OPERATIONS

Organization and Business—SAVVIS Communications Corporation, a Delaware corporation, together with its wholly-owned subsidiary, SAVVIS Communications Corporation, a Missouri corporation (“SCC”), and its predecessor company, SAVVIS Communications Enterprises L.L.C. (“LLC”), are referred to herein collectively as the “Company,” and “SAVVIS”. The Company was formed in November 1995 and commenced commercial operations in 1996. SAVVIS is a global managed service provider, delivering Managed IP VPN, Hosting, and Internet access services to a diverse mix of industries

On April 7, 1999 (the “acquisition date”), the Company was acquired by a wholly-owned subsidiary of Bridge Information Systems, Inc. (“Bridge”) in an all stock transaction that was accounted for as a “purchase transaction” under Accounting Principles Board Opinion No. 16. The value of the Bridge shares and options issued and the costs incurred by Bridge in connection with the acquisition aggregated $31.7 million. In accordance with the accounting requirements of the Securities and Exchange Commission, purchase transactions that result in one entity becoming substantially wholly-owned by the acquirer establish a new basis of accounting in the acquired entity’s records for the purchased assets and liabilities. Thus, the purchase price has been allocated to the underlying assets purchased and liabilities assumed based on their estimated fair values at the acquisition date.

An initial public offering of the Company’s common stock was completed in February 2000. A total of 17 million shares were sold in the offering, 14,875,000 shares sold by the Company and 2,125,000 shares sold by Bridge, all at $24 per share. The Company received net proceeds from this offering of approximately $333 million, of which approximately $127 million was paid to Bridge. After the offering, Bridge owned approximately 49% of the Company’s outstanding stock, and stockholders of Bridge owned approximately 26% of the Company’s outstanding stock. As of December 31, 2003 the Bridge estate owns approximately 11% of the Company’s outstanding voting stock.

In 2002, the Company executed a recapitalization when it issued approximately $203.1 million of convertible preferred stock to entities and individuals associated with Welsh Carson Anderson & Stowe (“Welsh Carson”), a group of funds (“Constellation Ventures”), Reuters plc (“Reuters”) and to various vendors.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying Consolidated Financial Statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

The Company classifies cash on hand and deposits in banks, including commercial paper, money market accounts and other investments with an original maturity of three months or less, that the Company may hold from time to time, as cash and cash equivalents.

Restricted Cash

Restricted cash consists of amounts supporting outstanding letters of credit, principally related to office space.

Property and Equipment

Communications equipment and data center equipment are recorded at cost and depreciated using the straight-line method over estimated useful lives of three to five years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the related lease which is usually five to seven years. Data centers are generally depreciated over twenty years.

Equipment Under Capital Leases

The Company leases certain of its data communications equipment and other fixed assets under capital lease agreements. The assets and liabilities under capital leases are recorded at the lesser of the present value of aggregate future minimum lease payments, including estimated bargain purchase options, or the fair value of the assets under lease. Assets under these capital leases are amortized over the terms of the leases, which approximate the useful lives of the assets of three to five years.

Other Non-Current Assets

Other non-current assets consist primarily of deferred financing costs on capital leases and the unamortized cost of naming rights to an arena in St. Louis, Missouri.

Valuation of Long-Lived Assets

The Company evaluates the recoverability of its long-lived assets under the provisions of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). SFAS 144 requires the review for impairment of long-lived assets, whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable and exceeds its fair value.

Significant factors, which would trigger an impairment review, include the following:

•	significant negative industry trends,

•	significant changes in technology,

•	significant underutilization of assets, and

•	significant changes in how assets are used or are planned to be used.

When such an event occurs, the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition. These impairment evaluations involve estimates of asset useful lives and future cash flows. If the undiscounted expected future cash flows are less than the carrying amount of the asset and the carrying amount of the asset exceeds its fair value, an impairment loss is recognized. Management utilizes an expected present value technique, which uses a risk-free rate and multiple cash flow scenarios reflecting the range of possible outcomes, to estimate fair value of the asset. Actual useful lives and cash flows could differ from those estimated by management using these techniques, which could have a material affect on our results of operations and financial position.

There were no asset impairment charges in 2003; however, the Company recorded a restructuring charge of $7.9 million related to a previously vacated facility lease for which the Company revised its estimated liability to encompass the remaining minimum lease payments throughout the full term of the lease which expires in March 2011. During 2002 and 2001, the Company recognized asset impairment charges of $4.7 million and $89.6 million, respectively, primarily related to equipment with carrying value above its estimated fair market value.

Goodwill and Intangible Assets

The Company accounts for the commercial customer contracts acquired in the WAM!NET transaction in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). The commercial customer contracts acquired were based on their estimated fair value relative to the estimated fair value of the other assets received, including the incremental direct costs incurred in effecting the transaction.

Based on our evaluation of the useful life of the existing customer contracts, probability of renewals and projected cash flows from these customers, the assets are being amortized over a 3-year life. SFAS 142 requires management to evaluate the remaining useful life of the customer contracts each reporting period to determine whether events and circumstances warrant a revision to the remaining period of amortization. If the estimate of the customer contracts’ remaining useful life changes, the remaining carrying amount is amortized prospectively over that revised remaining useful life. Actual useful lives could differ from those estimated by management, which could have a material affect on our operating results and financial position.

The Company also assesses the customer contract intangible assets for impairment losses in accordance with SFAS 144, consistent with the policies discussed above in “Valuation of Long-Lived Assets”.

In accordance with SFAS 142, in the first quarter of 2002, the Company assessed the Goodwill in the Consolidated Balance Sheet and determined that the Goodwill was impaired. As a result, the Company recorded a $2.8 million charge in 2002 which is reflected in the Consolidated Statements of Operations as a cumulative effect of change in accounting principle. The Company currently does not have any goodwill recorded.

Fair Value of Financial Instruments

The carrying values of cash and cash equivalents, trade accounts receivable, restricted cash, accounts payable and accrued liabilities approximate their fair values.

Revenue Recognition

Revenues consist primarily of Managed IP VPN networks, Hosting and Internet Access Service fees, which are fixed monthly amounts, and are recognized in the financial statements when earned over the life of the contract. Installation fee revenue and the associated installation costs are deferred in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB 104”). Such deferred revenue and costs are recognized into revenue and data communications and operations costs in the Consolidated Statements of Operations on a straight-line basis over periods of up to 18 months, the estimated average life of a customer contract. For all periods, any services billed and payments received in advance of providing services are deferred until the period such services are earned. Revenues for estimated credits to be issued are recorded as contra-revenue based on historical credits issued and known disputes.

Amounts paid by Reuters in 2003 related to the buy-down of a portion of its minimum revenue commitments under its existing network services agreement were recorded to deferred revenue, and is being amortized on a straight line basis into revenue through September 2006, the remaining term of the network services agreement.

Trade Receivables

The Company classifies amounts owed to the Company and due within twelve months, arising from the sale of goods or services in the normal course of business to an unrelated party, as trade receivables. Trade receivables due after twelve months are reclassified as other long-lived assets.

Allowance for Doubtful Accounts

The Company continuously monitors collections from its customers and maintains a provision for estimated credit losses based upon historical experience and specific customer information, generally not requiring customer deposits or collateral. There is no guarantee that the Company will continue to experience the same credit loss history in future periods. If a significant change in the liquidity or financial condition of a large customer or group of customers were to occur, it could have a material adverse affect on the collectibility of accounts receivable and future operating results.

Data Communication Costs

In the ordinary course of business, invoices from communications service providers will exceed the services the Company has actually taken from them. The Company’s practice is to identify these variances and engage in discussions with the vendors to resolve the differences. Accruals are maintained for the best estimate of the difference between what was previously paid to the vendor and the amount that will ultimately be paid to them. Purchased communications services is the Company’s largest cost item. Variations in this accrual may have a material impact on our results of operations.

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs for the years ended December 31, 2003, 2002 and 2001 were $1.6 million, $1.3 million, and $1.3 million, respectively.

Employee Stock Options

As permitted under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), the Company accounts for employee stock options in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). Under APB 25, compensation expense is recognized based on the intrinsic value of the equity instrument awarded as determined at the measurement date. Compensation expense was recognized related to option grants accounted for in accordance with APB 25 in the amounts of $10.6 million, $11.0 million, and $15.3 million during the years ended 2003, 2002, and 2001, respectively.

Under Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure” (“SFAS 148”), the Company is required to provide expanded disclosures concerning stock-based compensation. New accounting standards may be promulgated which would require the Company to account for employee stock options in accordance with SFAS 123 which could have a material impact on the results of operations. Pro forma information regarding net income has been determined as if the Company had accounted for its stock options granted to employees and non-employee members of its Board of Directors under the fair value method of the statement. The fair value of options was estimated at the date of grant. The calculation of the fair value of the options granted in 2003, 2002, and 2001 assumes a weighted average risk-free interest rate of 4.9 percent, 5.1 percent, and 4.8 percent, respectively, volatility of 103.5 percent, 116.0 percent, and 195.5 percent, respectively, an assumed dividend yield of zero, and an expected life of the options of four years. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting periods.

Had compensation cost for the Company’s stock options been determined consistent with the provisions of SFAS 123 based on the fair value at the grant date, the Company’s pro forma net loss would have been as follows:

	2003	2002	2001
Net loss attributable to common stockholders
As reported	$(127,356)	$(60,566)	$(288,896)
Adjustment to net loss for:
Stock based compensation expense as reported(1)	10,589	10,952	15,254
Pro forma stock based compensation	(14,021)	(12,636)	(12,582)

Pro forma net loss	$(130,788)	$(62,250)	$(286,224)
Basic and diluted net loss per common share
As reported	$(1.34)	$(0.65)	$(3.10)
Pro forma	$(1.38)	$(0.67)	$(3.07)

(1)	Excludes $3.4 million of non-cash equity-based compensation relating to the issuance of Constellation Ventures performance warrants for the year ended December 31, 2003.

Income Taxes

Income taxes are accounted for under the asset and liability method, which provides for the establishment of deferred tax assets and liabilities for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and for income tax purposes, applying the enacted statutory tax rates in effect for the years in which differences are expected to reverse. Valuation allowances are established when it is more likely than not the deferred tax assets will not be realized. The Company has provided a full valuation allowance on tax loss carry-forwards and other potential tax benefits according to Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” As a result, to the extent that those benefits are realized in future periods, they will favorably impact net income. At December 31, 2003, the Company has approximately $390.0 million in United States net operating loss carry-forwards expiring between 2011 and 2023, of which $247.5 million is subject to the Section 382 limitation of the Internal Revenue Code.

Foreign Currency

Results of operations of our foreign subsidiaries are translated from the designated functional currency to the United States dollar using average exchange rates during the period, while assets and liabilities are translated at the exchange rate in effect at the reporting date. Resulting gains or losses from translating foreign currency financial statements are included in accumulated other comprehensive loss, a separate component of stockholders’ (deficit) equity.

Income / (Loss) Per Share

All income or losses per share amounts for all years have been presented to conform to the provisions of SFAS No. 128, “Earnings Per Share”. All stock options, warrants, restricted stock subject to repurchase and convertible preferred shares outstanding have been excluded from the computations of diluted loss per share, as their effect would be anti-dilutive. Accordingly, there is no reconciliation between basic and diluted loss per share for the years presented. Weighted average shares issuable upon the exercise of stock options and warrants, conversion of preferred stock and shares of restricted stock subject to repurchase, which were not included in the computations because they were anti-dilutive, was 488,603,122, 447,875,885 and 96,077,408 in 2003, 2002, and 2001, respectively.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. The Company periodically reviews the credit quality of its customers and generally does not require collateral.

Reclassifications

Certain amounts from prior periods have been reclassified to conform to current period presentation.

New Accounting Standards

In November 2002, the Emerging Issues Task Force (“EITF”) reached consensus on issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables”, which provides a model to be used to determine when a revenue arrangement with multiple deliverables should be divided into separate units of accounting and, if separation is appropriate, how the arrangement consideration should be allocated to the identified accounting units. The EITF also reached a consensus that this guidance should be effective for all revenue arrangements entered into in fiscal periods beginning after June 15, 2003, which for SAVVIS was the quarter ending September 30, 2003. The adoption of EITF No. 00-21 did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In December 2003, the Financial Accounting Standards Board (“FASB”) reissued Revised FASB Interpretation No. 46, “Consolidation of Variable Interest Entities”, which addresses the consolidation of variable interest entities in which an enterprise absorbs a majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity. FIN No. 46 is required in financial statements of public entities that have variable interest entities or potential variable interest entities commonly referred to as special-purpose entities created before February 1, 2003 for periods ending after December 15, 2003, and for all other types of entities is required in financial statements for periods ending after March 15, 2004. Adoption of the standard did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies financial reporting for certain derivative instruments and for hedging activities accounted for under SFAS No. 133 and is effective for contracts entered into or modified, and for hedges designated, after June 30, 2003. Adoption of the standard did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with characteristics of both Liabilities and Equity.” SFAS No. 150 requires that certain financial instruments issued in the form of shares that are mandatorily redeemable as well as certain other financial instruments be classified as liabilities in the financial statements. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Adoption of the standard did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Estimates utilized in the Company’s financial statements include reserves for commercial disputes and billing errors by vendors, allowance for doubtful accounts, valuation of long-lived assets, and the valuation of intangible assets.

NOTE 3—RELATED PARTY TRANSACTIONS

Reuters Transactions

On September 28, 2001 Reuters acquired a portion of the assets of Bridge. In connection with the asset acquisition, Reuters entered into a network services agreement with the Company, pursuant to which the Company agreed to provide continuing network services to the Bridge customers acquired by Reuters as well as Internet access, and colocation services for a period of five years. The network services agreement provides that SAVVIS’ network must perform in accordance with specific quality of service standards. In the event SAVVIS does not meet the required quality of service levels, Reuters would be entitled to credits, and, in the event of a material breach of such quality of service levels, Reuters would be entitled to terminate the network services agreement. The Company has recognized revenue of $82.7 million, $102.2 million and $32.3 million during 2003, 2002 and 2001, respectively, from Reuters under the network services agreement, as amended.

Revenue earned from Reuters minimum revenue obligations in 2003 was $82.2 million. Reuters minimum revenue obligations are $67.7 million, $42.9 million, and $18.1 million in 2004, 2005, and 2006, respectively.

As a result of the network services agreement, Reuters is SAVVIS’ largest customer. The Company has $0.2 million and $10.5 million of receivables due from Reuters related to the network services agreement for the year ended 2003 and 2002, respectively. In connection with the network services agreement, the Company also entered into a transitional services agreement with Reuters, pursuant to which Reuters has agreed to provide the Company with technical, administrative and other services, including help desk support, installation, maintenance and repair of equipment, customer related services such as processing service orders, accounting functions and the provision of warehousing and other facilities, pending the Company establishing its own capabilities. For the year ended December 31, 2002, the Company paid Reuters $5.6 million with respect to the transitional services agreement. The Company has since internalized these technical and administrative functions. Accordingly, no such expenses were incurred in 2003.

On July 28, 2003, the Company closed an agreement with Reuters whereby the Company sold its data center located in Hazelwood, Missouri. The Company recorded a loss of $8.1 million on the sale of this asset, proceeds from which were lower than the net book value of the assets and other costs incurred in conjunction with the transaction. In addition, the Company entered into a lease agreement for approximately one-third of the data center for five years with a five-year renewal option, which the Company is using to provide hosting services. Additionally, SAVVIS allowed Reuters to buy-down a portion of its minimum revenue commitments under the existing network services agreement. These revenue buy-down amounts will be recognized over the life of the network services agreement due to the ongoing contractual customer relationship with Reuters. Furthermore, Reuters agreed to purchase from SAVVIS new services which may be required in the future by Reuters but not originally contemplated under the network services agreement provided SAVVIS’ bid to provide such service proposes terms equivalent to competing bids, material service level breaches by SAVVIS have not repeatedly arisen at that time, and Reuters is not contractually bound to purchase such services from other providers. Of the $35.0 million in gross proceeds, the Company used $12.9 million to reduce outstanding debt with General Electric Capital Corporation (“GECC”), approximately $3.1 million for transaction related deposits and expenses and approximately $19.0 million in net proceeds were added to existing cash balances.

Reuters owned approximately 16% and 15% of our outstanding voting stock as of December 31, 2003, and December 31, 2002, respectively.

Bridge Transactions

In connection with Bridge’s acquisition of SAVVIS in April 1999, Bridge funded the Company’s operations during 1999 and up through February 18, 2000, the date of SAVVIS’ initial public offering. In February 2000, the Company entered into several agreements with Bridge, related to the acquisition of its IP network assets, the provision of network services to Bridge and the provision of technical and administrative support services to

SAVVIS. As a result, Bridge was SAVVIS’ largest customer, accounting for approximately 81% and 58% of revenues in 2000 and 2001, respectively.

In February 2002, the Company entered into an agreement that resolved substantially all of the network services receivables from and note and accrued interest payable to Bridge. Under the agreement, the Company agreed to pay Bridge $11.9 million in satisfaction of $27.5 million representing all amounts due to Bridge. The Company also agreed not to pursue the collection of $18.7 million of pre-petition receivables owed to it by Bridge and to assign to Bridge any claims it had against other Bridge entities with the exception of Bridge Canada where the Company retained its right to receive a pro rata distribution of assets from the liquidation of Bridge Canada, which were collected during the six months ended June 30, 2003. All amounts due under the settlement agreement were paid in March 2002. The Company earned $2.5 million in revenues from transactions with Bridge during the year ended December 31, 2002 primarily for services rendered under the Bridge Network Services Agreement. This amount represented approximately 1.0% of the Company’s revenues for the year ended December 31, 2002. There was no revenue from Bridge in 2003.

Revenue from affiliates was as follows:

	2003	2002	2001
Bridge	$—	$2,464	$134,672
Reuters	82,748	102,244	32,282

Total	$82,748	$104,708	$166,954

NOTE 4—WAM!NET AND INTEL ONLINE SERVICES TRANSACTIONS

On August 1, 2003 the Company entered into an asset purchase agreement with WAM!NET, a leading global provider of content management and delivery services, to acquire certain assets related to its commercial business operations including their commercial customer contracts and related customer premise and other equipment. Under the terms of the agreement the Company made an initial payment of $3.0 million for the acquired assets and accrued an additional $4.6 million in current liabilities for the estimated earn-out (which will be determined in April 2004 and paid in nine equal monthly installments). The Company has the option to pay the earn-out in cash or a combination of cash and up to one-half of the total purchase price in SAVVIS common stock. The final payment amount will be determined based on revenue performance of the acquired customers. The estimated purchase price has been allocated to property and equipment and customer contracts based on their relative fair values. Revenue from WAM!NET customers from August 1, 2003 (purchase date) through December 31, 2003 was $10.4 million.

In November 2002, the Company was chosen by Intel Online Services (“IOS”) to provide managed hosting services to IOS clients in the United States, United Kingdom and Japan. Under the agreement, the Company provides managed services to IOS customers from the IOS data centers located in Santa Clara, California; Chantilly, Virginia; London; and Tokyo. In 2003, the Company entered into leases and assumed the management of these data centers. Additionally, the Company offered the IOS customers the ability to transfer from an IOS contract to a SAVVIS contract, at which time the Company acquired equipment, software licenses, and assumed responsibility for monitoring, management, and maintenance of the Intel customers who are now SAVVIS customers. The IOS customer transition was completed in 2003 and contributed approximately $19.3 million in hosting revenue for the year ended December 31, 2003.

NOTE 5—COMMON AND PREFERRED STOCK TRANSACTIONS

Common Stock

An initial public offering of the Company’s common stock was completed in February 2000. A total of 17 million shares were sold in the offering, 14.9 million shares sold by the Company and 2.1 million shares sold by Bridge, all at $24 per share. The Company received net proceeds from this offering of approximately $333 million, of which approximately $127 million was paid to Bridge. After the offering, Bridge owned approximately 49% of the Company’s outstanding stock, and stockholders of Bridge owned approximately 26% of the Company’s outstanding stock. As of December 31, 2003, the Bridge estate owns approximately 11% of our outstanding voting stock.

In 2002, the stockholders of SAVVIS approved the authorization of up to 900 million shares of common stock

Preferred Stock

In September 2002, the Company raised $22.6 million from the issuance of Series A convertible preferred stock (the “Preferred”) to entities and individuals affiliated with Welsh Carson. As of December 31, 2003, Welsh Carson owns approximately 57% of the Company’s outstanding voting stock.

In June 2002, the Company issued Preferred totaling $20.0 million to Constellation Ventures in exchange for cash. SAVVIS also issued five-year performance warrants to Constellation Ventures to acquire shares of common stock at $0.75 per share which it will earn the right to exercise if it meets certain performance criteria related to aiding the Company in winning new business. During November 2003, Constellation Ventures met the performance criteria under the warrants for the first of three tranches causing one-third, or 3.3 million warrants to vest resulting in non-cash equity based compensation expense of $3.4 million. When management estimates that Constellation Ventures will meet the performance criteria for the vesting of their remaining unvested 6.7 million warrants, the Company will record a charge based on the fair value of the warrants at that time as calculated using the Black-Scholes model and current market and company assumptions. In addition, the Company issued $2.4 million of Preferred in satisfaction of certain vendor obligations in 2002.

In March 2002, the Company issued $158.1 million of Preferred. Preferred totaling $117.2 million was issued to entities and individuals affiliated with Welsh Carson in exchange for $57.5 million in cash, satisfaction of all of the outstanding principal and accrued interest on the Company’s 10% convertible senior notes totaling $22.2 million, and satisfaction of all of the principal and interest owed in respect of notes issued pursuant to the Credit Agreement with Nortel Networks, Inc., or Nortel, totaling $90.9 million. Preferred totaling $40.9 million was also issued to Reuters in satisfaction of all of the outstanding principal and accrued interest on the Company’s 12% convertible senior notes totaling $40.9 million. In connection with these transactions, the Company also issued five-year warrants to purchase approximately 16.1 million shares of its common stock at $0.75 per share. The Company incurred $3.0 million in offering costs related to the issuance of 203,070 shares of the Preferred which was recorded as a reduction of the convertible preferred stock balance in Stockholders’ (Deficit) Equity in the Consolidated Balance Sheets.

The Preferred accrues dividends at the rate of 11.5% per annum on the outstanding accreted value thereof (initially $1,000 per share). Dividends may not be paid in cash until after the eighth anniversary of the original issuance date. Accrued but unpaid dividends are added to the outstanding accreted value quarterly. As of December 31, 2003, accrued and unpaid Preferred dividends totaled $55.1 million. The Preferred is convertible into such number of our common stock equal to the outstanding accreted value divided by the conversion price of $0.75. The Preferred is entitled to vote on all matters (other than any voluntary repurchase of the Preferred) submitted to the common stockholders on an as-if-converted basis and represented approximately 77% of the voting stock of the Company as of December 31, 2003. The conversion price of $0.75 was set a few days before the commitment date for the Preferred issued in March 2002. On the commitment date, the closing price of the

Company’s common stock was $1.00. Accordingly, the Company recorded a non-cash beneficial conversion feature of $52.7 million, representing the $0.25 per share intrinsic value of that feature, as a return to the Preferred stockholders in March 2002. The Company also recorded a non-cash beneficial conversion feature of $6.9 million and $4.9 million related to accrued dividends for the years ended December 31, 2003 and December 31, 2002, respectively.

Below is a summary of Preferred transactions as of December 31, 2003.

Issuance Date	Preferred Shares Issued	Value

March 2002	158,070	$158,070
June 2002	22,400	22,400
September 2002	22,600	22,600

	203,070	203,070
Accrued dividends net of beneficial conversion feature		43,280

		246,350
Offering costs of Preferred		(3,016)

Balance of Preferred as of December 31, 2003		$243,334

Number of common shares Preferred is convertible into based on the conversion price of $0.75 at December 31, 2003		328,466,554

Capital shares reserved for future issuance as of December 31, 2003 include 328,466,554 issuable upon conversion of the Preferred and 26,078,263 of shares issuable upon exercise of warrants.

NOTE 6—PROPERTY AND EQUIPMENT

Communications equipment and data center equipment are recorded at cost and depreciated using the straight-line method over estimated useful lives of three to five years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the related lease which is usually five to seven years. Data centers are generally depreciated over twenty years.

	Useful Lives (in years)	December 31, 2003	December 31, 2002
Communications equipment	3	$168,070	$146,401
Data center	20	—	46,534
Data center equipment	3	13,908	13,872
Equipment under capital leases	3-5	96,485	95,791
Leaseholds, office equipment and other	5-7	17,495	12,904

Total		295,958	315,502
Less: accumulated depreciation and amortization		(236,601)	(186,240)

Total		$59,357	$129,262

Accumulated amortization for equipment under capital leases was $60.9 million and $69.0 million for 2003 and 2002, respectively.

Depreciation and amortization expense exclusive of amortization expense for intangible assets was $54.7 million, $60.6 million and $77.0 million in 2003, 2002 and 2001, respectively.

NOTE 7—GOODWILL AND OTHER INTANGIBLES

During 2003 the Company recorded an intangible asset in the amount of $5.5 million for the commercial customer contracts and other fees associated with the WAM!NET asset purchase agreement, as more fully described in Note 4. The Company accounts for the commercial customer contracts acquired in accordance with SFAS 142. The commercial customer contracts acquired are valued in the accompanying Consolidated Balance Sheets as an asset purchase at an amount which reflects the allocation of the estimated purchase price based on their estimated fair value relative to the estimated fair value of the other assets received, plus the incremental direct costs incurred in effecting the transaction.

Based on the evaluation of the useful life of the existing customer contracts, probability of renewals and projected cash flows from these customers, the assets are amortized over a three-year life. Accordingly, the Company has recorded $0.6 million in amortization expense as of December 31, 2003. SFAS 142 requires the Company to evaluate the remaining useful life of the customer contracts each reporting period to determine whether events and circumstances warrant a revision to the remaining period of amortization. If the estimate of the customer contracts’ remaining useful life changes, the remaining carrying amount is amortized prospectively over that revised remaining useful life. Actual useful lives could differ from those estimated by the Company, which could have a material affect on our operating results and financial position.

Additionally, in accordance with the provisions of SFAS 142 adopted on January 1, 2002, SAVVIS recognized a $2.8 million charge, as the balance of goodwill and other intangibles was impaired. Amortization expense related to goodwill and indefinite lived intangibles was $11.1 million for the year ending 2001. Excluding this amortization, adjusted net loss for 2001 was $277.8 million and the basic and diluted adjusted loss per common share was $2.98. The Company does not have any goodwill recorded as of December 31, 2003.

NOTE 8—ASSET IMPAIRMENT, RESTRUCTURING CHARGES, AND OTHER

In June 2003, the Company revised its estimated liability related to a previously vacated facility lease to encompass the remaining minimum lease payments throughout the full term of the lease which expires in March 2011, resulting in a restructuring charge of $7.9 million or $(0.08) per basic and diluted common share for the year ended December 31, 2003. During the year ended December 31, 2003, the Company paid $0.8 million related to the exited property and has $0.7 million current and $6.4 million noncurrent remaining in the accrual at the end of the year.

In 2002, the Company recorded a $3.7 million charge related to the write-down of unused equipment for which the Company has no future expected use and the equipment has no salvage value. Additionally in 2002, concurrent with Yipes Communications, Inc.’s (“Yipes”) filing of a voluntary petition for reorganization under Chapter 11 of Title 11 of the United States Bankruptcy Code, the Company recorded a $1.0 million impairment charge related to its investment in Yipes.

The Company recognized asset impairment, restructuring, and other write-downs of assets of $94.4 million in 2001, which include:

•	$31.5 million non-cash charge related to optical equipment for which the Company does not expect to recover its costs either through operation or disposition of such equipment;

•	$44.1 million non-cash charge related to the Company’s wireless network equipment that has no residual value and the Company has no future expected use for the equipment;

•	$14.0 million non-cash charge related to the write down of other property and equipment; and

•	$4.8 million restructuring charge related to exiting certain leased facilities and other related costs.

NOTE 9—ACCRUED LIABILITIES

The following table summaries the components of current and noncurrent other accrued liabilities greater than 5% of total current and noncurrent liabilities, respectively.

	December 31, 2003	December 31, 2002
Current other accrued liabilities:
Wages, employee benefits, and related taxes	$3,652	$3,086
Deferred revenue	3,815	1,417
Capital lease obligations	315	2,705
Other taxes	2,758	5,103
WAM!NET earn-out	4,600	—
Other current liabilities (individual items less than 5% of total current liabilities)	7,804	5,863

Total current other accrued liabilities	22,944	18,174

Noncurrent other accrued liabilities:
Deferred revenue	2,453	4,853
Deferred rent	4,029	—
Other taxes	5,585	5,558
Restructuring	6,439	—
Other noncurrent liabilities (individual items less than 5% of total current liabilities)	742	—

Total noncurrent other accrued liabilities	$19,248	$10,411

NOTE 10—NOTES PAYABLE

In 2000, the Company entered into and amended a credit agreement with Nortel for the financing of approximately $235 million to purchase network equipment and installation services from Nortel and to pay certain third party expenses. As of December 31, 2001, the Company had drawn approximately $85.3 million under this financing agreement. In March 2002, the Company paid all of the outstanding obligations under the Nortel credit agreement.

During 2000, the Company executed two agreements to acquire telecommunications equipment and related services with Winstar Wireless, Inc. (“Winstar”), resulting in the financing by Winstar of approximately $25 million of equipment, over six years at 11% interest. Principal and interest were payable quarterly, in installments over the term of the notes. On April 18, 2001, Winstar filed for bankruptcy under Chapter 11 of the Bankruptcy Code. On October 23, 2002, the Company entered into a settlement agreement with Winstar under which the Company agreed to pay Winstar $1.5 million in satisfaction of all amounts owed by the Company to Winstar, which was paid in the fourth quarter of 2002. Additionally, the Company and Winstar agreed to release each other from any and all claims against the other. This settlement, which was approved by the bankruptcy court on November 5, 2002, resulted in a gain of $39.6 million in the fourth quarter of 2002.

As a result of the settlement with Winstar, the Company’s financial position changed significantly including a reduction of debt by $25.0 million, a reduction of other accrued liabilities of $8.4 million which included $4.3 million of accrued interest, a reduction of deferred revenue of $7.7 million and a reduction in cash position by $1.5 million.

In 2001, Welsh Carson purchased $20 million of 10% convertible senior secured notes due in 2006, convertible into common stock at $1.31 per share. The notes were collateralized by the Company’s data center building in Hazelwood, Missouri. Interest was payable in kind, compounded on a semi-annual basis, in the form of additional notes, which were convertible into common stock at a conversion price of $1.31 per share commencing August 31, 2001 through maturity. Under the terms of the notes, Welsh Carson had the right to declare the notes due and payable upon acceleration of any of our indebtedness. In March 2002, the Company exchanged all of the outstanding notes for Preferred.

In 2001, Reuters purchased $37.5 million of 12% convertible senior secured notes due in 2005, convertible into common stock at $1.35 per share. The notes were collateralized by the Company’s data center building in Hazelwood, Missouri. Interest was payable in kind, compounded on a semi-annual basis, in the form of additional notes, which were convertible into common stock at a conversion price of $1.35 per share commencing August 1, 2001 through maturity. Reuters had the right to declare the notes due and payable upon acceleration of any of our indebtedness. In March 2002, the Company exchanged all of the outstanding notes for Preferred Stock.

There were no notes outstanding as of December 31, 2003 and December 31, 2002.

NOTE 11—INCOME TAXES

The Company incurred operating losses from inception through December 31, 2003 and, therefore, has not recorded a provision for income taxes.

No United States or foreign income taxes were provided for the years ended December 31, 2003, 2002 and 2001, respectively, as the potential deferred tax benefit, resulting primarily from the net operating losses, was fully offset by a valuation allowance against such deferred tax benefit.

At December 31, 2003 and 2002, the Company recorded a valuation allowance of $185.2 million and $155.8 million, respectively, against the net deferred tax asset due to the uncertainty of its ultimate realization. The valuation allowance increased by $29.4 million from December 31, 2002 to December 31, 2003 and decreased by $17.0 million from December 31, 2001 to December 31, 2002.

The components of deferred income tax assets and liabilities are as follows at December 31:

	2003	2002
Deferred income tax assets:
Net operating loss carry-forwards	$166,032	$141,683
Asset impairment	7,847	7,984
Deferred revenue	144	63
Fixed assets	2,689	—
Accrued payroll	496	1,859
Other	8,022	5,174

Gross deferred tax assets	185,230	156,763
Deferred income tax liabilities:
Fixed assets	—	(935)
Other	—	(37)

Gross deferred tax liabilities	—	(972)

	185,230	155,791
Valuation allowances	(185,230)	(155,791)

Net deferred tax assets	$—	$—

The components of income / (loss) before income taxes consist of the following:

	Years Ended December 31,
	2003	2002	2001
Domestic operations	$(100,139)	$37,970	$(268,506)
Foreign operations	6,106	(24,038)	(20,390)

Total income / (loss) before income taxes	$(94,033)	$13,932	$(288,896)

An ownership change as defined in Section 382 of the Internal Revenue Code, restricts the Company’s ability to use future United States taxable income against the Company’s United States net operating loss carry-forward. Section 382 may also limit the utilization of other United States carry-over tax attributes upon the occurrence of an ownership change. Such an ownership change occurred in 2002 as a result of the issuance of $203.1 million of preferred stock. Management believes that this limitation restricts our ability to offset any future United States taxable income against its net operating loss carry-forward over the United States Statutory carry-forward periods ranging from 15 to 20 years, to approximately $4.8 million a year before the net effect of future recognized “built-in” gains or losses existing as of the date of the ownership change.

At December 31, 2003, the Company has approximately $390.0 million in United States net operating loss carry-forwards expiring between 2011 and 2023, of which $247.5 million is subject to the Section 382 limitation.

At December 31, 2003, net operating loss carry-forwards for our foreign subsidiaries are about $47.4 million primarily from the United Kingdom, Singapore, Germany, Australia and Hong Kong. The aforementioned countries each have unlimited carry-forward periods.

The effective income tax rate differed from the statutory federal income tax rate as follows:

	Years Ended December 31,
	2003	2002	2001
Federal statutory rate	34%	34%	34%
State taxes, net of federal benefit	4	4	4
Change in valuation allowance primarily due to net operating loss carry-forwards	(25)	(72)	(30)
Non-deductible goodwill amortization	—	5	(3)
Non-deductible compensation	(13)	29	(5)

Effective income tax rate	0%	0%	0%

NOTE 12—EMPLOYEE SAVINGS PROGRAM

The Company has a 401(k) retirement plan for the benefit of qualified employees. All employees are eligible to participate and may contribute a portion of their compensation to the plan. The Company matches 50% of employee contributions up to a maximum of 6% of total compensation or $2,400, whichever is less. Company contributions under this plan vest ratably over three years, and totaled $0.9 million for 2003, $0.6 million for 2002, and $0.8 million for 2001, respectively.

NOTE 13—EMPLOYEE STOCK OPTIONS

In 2003, the Company’s Board of Directors adopted the 2003 Incentive Compensation Plan (“the 2003 Plan”) and authorized 20 million stock options to be granted under the plan. In addition to stock options, the 2003 Plan provides for the grant of stock appreciation rights, restricted stock, unrestricted stock, stock units, dividend equivalent rights and cash awards. Any of these awards may, but need not, be made as performance incentives to reward attainment of annual or long-term performance goals. Stock options granted under the 2003 Plan may be non-qualified stock options or incentive stock options. Stock options were granted under the 2003 Plan beginning June 2003.

Prior to the 2003 Plan, the Company’s Board of Directors had adopted the 1999 Stock Option Plan (“the 1999 Plan”) in 1999, which only provided for the grant of stock options, and authorized 12 million stock options to be granted under the 1999 Plan. In 2002, the Board of Directors amended the 1999 Plan to 46 million shares available for grant. Subsequent to June 2003, no shares were granted from the 1999 Plan.

The following table summarizes the Company’s stock option activity (for both the 2003 Plan and the 1999 Plan) and related information for the years ended December 31, 2003, 2002, and 2001:

	2003		2002		2001
(in thousands, except weighted average amounts)	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Outstanding at beginning of year	34,979	$1.14	2,964	$6.20	4,417	$7.29
Granted	12,657	0.75	34,644	0.72	232	0.94
Exercised	(2,419)	0.59	(110)	0.50	(126)	0.50
Cancelled / Forfeited	(2,564)	1.16	(2,519)	3.08	(1,559)	2.91

Outstanding at end of year	42,653	$1.07	34,979	$1.14	2,964	$6.20

Exercisable at end of year	13,779	$1.60	1,662	$6.03	1,316	$5.02

The following table summarizes information regarding stock options outstanding and exercisable (for both the 2003 Plan and the 1999 Plan) at December 31, 2003:

(in thousands, except weighted average amounts)	Options Outstanding			Options Exercisable
Exercise Price Range	Number Outstanding	Weighted Average Remaining Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.31 - $ 0.73	8,164	8.66 years	$0.45	3,228	$0.44
0.74 - 0.75	29,488	8.37 years	0.75	9,370	0.75
0.76 - 5.00	3,957	9.41 years	1.31	281	1.95
5.01 - 24.00	1,044	6.36 years	14.02	900	14.46

$0.31 - $24.00	42,653	8.47 years	$1.07	13,779	$1.60

The Company expenses over the vesting period any options granted in which the exercise price is less than the fair value at the date of grant. During 2003, the Company granted options to purchase 12.7 million shares of common stock. Included in these options grants were options to purchase 2.5 million shares with exercise prices below the then fair market value. These option grants were accrued for in 2002 in conjunction with the Company’s bonus program.

During 2002, the Company granted options to purchase 34.6 million shares of common stock. Included in these option grants were options to purchase 31.0 million shares with exercise prices below the then fair market value. At the date of the grant, the Company recorded $2.9 million in deferred compensation expense which will be recognized ratably over the respective vesting periods. In 2002, the Company granted options to purchase 195 thousand shares of our common stock to three non-employee members of our Board of Directors. At December 31, 2003, $1.2 million remains in deferred compensation to be amortized over the remaining vesting period.

In accordance with FASB Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation” (“FIN 44”) the accounting for stock options granted to non-employees (excluding non-employee members of the Company’s Board of Directors) changed effective July 1, 2000. These non-employee stock options were accounted for under the fair value method of SFAS 123. The weighted average fair value of these options was $0.50 as of December 31, 2001, and the Company recognized $0.5 million and $0.6 million of compensation expense in 2000 and 2001, respectively related to these non-employee grants. All of these non-employee options were either exercised or cancelled by end of 2001.

The following table summarizes information regarding the weighted average fair values and weighted average exercise prices of options granted (for both the 2003 Plan and the 1999 Plan) with exercise prices (“exercise”) that equals, exceeds, or is less than the market price (“market”) of the stock on the grant date for the years ended December 31, 2003, 2002, and 2001:

	2003			2002			2001
	Options Granted	Weighted Average Exercise Price	Weighted Average Fair Value	Options Granted	Weighted Average Exercise Price	Weighted Average Fair Value	Granted	Weighted Average Exercise Price	Weighted Average Fair Value
Exercise = Market	10,126	$0.84	$0.93	3,604	$0.53	$0.52	232	$0.94	$0.94
Exercise > Market	—	—	—	—	—	—	—	—	—
Exercise < Market	2,531	0.39	0.77	31,040	0.75	0.84	—	—	—

NOTE 14—CAPITAL LEASE OBLIGATIONS

The Company leases various types of equipment under capital leases. The table below summarizes future minimum lease payments under capital leases as of December 31, 2003.

December 31, 2003
2004	$375
2005	7,757
2006	7,746
2007	65,072
2008	—

Total capital lease obligations	80,950
Less amount representing interest	(24,048)
Less current portion	(315)

Capital lease obligations, less current portion	$56,587

In March 2002, the Company entered into a $56.5 million amended and restated master lease agreement with GECC. The amended lease carries a 12% interest rate, which accrues through December 31, 2004, payable in cash thereafter. The principal amount of the amended lease is due on March 8, 2007. Substantially all of the Company assets serve as collateral under the amended lease. The amended lease calls for excess cash flow, as defined, to be used first for the payment of any accrued and unpaid interest and second for the prepayment of principal on the capital leases. As discussed below, the Company paid $12.9 million of excess cash flow to GECC related to the sale of the Hazelwood, Missouri data center during 2003. Furthermore, the amended lease contains a debt covenant which limits the level of capital expenditures that can be made by the Company and restricts the payment of dividends. As of December 31, 2003, the Company was in compliance with the debt covenant. Additionally, in connection with the March 2002 transaction, the Company issued five-year warrants to purchase 9.6 million shares of its common stock at $0.75 per share. The fair value of the warrants at the date of issuance of $6.0 million has been recorded as a deferred financing cost and is being amortized over the term of the capital lease.

In conjunction with the Company’s Hazelwood, Missouri data center sale on July 28, 2003, discussed in Note 3, Related Party Transactions, the Company used $12.9 million of the $35.0 million in gross proceeds to reduce outstanding debt with GECC. Besides reducing our obligation to GECC, the $12.9 million pay down of debt did not affect the terms of the March 2002 amended and restated master lease agreement.

Amortization of assets recorded under capital leases is disclosed in Note 6, Property and Equipment.

NOTE 15—OPERATING LEASES

The Company leases communications equipment and office space under various operating leases. Future minimum lease payments at December 31, 2003 are as follows:

2004	$17,769
2005	16,199
2006	12,257
2007	11,666
2008	10,557
Thereafter	32,161

Total	$100,609

Rental expense under operating leases for 2003, 2002 and 2001 was $12.7 million, $12.1 million and $12.6 million, respectively.

In May 2002, SAVVIS entered into a 15 year, office facility lease agreement with Duke Realty Limited Partnership (“Duke”) with total minimum rent payments of approximately $39.9 million. The Company also entered into an agreement with Duke in which SAVVIS may be required to make payments of up to $1.0 million plus interest accruing at 4.88% from the date of the agreement if certain zoning approvals do not occur prior to June 2004. These payments, if required, would be made from July 2005 to June 2007.

NOTE 16—COMMITMENTS AND CONTINGENCIES

The Company’s customer contracts generally span multiple periods, which result in the Company entering into arrangements with various suppliers of communications services that require the Company to maintain minimum spending levels, some of which increase over time, to secure favorable pricing terms. The Company’s remaining aggregate minimum spending level allocated ratably over the contract terms are approximately $39.9 million, $26.3 million, and $10.01 million in years 2004, 2005, and 2006, respectively. Should SAVVIS not meet the minimum spending level in any given year, decreasing termination liabilities representing a percentage of the remaining contracted amount may immediately become due and payable. Furthermore, certain of these termination liabilities are subject to reduction should SAVVIS experience the loss of a major customer or suffer a loss of revenues from a downturn in general economic activity. Before considering the effects of any reductions for the business downturn provisions, if SAVVIS were to terminate all of these agreements as of December 31, 2003, the maximum termination liability would amount to approximately $44.3 million.

On August 1, 2003, the Company entered into an asset purchase agreement with WAM!NET, a leading global provider of content management and delivery services, to acquire certain assets related to their commercial business operations including their commercial customer contracts and related customer premise and other equipment. Under the terms of the agreement, the Company made an initial payment of $3.0 million for the acquired assets and have accrued an additional $4.6 million in current liabilities for the estimated earn-out (which will be determined in April 2004) and paid in nine equal monthly installments. The Company has the option to pay the earn-out in cash or a combination of cash and up to one-half of the total purchase price in SAVVIS common stock. The final payment amount will be determined based on revenue performance of the acquired customers. The estimated purchase price has been allocated to property and equipment and customer contracts based on their relative fair values.

In August 2000, the Company entered into a 20-year agreement with Kiel Center Partners, L.P. (“KCP”) pursuant to which it acquired the naming rights to an arena in St. Louis, Missouri. Total consideration for these rights amounted to approximately $71.8 million, including 750,000 shares of its common stock issued by the Company to KCP, which had a fair value of $5.8 million at issuance and $66.0 million of cash payments to be made from 2002 through 2020. The related expense will be recognized over the term of the agreement. As of December 31, 2003 the Company had approximately $2.6 million of remaining deferred charges resulting from the issuance of common stock and $64.6 million of remaining cash payments under this agreement.

The Company is subject to various legal proceedings and other actions arising in the normal course of its business. While the results of such proceedings and actions cannot be predicted, management believes, based on facts known to management today, that the ultimate outcome of such proceedings and actions will not have a material adverse effect on the Company’s financial position, results or operations or cash flows.

SAVVIS has employment agreements with several key executive officers. These agreements contain provisions with regard to base salary, bonus, stock options, and other employee benefits. These agreements also provide for severance benefits in the event of employment termination or a change in control of the Company.

NOTE 17— CONCENTRATIONS OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

The Company invests its excess cash with high credit quality financial institutions, which bear minimal risk, and, by policy, limit the amount of credit exposure to any one financial institution.

Historically, we have not incurred significant losses related to accounts receivable.

Revenue from the Company’s major customers is identified below:

	2003		2002		2001
	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
Reuters	$82,748	33%	$102,244	43%	$32,282	13%
Moneyline Telerate	54,424	22%	70,287	30%	15,511	6%
Bridge	—	0%	2,464	1%	134,672	55%

NOTE 18—INDUSTRY SEGMENT AND GEOGRAPHIC REPORTING

The Company’s operations are organized into three geographic operating segments: Americas, Europe and Asia. Each geographic operating segment provides outsourced managed network, hosting, and application services to businesses in the legal, media, retail, professional services, healthcare, manufacturing, and financial services industries. The Company evaluates the performance of its segments and allocates resources to them based on revenue and operating income or loss. Prior to June 30, 2003 the Company did not allocate centrally incurred network management and support, executive and other administrative costs to the geographic segments as is currently reflected. Accordingly, the prior period amounts have been restated to conform to the current period presentation. Financial information for the Company’s geographic segments for the year ended December 31, 2003, 2002 and 2001 is presented below. For the years ended December 31, 2003, 2002, and 2001 revenues earned in the United States represented approximately 59%, 65%, and 79%, respectively, of total revenues.

2003	Americas	Europe	Asia	Eliminations	Total
Revenues	$151,329	$49,842	$51,700	$—	$252,871
Depreciation and amortization	51,858	2,194	1,294	—	55,346
Restructuring charges	7,903	—	—	—	7,903
Loss on sale of data center	8,106	—	—	—	8,106
Non-cash equity based compensation	13,989	—	—	—	13,989
Loss from operations	(51,698)	(25,597)	(9,282)	—	(86,577)
Net interest expense and other	7,456	—	—	—	7,456
Loss from operations before cumulative effect of change in accounting principle	(59,154)	(25,597)	(9,282)	—	(94,033)
Identifiable assets	148,152	12,227	3,894	(39,650)	124,623

2002	Americas	Europe	Asia	Eliminations	Total
Revenues	$153,994	$37,344	$44,666	$—	$236,004
Depreciation and amortization	56,572	2,630	1,419	—	60,621
Asset impairment and other write-downs of assets	4,684	—	—	—	4,684
Non-cash equity based compensation	10,952	—	—	—	10,952
Loss from operations	(35,712)	(19,917)	(14,523)	—	(70,152)
Net interest expense and other	11,003	—	—	—	11,003
Gain on extinguishment of debt	97,859	—	—	—	97,859
Income / (loss) from operations before cumulative effect of change in accounting principle	51,144	(19,917)	(14,523)	—	16,704
Identifiable assets	234,873	4,003	3,734	(46,136)	196,474

2001	Americas	Europe	Asia	Eliminations	Total
Revenues	$207,975	$20,395	$14,425	$—	$242,795
Depreciation and amortization	80,825	4,774	2,480	—	88,079
Asset impairment and other write-downs of assets	89,633	—	—	—	89,633
Restructuring charges	4,821	—	—	—	4,821
Non-cash equity based compensation	15,254	—	—	—	15,254
Loss from operations	(211,533)	(31,234)	(20,908)	—	(263,675)
Net interest expense and other	25,221	—	—	—	25,221
Income / (loss) from operations before cumulative effect of change in accounting principle	(236,754)	(31,234)	(20,908)	—	(288,896)
Identifiable assets	267,570	8,581	5,061	(25,428)	255,784

NOTE 19—QUARTERLY FINANCIAL DATA (UNAUDITED)

2003 (by quarter)	First	Second	Third	Fourth
Revenues	$55,201	$60,350	$67,922	$69,398
Gross margin	18,469	20,020	25,527	25,249
Restructuring charges	—	7,903	—	—
Loss on sale of data center	—	—	8,106	—
Loss from operations before cumulative effect of change in accounting principle	(22,472)	(27,978)	(21,705)	(14,422)
Basic loss per common share before cumulative effect of change in accounting principle	$(.35)	$(.41)	$(0.34)	$(.25)
Dilutive loss per common share before cumulative effect of change in accounting principle	$(.35)	$(.41)	$(0.34)	$(.25)
Net loss	(24,450)	(30,123)	(23,709)	(15,751)
Net loss attributable to common stockholders	(32,430)	(38,333)	(32,154)	(24,439)

2002 (by quarter)	First	Second	Third	Fourth
Revenues	$62,180	$61,212	$56,656	$55,956
Gross margin	17,085	17,700	18,985	20,156
Gain on extinguishment of debt	58,625	(340)	—	39,574
Income / (loss) from operations before cumulative effect of change in accounting principle	(18,960)	(17,212)	(13,740)	(20,240)
Basic loss per common share before cumulative effect of change in accounting principle	$(.23)	$(.28)	$(.24)	$.10
Dilutive loss per common share before cumulative effect of change in accounting principle	$(.23)	$(.28)	$(.24)	$.05
Net income / (loss)	32,166	(19,762)	(15,756)	17,284
Net income / (loss) attributable to common stockholders	(21,467)	(25,870)	(22,756)	9,527

Quarterly and year-to-date computations of per share amounts are made independently. Therefore, the sum of per share amounts for the quarters may not agree with per share amounts for the year.

NOTE 20—VALUATION AND QUALIFYING ACCOUNTS

Activity in the Company’s allowance for doubtful accounts was as follows for the periods presented:

Year ended December 31	Balance at Beginning of Period	Additions Charged to Costs and Expenses	Deductions	Balance at End of Period
2001	$800	$10,020	$(9,695)	$1,125
2002	1,125	2,519	(2,621)	1,023
2003	1,023	1,467	(1,328)	1,162

NOTE 21—SUBSEQUENT EVENT (UNAUDITED)

On January 22, 2004, the Company signed a definitive agreement to purchase substantially all of the assets of Cable & Wireless USA, Inc. and Cable & Wireless Internet Services, Inc. together with the assets of certain of their affiliates (“CWA”). CWA, wholly-owned by Cable and Wireless PLC provides a range of network and hosting services, including internet access to a Tier 1 network, collocation, hosting and other value-added services such as managed security and content distribution. The transaction has been approved by the US Bankruptcy Court but is subject to certain regulatory and customary closing conditions. The Company has committed to pay $155.0 million in cash, assume certain working capital liabilities and assume leases for 15 data centers and other facilities. Furthermore, in accordance with the sale agreement the Company is funding CWA’s working capital losses from January 28, 2004 through the closing date of the transaction (estimated to close in the first quarter of 2004), which will be capitalized into the purchase price. Additionally, the Company entered an agreement to sell its rights at closing to acquire four of the CWA data centers and one office facility to Du Pont Fabros Interests LLC (“Du Pont Fabros”) for $52.0 million and lease those facilities back for 15 years. The transaction is being funded by $200.0 million debt financing from existing stockholders Welsh, Carson, Anderson & Stowe (“Welsh Carson”) and Constellation Ventures (“Constellation”), a Bear Stearns asset management fund, who are joined by Oak Hill Special Opportunities Fund (“Oak Hill” and, with Welsh Carson and Constellation, the “Financing Parties”). The Financing Parties provided subordinated debt (the “Notes”), which the Company will use to acquire the CWA assets and fund ongoing capital expenditures and working capital needs associated with the newly acquired assets. The Notes, which mature five years from the date of initial funding, are subject to redemption by the Company during the first 360 days after the initial funding in an amount equal to the Notes’ accreted value. During this 360 day period, the Notes will bear interest at 12.5%, payable semi-annually in kind. After this period, interest will increase to 15%, payable semi-annually in kind. The Notes are redeemable at 101% after the fourth anniversary of the initial funding. In conjunction with this financing, the Company has issued warrants to purchase Series B Preferred which were initially convertible into approximately 129.4 million shares of SAVVIS common stock at a price of $1.63 per common share. The warrants were exercised on a “cashless” basis and, as a result, the outstanding Series B Preferred is currently convertible into approximately 65.5 million shares of common stock. The common stock issuable upon conversion of the Series B Preferred will not have been registered under the Securities Act and, therefore, may not be transferred or sold except pursuant to an effective registration statement or pursuant to an exemption from the registration requirements of the Securities Act. The Company granted Welsh Carson demand and piggy-back registration rights and the Company granted the other Financing Parties piggy-back registration rights only.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THE FOLLOWING DISCUSSION CONTAINS, IN ADDITION TO HISTORICAL INFORMATION, FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. YOU SHOULD READ THE FOLLOWING DISCUSSION TOGETHER WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES TO THOSE FINANCIAL STATEMENTS THAT ARE INCLUDED IN PART IV, ITEM 15 OF THIS FORM 10-K, BEGINNING ON PAGE 49 OF THIS REPORT.

EXECUTIVE SUMMARY

SAVVIS is a global managed services provider, delivering integrated business solutions and mission-critical IP applications for a diverse mix of industries. SAVVIS can offer its customers cutting edge technology at an affordable price because its virtualized network and hosting infrastructure was built to support real-time IP applications worldwide.

The following briefly describes SAVVIS’ core utility and application service offerings.

Core Utility Services:

MANAGED NETWORK SERVICES

SAVVIS offers three sets of network services: Private IP VPNs, Internet, and Managed Voice. These services can be purchased individually or in combination with other SAVVIS services. The network portfolio emphasizes high performance and availability, end-to-end management and monitoring, any-to-any connectivity, security, and cost effectiveness.

IP VPN (“Managed IP VPN”) - SAVVIS’ private IP VPN, called Intelligent IP NetworkingSM, is a high performance network platform for a client’s managed voice, video, and data applications. The unique architecture of Intelligent IP allows SAVVIS to deliver network solutions that combine the reliability, performance and security of private networks with the scalability and flexibility of the Internet.

Internet Access - SAVVIS provides Internet Access services on a managed or unmanaged basis. The managed offering includes all equipment, installation and technical support to deliver the service; in-network services such as security are also available. The SAVVIS Internet service is designed for businesses that run mission critical applications over the Internet. SAVVIS offers its customers a wide range of scalable Internet access methods ranging from DSL through OC-3 and Ethernet access. SAVVIS is also able to include Internet service as part of a private IP VPN solution so that a company can use a private network to connect its offices, and the Internet to reach it customers or partners.

Managed Voice - In the third quarter of 2003 SAVVIS, along with its partner AccessLine, launched a managed voice services product family, which included services such as conferencing, find me/follow me access, 1-800, and automated voice response as well as integration with our managed VPN voice service currently under development. These fully managed, network-based IP-voice solutions are designed to assist IT organizations improve total cost of ownership, enhance employee productivity and reduce monthly costs by capitalizing on the benefits associated with converged access of voice and data services. No revenue from Managed Voice services was recognized in 2003.

HOSTING SERVICES

Hosting services from SAVVIS are sold under the Intelligent HostingSM brand name. Intelligent Hosting solutions include the full management of customer hardware, operating systems, and servers within a secure, reliable data center environment. By selecting SAVVIS to outsource their applications infrastructure, clients eliminate most up-front capital expenditures for equipment, reduce the ongoing expense of supporting computing environments, and can focus on building differentiating services and applications. The SAVVIS Command Center provides clients full visibility into their hosted environments, giving them greater control and oversight over their systems than is typically found with an in-house solution.

SAVVIS manages a total of more than 7,500 servers for Intelligent Hosting customers in its data center facilities located in St. Louis, San Francisco, Santa Clara, Northern Virginia, London, Tokyo and Singapore. Traffic is distributed over SAVVIS’ highly rated Internet backbone or via a private network solution developed to meet the customer’s Intranet or Extranet requirements. Through the Intelligent Hosting product set, SAVVIS can satisfy complex hosting needs with its tailored ‘a la carte’ service offering or provide pre-packaged “Fast Pack” solutions designed to support web, enterprise and database applications.

Application Services:

WAM!NET Media Services – In August, 2003 SAVVIS entered into an asset purchase agreement with WAM!NET, a leading global provider of content management and delivery services. The integration of application services from WAM!NET and SAVVIS, along with SAVVIS’ global infrastructure, resulted in the creation of WAM!NET Media Services. This suite of services, designed for the SAVVIS application services for the media industry provide a shared-managed infrastructure tied to applications that streamline process and workflow around the creation, production and distribution of digital content for media industries. These services help companies to manage, share, store, and distribute their digital content inside of their organization, and throughout supply chains outside of their enterprise through a single access point and a single system.

With an open and scalable infrastructure, SAVVIS media application services enable customers to easily plug into a collaborative workflow and connect to their global communities of interest easily. Media customers can gain considerable productivity, time-to-market, and cost-saving benefits while eliminating time-intensive and costly analog steps in their workflows, IT management and maintenance requirements, and technology obsolescence that are generally associated with simple software utilities or proprietary networks. Revenue from WAM!NET Media services is included with our Managed IP VPN revenue.

Data Delivery Utility - In December, 2003 SAVVIS announced a partnership with HyperFeed, a developer of ticker plant technology, software and managed services for the financial markets, to launch Data Delivery Utility, a global network distribution service for financial applications and content. In addition, the new service offers end-to-end Service Level Agreements (SLAs) that guarantee network performance. SAVVIS has the exclusive rights to distribute the Data Delivery Utility worldwide.

SAVVIS Data Delivery Utility seamlessly integrates HyperFeed’s managed services and software with SAVVIS’ global infrastructure and management and monitoring systems. This combination allows the industry to “plug into” a high-performance, yet turnkey utility service for the normalization, data-basing, integration and transmission of high performance, real-time direct data sources. This service is designed for exchanges, financial institutions, content providers, and applications developers with needs for the consumption and transmission of real-time, directly sourced financial information. No revenue from Data Delivery Utility services was recognized in 2003.

We commenced business in 1996 and have grown our customer base to approximately 3,600 as of December 31, 2003. From December 31, 2002, our customer count has grown by approximately 1,700 customers with Reuters Limited (together with all affiliates, “Reuters”) and Moneyline Telerate (“Moneyline”) each representing a single customer.

CRITICAL ACCOUNTING POLICIES

We have identified the accounting policies below as critical to our business operations and to the understanding of our results of operations and financial position. For a detailed discussion on the application of these and other accounting policies, see Note 2 in the Notes to the Consolidated Financial Statements in Item 15 of this Annual Report on Form 10-K. Note that our preparation of this Annual Report on Form 10-K requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

Valuation of Long-Lived Assets

Management evaluates the recoverability of our long-lived assets under the provisions of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“ SFAS 144”). SFAS 144 requires us to review for impairment our long-lived assets, whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable and exceeds its fair value.

Significant factors, which would trigger an impairment review, include the following:

•	significant negative industry trends,

•	significant changes in technology,

•	significant underutilization of assets, and

•	significant changes in how assets are used or are planned to be used.

When such an event occurs, management estimates the future cash flows expected to result from the use of the asset and its eventual disposition. These impairment evaluations involve estimates of asset useful lives and future cash flows. If the undiscounted expected future cash flows are less than the carrying amount of the asset and the carrying amount of the asset exceeds its fair value, an impairment loss is recognized. Management utilizes an expected present value technique, which uses a risk-free rate and multiple cash flow scenarios reflecting the range of possible outcomes, to estimate fair value of the asset. Actual useful lives and cash flows could differ from those estimated by management using these techniques, which could have a material affect on our results of operations and financial position.

There were no asset impairment charges in 2003; however, our restructuring charges totaled $7.9 million related to a previously vacated facility lease for which we revised our estimated liability to encompass the remaining minimum lease payments throughout the full term of the lease which expires in March 2011. During 2002 and 2001, we recognized asset impairment charges of $4.7 million and $89.6 million, respectively, primarily related to equipment with carrying value above its estimated fair market value.

Intangibles

Management accounts for the commercial customer contracts acquired in the WAM!NET transaction in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). The commercial customer contracts acquired are valued in the accompanying Consolidated Balance Sheets as an asset purchase at an amount which reflects the allocation of the estimated purchase price (which will be finalized in April 2004) based on their estimated fair value relative to the estimated fair value of the other assets received, plus the incremental direct costs incurred in effecting the transaction.

Based on our evaluation of the useful life of the existing customer contracts, probability of renewals and projected cash flows from these customers, the assets are being amortized over a 3-year life. SFAS 142 requires management to evaluate the remaining useful life of the customer contracts each reporting period to determine whether events and circumstances warrant a revision to the remaining period of amortization. If the estimate of the customer contracts’ remaining useful life changes, the remaining carrying amount is amortized prospectively over that revised remaining useful life. Actual useful lives could differ from those estimated by management, which could have a material affect on our operating results and financial position.

Management also assesses the customer contract intangible assets for impairment losses in accordance with SFAS 144, consistent with the policies discussed above in “Valuation of Long-Lived Assets”.

Revenue Recognition

Revenues consist primarily of Managed IP VPN networks, Hosting and Internet Access Service fees, which are fixed monthly amounts, and are recognized in the financial statements when earned over the life of the contract. Installation fee revenue and the associated installation costs are deferred in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB 104”). Such deferred revenue and costs are recognized into Revenue and Data Communications and Operations costs in the Consolidated Statements of Operations on a straight-line basis over periods of 18 months, the estimated average life of a customer contract. For all periods, any services billed and payments received in advance of providing services are deferred until the period such services are earned. Revenues for estimated credits to be issued are recorded as contra-revenue based on historical credits issued and known disputes.

Amounts paid by Reuters in 2003 related to the buy-down of portions of their minimum revenue commitments have been accounted for as deferred revenue, and will be recognized into revenue over the life of the network services agreement.

Allowance for Doubtful Accounts

We continuously monitor collections from our customers and maintain a provision for estimated credit losses based upon historical experience and specific customer information; we generally do not require customer deposits or collateral. There is no guarantee that we will continue to experience the same credit loss history in future periods. If a significant change in the liquidity or financial condition of a large customer or group of customers were to occur, it could have a material adverse affect on the collectibility of accounts receivable and future operating results.

Data Communication Costs

In the ordinary course of business, invoices from our communications service providers will exceed the services we have actually taken from them. Our practice is to identify these variances and engage in discussions with the vendors to resolve the differences. We maintain accruals for our best estimate of the difference between what we have previously paid the vendor and the amount that will ultimately be paid to them. Purchased communications services are our largest cost item. Variations in this accrual may have a material impact on our results of operations.

Employee Stock Options

As permitted under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” (“SFAS 123”) we account for employee stock options in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). Under APB 25, we recognize compensation cost based on the intrinsic value of the equity instrument awarded as determined at the measurement date. Under Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure”, we are required to provide expanded disclosures concerning stock-based compensation. New accounting standards may be promulgated which would require us to expense employee stock options at fair value, which could have a material impact on our results of operations.

Accounting for Income Taxes

We have provided a full valuation allowance on tax loss carry-forwards and other potential tax benefits according to Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” As a result, to the extent that we realize those benefits in future periods, they will favorably impact net income. At December 31, 2003, the Company has approximately $390.0 million in United States net operating loss carry-forwards expiring between 2011 and 2023, of which $247.5 million is subject to the Section 382 limitation of the Internal Revenue Code.

AGREEMENTS AND TRANSACTIONS

Reuters Agreements

On September 28, 2001 Reuters acquired a portion of the assets of Bridge. In connection with the asset acquisition, Reuters entered into a network services agreement with us, pursuant to which we agreed to provide continuing network services to the Bridge customers acquired by Reuters as well as Internet access, and colocation services for a period of five years. The network services agreement provides that our network must perform in accordance with specific quality of service standards. In the event we do not meet the required quality of service levels, Reuters would be entitled to credits, and, in the event of a material breach of such quality of service levels, Reuters would be entitled to terminate the network services agreement. We have recognized revenue of $82.7 million, $102.2 million and $32.3 million during 2003, 2002 and 2001, respectively, from Reuters under the network services agreement, as amended.

Revenue earned from Reuters minimum revenue obligations in 2003 was $82.2 million. Reuters minimum revenue obligations are $67.7 million, $42.9 million, and $18.1 million in 2004, 2005 and 2006, respectively.

As a result of the network services agreement, Reuters is our largest customer. We have $0.2 million and $10.5 million of receivables due from Reuters related to the network services agreement for the years ended 2003 and 2002, respectively. In connection with the network services agreement, we also entered into a transitional services agreement with Reuters, pursuant to which Reuters has agreed to provide us with technical, administrative and other services, including help desk support, installation, maintenance and repair of equipment, customer related services such as processing service orders, accounting functions and the provision of warehousing and other facilities, pending establishment of our own capabilities. For the year ended December 31, 2002, we paid Reuters $5.6 million with respect to the transitional services agreement. SAVVIS has since internalized these technical and administrative functions. Accordingly, no such expenses were incurred in 2003.

On July 28, 2003, we entered into an agreement with Reuters whereby we sold our data center located in Hazelwood, Missouri, entered into a lease agreement for approximately one-third of the data center for five years with a five year renewal option, and allowed Reuters to buy-down a portion of its minimum revenue commitments under the existing network services agreement. Furthermore, under the arrangement Reuters agreed to purchase from SAVVIS new services which may be required in the future by Reuters but not originally contemplated under the network services agreement provided SAVVIS’ bid to provide such service proposes terms equivalent to competing bids, material service level breaches by SAVVIS have not repeatedly arisen at that time, and Reuters is not contractually bound to purchase such services from other providers.

As of December 31, 2003, Reuters owns approximately 16% of our voting stock.

Moneyline Telerate Agreement

In October 2002, we entered into a seven year Master Services Agreement (“MSA”) with Moneyline Telerate that replaced a binding letter of intent dated October 18, 2001. Under the MSA, SAVVIS is Moneyline’s exclusive network supplier and provides services including network services, colocation, help desk, warehousing and logistics, field installation and repair services. We have recognized revenue of $54.4 million, $70.3 million and $15.5 million during 2003, 2002 and 2001, respectively, from Moneyline Telerate under the MSA, as amended.

WAM!NET Transaction

On August 1, 2003, we entered into an asset purchase agreement with WAM!NET, a leading global provider of content management and delivery services, to acquire certain assets related to its commercial business operations including their commercial customer contracts and related customer premise and other equipment. Under the terms of the agreement we made an initial payment of $3.0 million for the acquired assets and accrued an additional $4.6 million in current liabilities for the estimated earn-out which will be determined in April 2004 and paid in nine equal monthly installments. SAVVIS has the option to pay the earn-out in cash or a combination of cash and up to one-half of the total purchase price in SAVVIS common stock. The final payment amount will be determined based on revenue performance of the acquired customers. The estimated purchase price has been allocated to property and equipment and customer contracts based on their relative fair values. Revenue from the customers acquired from WAM!NET from August 1, 2003 (purchase date) through December 31, 2003 was $10.4 million.

Preferred Stock and Other Transactions

During 2002 we issued Series A convertible preferred stock (the “Preferred”) to entities and individuals affiliated with Welsh, Carson, Anderson & Stowe (“Welsh Carson”) and Reuters in the amount of $180.7 million and Constellation Ventures in the amount of $20.0 million, respectively. Additionally, we issued Preferred of $2.4 million in satisfaction of certain vendor obligations. The Preferred accrues dividends at the rate of 11.5% per annum on the outstanding accreted value thereof (initially $1,000 per share) through March 18, 2010. Thereafter, dividends will be payable in cash or in kind at our option. Accrued but unpaid dividends will be added to the outstanding accreted value quarterly. The Preferred is convertible into such number of our common stock equal to the outstanding accreted value divided by the conversion price, $0.75. In connection with this transaction we granted the holders registration rights with respect to the shares of our common stock issuable upon conversion of the Preferred, including demand registration rights and piggy back registration rights. Additionally, we incurred $3.0 million in offering costs related to the issuance of the 203,070 shares of Preferred which was recorded as a reduction of the convertible preferred stock balance in Stockholders’ (Deficit) Equity in the Consolidated Balance Sheets.

In June 2002, we issued five-year performance warrants to Constellation Ventures to acquire shares of common stock at $0.75 per share, which vest, or become exercisable, upon meeting certain criteria related to aiding us in winning new business. During November 2003, Constellation Ventures met the performance criteria under the warrants for the first of three tranches causing one-third, or 3.3 million warrants to vest resulting in non-cash equity based compensation expense of $3.4 million. When management estimates that Constellation Ventures will meet the performance criteria for the vesting of their remaining unvested 6.7 million warrants, we will record a charge based on the fair value of the warrants at that time as calculated using the Black-Scholes model and current market and company assumptions.

In 2001, Welsh Carson and Reuters purchased $20.0 million aggregate principal amount of our 10% convertible senior secured notes due 2006 and $37.5 million aggregate principal amount of our 12% convertible senior secured notes due 2005, respectively. All of the outstanding principal and accrued interest on these notes was exchanged for Preferred in 2002. Additionally, we also granted Reuters and its successors, assignees and affiliates the right, for so long as they hold any of our notes, preferred stock or common stock comprising or convertible into at least 5% of our outstanding voting stock, among other things, to (1) designate an observer to attend all meetings of our board of directors or any board committees, and (2) to nominate and elect such number of directors, but not fewer than one, equal to the product of the percentage of the voting power held by Reuters on a fully-diluted, as-converted basis, multiplied by the number of seats on the registrant’s board of directors

(rounded down to the nearest whole number). In accordance with the terms of this letter, Reuters has appointed an observer to attend all meetings of our board of directors and audit committee meetings.

Bridge Transactions

In connection with Bridge’s acquisition of SAVVIS in April 1999, Bridge funded our operations during 1999 and up through February 18, 2000, the date of SAVVIS’ initial public offering. In February 2000, we entered into several agreements with Bridge related to the acquisition of its IP network assets, the provision of network services to Bridge and the provision of technical and administrative support services to SAVVIS. As a result, Bridge was our largest customer, accounting for approximately 81% and 58% of revenues, in 2000 and 2001, respectively.

In February 2002, we entered into an agreement that resolved substantially all of the network services receivables from, and note and accrued interest payable to Bridge. Under the agreement, we agreed to pay Bridge $11.9 million in satisfaction of $27.5 million representing all amounts due to Bridge. SAVVIS also agreed not to pursue the collection of $18.7 million of pre-petition receivables owed to it by Bridge and to assign to Bridge any claims it had against other Bridge entities with the exception of Bridge Canada where we retained the right to receive a pro-rata distribution of assets from the liquidation of Bridge Canada, which were collected in 2003. All amounts due to SAVVIS under the settlement agreement were paid in March 2002. In connection with the settlement, we agreed to provide Bridge one Board representative for a term ending on the earlier of: (a) three years; (b) the date upon which Bridge’s ownership of SAVVIS’ outstanding voting stock falls below 20%; or (c) the date upon which the SAVVIS shares held by Bridge are distributed to its creditors. Bridge has appointed an observer to attend all meetings of our board of directors. We earned $2.5 million in revenues from transactions with Bridge during 2002 primarily for services rendered under the Bridge Network Services Agreement. This amount represented approximately 1% of our revenue for 2002. There was no revenue from Bridge in 2003.

STATEMENT OF OPERATIONS CAPTION SUMMARY

Revenue. Our revenue is derived primarily from the sale of Managed IP VPN, Hosting and Internet Access Services. Revenue from related parties, Reuters and Bridge (only in 2001 and 2002) was approximately 33%, 44%, and 69% for 2003, 2002, and 2001, respectively, of our total revenue. For the fourth quarter of 2003, related party revenue was 28% of our total revenue. We expect our revenues from related parties to decrease as a percentage of our total revenues as we expand our diversified customer base.

We charge an initial installation fee that typically equals one month’s revenue and a fixed monthly fee that varies depending on the services provided, the bandwidth used and the quality of service level chosen. Our customer contracts are typically for 12 to 36 months in length. Installation fees are recognized as revenue over 18 months, the estimated average life of customer contracts.

Prices for telecommunication services, including the services we offer, have decreased significantly over the past several years and we expect this trend to continue for the foreseeable future.

Data communications and operations. Data communications and operations expenses include the cost of:

•	leasing local access lines to connect customers to our points of presence (“PoPs”);

•	leasing backbone circuits to interconnect our PoPs;

•	rental costs, utilities, and other operating costs for hosting space;

•	salaries and related benefits for engineering, service delivery / provisioning, customer service, and operations personnel, who maintain our network, monitor network performance, resolve service faults, and install new sites; and

•	other related repairs and maintenance items.

Data communications and operations expense have decreased annually as a percentage of revenue from 2000, the year of our IPO, as we expand our customer base leveraging our network infrastructure and continue to negotiate unit price reductions with our vendors.

Sales, general and administrative. These expenses include the cost of:

•	sales and marketing salaries and related benefits;

•	product management, pricing and support, salaries and related benefits

•	sales commissions and referral payments;

•	advertising, direct marketing and trade shows;

•	occupancy costs;

•	executive, financial, legal, tax and administrative support personnel and related costs;

•	professional services, including legal, accounting, tax and consulting services; and

•	bad debt expense.

These expenses are expected to continue to increase as we continue to add sales personnel, increase our marketing initiatives to support the expansion of our customer base, and add to our support personnel, infrastructure and back office systems, as the business continues to grow.

Depreciation and amortization. Depreciation and amortization expense consists primarily of the depreciation and amortization of communications equipment, capital leases, and intangibles. We expect these expenses to decrease resulting from the sale of our Hazelwood, Missouri data center and as a portion of our fixed assets became fully depreciated in 2003. Generally, depreciation and amortization is calculated using the straight-line method over the useful life of the associated asset, which ranges from three to seven years.

Non-cash Equity-based Compensation. Non-cash equity-based compensation represents charges to earnings for the difference between the estimated fair market value of our common stock and the exercise price for options granted to employees and non-employee members of our Board of Directors, and compensation expense related to the vesting of the performance warrants granted to Constellation Ventures as more fully described above under the “Preferred Stock and Other Transactions” caption. We expect the non-cash equity-based compensation related to options granted to employees and non-employee members of our Board of Directors to decline below $0.2 million per quarter in the second quarter of 2004 as our 1999 and 2000 issuances will be fully expensed; however, when management estimates that Constellation Ventures will meet the performance criteria for vesting of their remaining unvested 6.7 million warrants, we will record a charge based on the fair value of the warrants at that time as calculated using the Black-Scholes model and current market and company assumptions.

Interest expense. Historical interest expense prior to March 2002 is related to indebtedness to banks, vendor financing agreements convertible notes, loans from Bridge and capitalized leases. The vendor financing agreements, the convertible notes and the loans from Bridge were settled in a series of transactions described above and in the Notes to the Consolidated Financial Statements herein. In March 2002, we also refinanced the majority of our capital lease liability. In July 2003 we made a $12.9 million principal payment to GECC from the proceeds related to the sale of our Hazelwood, Missouri data center. Interest on our capital lease liability with GECC accrues at 12% and is compounded until cash interest payments commence in 2005. The aggregate outstanding balance of our GECC lease liability at December 31, 2003 was $56.6 million. Additionally, in the future, we may pursue other financing arrangements including leases which may include an interest component.

Income tax expense. We have incurred operating losses from inception through 2003 and, therefore, have not recorded a provision for income taxes in our historical financial statements. We have recorded a valuation allowance for the full amount of our net deferred tax assets because the future realization of the tax benefit is uncertain. At December 31, 2003, we have approximately $390.0 million in United States net operating loss carry-forwards expiring between 2011 and 2023, of which $247.5 million is subject to the Section 382 limitation of the Internal Revenue Code.

An ownership change as defined in Section 382 of the Internal Revenue Code restricts our ability to use future United States taxable income against the Company’s United States net operating loss carry-forward. Section 382 may also limit the utilization of other United States carry-over tax attributes upon the occurrence of an ownership change. Such an ownership change occurred during 1999 as a result of the acquisition of our company by Bridge and in 2002 as a result of the issuance of $203.1 million of preferred stock. Management believes that this limitation restricts our ability to offset any future United States taxable income against its net operating loss carry-forward over the United States Statutory carry-forward periods ranging from 15 to 20 years, to approximately $4.8 million a year before the net effect of future recognized “built-in” gains or losses existing as of the date of the ownership change. We expect to incur net losses at least through 2004.

RESULTS OF OPERATIONS

The historical financial information included in this Form 10-K will not reflect our future results of operations, financial position and cash flows.

THE YEAR ENDED DECEMBER 31, 2003 AS COMPARED TO THE YEAR ENDED DECEMBER 31, 2002

Executive Summary of Results of Operations

Our revenues increased 7% in 2003 as growth in our diversified Managed IP VPN, Hosting, and Internet Access have outpaced declines in services provided to Reuters and Moneyline. Gross margin increased $15.3 million or 21% over 2002 to $89.3 million or 35% of revenue resulting from increases in our diversified customer revenue and unit price reductions in data communications costs. Net loss was $94.0 million, a change from net income of $13.9 million in 2002 primarily driven by a $3.2 million increase in asset impairment and restructuring charges in 2003, an $8.1 million loss on sale of the data center in 2003 and a decrease in gain on extinguishment of debt of $97.9 million resulting from our recapitalization, which was recorded in 2002.

Revenues

	Year Ended December 31, (in thousands)
	2003	2002	Dollar Change	Percent Change
Diversified Revenue:
Managed IP VPN	$66,822	$34,344	$32,478	95%
Hosting	28,745	6,979	21,766	312%
Internet Access	16,942	16,489	453	3%
Other	3,190	3,197	(7)	(0)%

Total Diversified Revenue	115,699	61,009	54,690	90%

Reuters	82,748	102,244	(19,496)	(19)%
Moneyline	54,424	70,287	(15,863)	(23)%
Bridge	—	2,464	(2,464)	(100)%

Total Major Customer Revenue	137,172	174,995	(37,823)	(22)%

Total Revenue	$252,871	$236,004	$16,867	7%

Revenue. Revenue was $252.9 million for the year ended December 31, 2003, an increase of $16.9 million or 7%, from $236.0 million for the year ended December 31, 2002. Diversified Managed IP VPN revenues increased $32.5 million or 95% to $66.8 million compared to $34.3 million for 2002. The increase in 2003 Managed IP VPN revenue includes $10.4 million of revenue for services billed from August 1, 2003 through December 31, 2003 to customers acquired from WAM!NET. Diversified Hosting revenue increased $21.8 million, or 312%, to $28.7 million in 2003 from $7.0 million in 2002. The increase in Hosting revenue is attributable to the completion of the Intel customer transition which contributed approximately $19.3 million for the year ended December 31, 2003.

Internet Access revenues increased 3% to $16.9 million in 2003, compared to $16.5 million for 2002. The increase in Internet Access revenue is due to the economic stabilization in the Internet sector. Other revenues remained relatively constant at $3.2 million in 2003 and 2002.

Reuters and Moneyline revenues were $137.2 million in 2003, a decrease of $35.4 million or 20% from $172.5 million in 2002. The decline resulted from the termination of service locations by Reuters and Moneyline resulting from customer losses and reduced pricing for certain services. Additionally, 2002 included $2.5 million of realized deferred installation fees under the terminated Bridge contract.

Data Communications and Operations (exclusive of non-cash compensation, depreciation and amortization). Data communications and operations expenses were $163.6 million for year ended December 31, 2003, a decrease of $1.5 million, from $162.1 million in 2002. This decline is a result of data communications unit price reductions for long-haul capacity and internet connectivity and reductions in connections with Reuters and Moneyline partially offset by increases in connections for new diversified customers including Intel customers and customers acquired from WAM!NET. Additionally, per unit cost reductions in data communications were offset by newly incurred facilities and personnel costs associated with the Intel customer transition and increases in Network Operations and Engineering personnel required to support the expanding diversified Managed IP VPN and Hosting customers and newly acquired WAM!NET customers. Furthermore, gross margin was $89.3 million for the year ended December 31, 2003, an increase of $15.3 million, from $73.9 million in 2002. As a percentage of revenue, gross margin increased to 35% in 2003 as compared to 31% in 2002.

Sales, General and Administrative (exclusive of non-cash compensation). Sales, general and administrative expenses were $90.5 million for the year ended December 31, 2003, an increase of $22.7 million, or 33%, from $67.8 million for 2002. This increase is attributed to increases in personnel costs of $9.1 million, commissions and other sales incentives of $4.6 million, rent and other facilities costs of $2.5 million and marketing, promotion and consulting expenses of $3.2 million. The increase in personnel costs, commissions and sales incentives is related to growth in our diversified revenue base and the consolidation of our corporate headquarters personnel to our new facility outside of St. Louis, Missouri. The new headquarters facility was occupied in mid-2002, which is attributable to the increases in rent and other facilities costs. We expect these costs to increase in 2004 as compared to 2003 to accelerate the growth of our diversified customer base.

Depreciation and Amortization. Depreciation and amortization expense was $55.3 million for the year ended December 31, 2003, a decrease of $5.3 million from $60.6 million for 2002. We expect these expenses to decrease resulting from the sale of our Hazelwood, Missouri data center and as a portion of our fixed assets became fully depreciated in 2003.

Asset Impairment, Restructuring Charges and Other. Asset Impairment and Restructuring Charges totaled $7.9 million for the year ended December 31, 2003, a $3.2 million increase from the $4.7 million recorded in 2002. In June 2003 we revised our estimated liability related to a previously vacated facility lease to encompass the remaining minimum lease payments throughout the full term of the lease which expires in March 2011, resulting in a restructuring charge of $7.9 million. During 2002, concurrent with Yipes Communications, Inc.’s (“Yipes”) voluntary petition for reorganization under Chapter 11 of Title 11 of the United States Bankruptcy

Code, we recorded a $1.0 million impairment charge related to our investment in Yipes. Additionally in 2002 we recorded a $3.7 million charge related to the write-down of unused equipment. In 2002 we adopted Statement of Financial Accounting Standards No. 142 resulting in a $2.8 million goodwill impairment charge which is reflected in the Consolidated Statement of Operations as a cumulative effect of a change in accounting principle.

Loss on Sale of Data Center. Loss on sale of data center for the year ended December 31, 2003 of $8.1 million relates to the sale of our Hazelwood, Missouri data center to Reuters for cash and other consideration whose fair market value was lower than the net book value of the assets and other costs incurred in conjunction with the transaction.

Non-cash Equity-based Compensation. Non-cash equity-based compensation expense was $14.0 million for the year ended December 31, 2003, an increase of $3.0 million from $11.0 million in 2002. The increase is due to the vesting of 3.3 million performance warrants held by Constellation Ventures resulting in a $3.4 million charge. We expect the non-cash equity-based compensation related to options granted to employees and non-employee members of our Board of Directors to decline below $0.2 million per quarter in the second quarter of 2004 as our 1999 and 2000 issuances will be fully expensed; however, when management estimates that Constellation Ventures will meet the performance criteria for vesting of their remaining unvested 6.7 million warrants, we will record a charge based on the fair value of the warrants at that time as calculated using the Black-Scholes model and current market and company assumptions.

Net Interest Expense and Other. Interest income amounted to $0.5 million for the year ended December 31, 2003 and $0.7 million for 2002. Interest expense for the year ended December 31, 2003 amounted to $8.4 million, a decrease of $3.2 million from $11.7 million in 2002. The decrease in interest expense is largely due to a financing and debt restructuring that occurred in March 2002 which eliminated approximately $171.5 million in debt and a $12.9 million principal payment to GECC in July 2003 from the proceeds of the sale of our Hazelwood, Missouri data center. The aggregate outstanding balance of our GECC lease liability at December 31, 2003 was $56.6 million. We expect our interest expense to increase in 2004 compared to 2003 as a result of the $200.0 million debt financing to acquire the assets of Cable & Wireless USA, Inc. and Cable & Wireless Internet Services, Inc. together with the assets of certain of their affiliates (“CWA”) and $52.0 million of capital leases for the facilities being acquired by Du Pont Fabros, which is discussed further below in the Liquidity and Capital Resources section.

Net Income / (Loss). The net loss for the year ended December 31, 2003 was $94.0 million, a $108.0 million increase from the net income for the year ended December 31, 2002 of $13.9 million. The increase in net loss is primarily related to a $97.9 million gain on extinguishment of debt in 2002, a $3.2 million increase in asset impairment and restructuring charges in 2003, an $8.1 million loss on sale of data center in 2003, and a $22.7 million increase in sales, general and administrative expenses in 2003. This increase in net loss was partially offset by a gross margin increase of $15.3 million, a depreciation and amortization decrease of $5.3 million, a net interest expense and other decrease of $3.5 million, and a cumulative effect of change in accounting principle decrease of $2.8 million.

THE YEAR ENDED DECEMBER 31, 2002 AS COMPARED TO THE YEAR ENDED DECEMBER 31, 2001

Executive Summary of Results of Operations

Our revenues decreased 3% in 2002 as growth in our diversified Managed IP VPN product was offset by reductions in Internet Access and services provided to Reuters and Moneyline from the level of service provided to Bridge, Reuters and Moneyline in the prior year. Gross margin increased by approximately $67.5 million as the $6.8 million decrease in our revenues was offset by $74.3 million of reductions in data communications costs due to reductions in capacity, unit costs, refunds of sales taxes and reduction of accruals for such costs.

Net income (loss) improved by $302.8 million due primarily to the improvement in gross margin, a $97.9 million gain on debt extinguishment, a $27.5 million reduction in depreciation and amortization, a $14.3 million reduction in interest expense and an $84.9 million reduction of asset impairment charges recorded.

	Year Ended December 31, (in thousands)
	2002	2001	Dollar Change	Percent Change
Diversified Revenue:
Managed IP VPN	$34,344	$18,840	$15,504	82%
Hosting	6,979	7,040	(61)	(1)%
Internet Access	16,489	30,354	(13,865)	(46)%
Other	3,197	4,096	(899)	(22)%

Total Diversified Revenue	61,009	60,330	679	1%

Reuters	102,244	32,282	69,962	217%
Moneyline	70,287	15,511	54,776	353%
Bridge	2,464	134,672	(132,208)	(98)%

Total Major Customer Revenue	174,995	182,465	(7,470)	(4)%

Total Revenue	$236,004	$242,795	$(6,791)	(3)%

Revenue. Revenue was $236.0 million for the year ended December 31, 2002, a decrease of $6.8 million or 3%, from $242.8 million for the year ended December 31, 2001. Diversified Managed IP VPN revenues increased $15.5 million or 82% to $34.3 million compared to $18.8 million for 2001. The increase in 2002 Managed IP VPN revenue was the result of adding 380 net new customers. Diversified Hosting revenue decreased less than $0.1 million, or 1%, to $7.0 million in 2002. The decrease in Hosting revenue is attributable to turnover of over half of our 2001 customer base largely as a result of bad debts related to the economic downturn experienced in the Internet sector, partially offset buy new customer gains. Internet Access revenues decreased 46% to $16.5 million in 2002, compared to $30.4 million for 2001. The decrease in Internet Access revenue was also due to the economic downturn affecting the Internet sector which resulted in the loss of customers, pricing pressure in the Internet Access business and our continued initiatives designed to encourage customers to purchase access services as part of their managed network service. Other revenues declined to $3.2 million in 2002 from $4.1 million in 2001, a decrease of 22%.

Reuters, Moneyline, and Bridge revenues were $175.0 million in 2002, a decrease of $7.5 million or 4% from $182.5 million in 2001. The decline resulted from the elimination of excess circuits by Bridge prior to the sale of its assets, the termination of service locations by Reuters and Moneyline in connection with their integration of the Bridge acquisition, workforce reductions implemented by some of their customers and reduced pricing for certain services.

Data Communications and Operations (exclusive of non-cash compensation, depreciation and amortization). Data communications and operations expenses were $162.1 million for the year ended December 31, 2002, a decrease of $74.3 million, or 31%, from $236.3 million for the year ended December 31, 2001. The decline in data communications costs is a result of significant unit price reductions for long-haul capacity, reductions in internet connectivity capacity and unit prices, and reductions in local circuit costs resulting from the elimination of excess circuits in the Bridge network, reductions in connections with Reuters and Moneyline and unit price reductions from vendors. These costs were also reduced by $5.5 million as a result of reductions in estimated accruals for such costs which we believe are no longer required and $2.6 million of sales tax refunds related to such costs. Cost reductions in data communications costs were partially offset by additional employees needed in operations to assume services previously provided by Reuters and Moneyline, and transitional costs associated with taking over certain services from Reuters. Total operational employees increased by 68% to 428 at December 2002 versus 255 in December 2001. Furthermore, gross margin was $73.9 million for the year ended December 31, 2002, an increase of $67.5 million, from $6.5 million in 2001. As a percentage of revenue, gross margin increased to 31% in 2002 as compared to 3% in 2001.

Sales, General and Administrative (exclusive of non-cash compensation). Sales, general and administrative expenses were $67.8 million for the year ended December 31, 2002, a decrease of $4.5 million, or 6%, from $72.3 million for 2001. This decrease primarily resulted from a $7.5 million decrease in bad debt expense to $2.5 million in 2002, from $10.0 million in 2001. Bad debt expense in 2001 reflected a write-off of $4.7 million in connection with the bankruptcy of Bridge Canada. The decrease in bad debt expense was offset by increases in rent expense, primarily from the new headquarters in St, Louis occupied in mid-2002 and increases in personnel costs. Sales and marketing employees increased 24% to 317 at December 2002 compared to 256 at December 2001.

Depreciation and Amortization. Depreciation and amortization expense was $60.6 million for the year ended December 31, 2002, a decrease of $27.5 million as compared to $88.1 million for the year ended December 31, 2001. This decrease results primarily from the write down of assets that occurred in 2001, which reduced the depreciable asset base.

Asset Impairment & Other Write-downs of Assets. In 2002, we recorded a charge of $1.0 million relating to our investment in Yipes Communications Group, Inc., and a $3.7 million charge related to the write-down of unused equipment. In 2002 we adopted Statement of Financial Accounting Standard No. 142 resulting in a $2.8 million goodwill impairment charge which is reflected in the Consolidated Statement of Operations as a cumulative effect of a change in accounting principal.

Asset impairment, restructuring and other write-downs of assets of $94.4 million in 2001 represent:

•	$31.5 million non-cash charge related to optical equipment for which we do not expect to recover its costs either through operation or disposition of such equipment;

•	$44.1 million non-cash charge related to our wireless network equipment that has no residual value and which we have no future expected use for the equipment;

•	$14.0 million non-cash charge related to the write-down of other unutilized property and equipment; and

•	$4.8 million restructuring charge related to exiting certain leased facilities and other related costs.

Non-cash Equity-based Compensation. Non-cash equity-based compensation amounted to $11.0 million for the year ended December 31, 2002 versus a $15.3 million expense in 2001. These expenses represent amortization charges to earnings for the difference between the estimated fair market value of our common stock and the exercise price for options granted to employees, non-employee members of our Board of Directors and employees of Bridge on various dates in 1999, 2000 and 2002.

Net Interest Expense and Other. Interest income amounted to $0.7 million in the year ended December 31, 2002, a decrease of $0.1 million from 2001 a result of the decrease interest rates during 2002. Interest expense for the year ended December 31, 2002 was $11.7 million, a decrease of $14.3 million from 2001. The decrease is a result of debt restructuring executed in the first quarter of 2002 that eliminated $170.0 million of interest bearing liabilities from the balance sheet.

Gain on Extinguishment of Debt. Gain on extinguishment of debt and liabilities totaled $97.9 million in the year ended December 31, 2002. The gain resulted from the recapitalization in March 2002 and the Winstar Wireless, Inc. (“Winstar”) settlement in November 2002. On November 5, 2002, we paid Winstar $1.5 million in satisfaction of all amounts owed by us to Winstar. Additionally, we released each other from any and all claims against the other. This settlement, which was approved by the bankruptcy court on November 5, 2002, resulted in a gain of $39.6 million in the fourth quarter of 2002.

Net (Loss) Income. The net income for the year ended December 31, 2002 was $13.9 million, an increase of $302.8 million from the net loss for 2001 of $288.9 million. The primary reasons for the improvement are:

•	Gross margin improvement of $67.5 million;

•	Reduction in asset impairment charges of $84.9 million, restructuring charges of $4.8 million and $4.3 million reduction in non-cash equity-based compensation expense;

•	$27.5 million decrease in depreciation and amortization expense;

•	Gain of $97.9 million on the extinguishment of debt in 2002; and

•	$14.2 million reduction in net interest expense.

LIQUIDITY AND CAPITAL RESOURCES

Executive Summary of Liquidity and Capital Resources

At December 31, 2003 our cash balances were $28.2 million. We used $0.3 million in operating cash flow during the year ended December 31, 2003, an improvement of $44.7 million or 99% compared to 2002. Several transactions that occurred in 2003 had a material impact on our liquidity and capital resources. In July 2003, we sold our data center located in Hazelwood, Missouri and recorded a loss of $8.1 million on the sale of this asset. Additionally, we received $35.0 million in gross proceeds, of which $12.9 million was used to reduce outstanding debt with General Electric Capital Corporation (“GECC”), approximately $3.1 million related to deposits and expenses associated with the data center sale, and approximately $19.0 million in net proceeds was added to existing cash balances. In August 2003, we acquired certain assets related to the commercial business operations of WAM!NET. Under the terms of the agreement we made an initial payment of $3.0 million for the acquired assets and accrued $4.6 million in current liabilities for the estimated earn-out to be determined in April 2004.

Discussion of Changes in Liquidity and Capital Resources

Cash used in operating activities decreased to $0.3 million for the year ended December 31, 2003 from $45.0 million in 2002. The $44.7 million improvement is primarily due to a reduction in the payments of accounts payable of $31.3 million, an increase in collections of account receivable of $2.5 million and an increase in deferred revenue and other accrued liabilities in 2003 versus 2002. 2002 included payments of accounts payable that had been delayed in 2001 pending the issuance of the Preferred Stock (“Preferred”) which were settled throughout the year. The loss of a significant customer or group of customers could have a material impact on our future cash flows and financial position which may limit our ability to raise capital or fund our operations, working capital needs and capital expenditures in the future.

Net cash provided by investing activities for the year ended December 31, 2003 was approximately $13.1 million, an increase of $18.7 million from the $5.7 million used during the year ended December 31, 2002. This increase resulted from the receipt of $35.0 million in cash related to the sale of our Hazelwood, Missouri data center, as described below, partially offset by $3.1 million used in the purchase of WAM!NET’s assets, also described below, and an increase in our capital expenditures of $13.2 million primarily for new customer equipment related to the Intel customer transition and certain network enhancements.

Net cash used in financing activities was $15.8 million for the year ended December 31, 2003 as compared to net cash provided by financing activities of $70.6 million in the prior period. The $15.8 million use of cash in 2003 includes the $12.9 million reduction in debt outstanding with GECC related to the sale of our Hazelwood, Missouri data center as described below. The cash provided in 2002 was largely due to our recapitalization which resulted in the issuance of Preferred in March, June and September of 2002. As more fully described below, we issued approximately $203.1 million of Preferred in exchange for a combination of cash, accounts payable and debt. The proceeds from the Preferred were used to settle all outstanding obligations to Bridge, to make scheduled payments on capital lease obligations and to support our working capital requirements, including payments of past due balances with certain of our vendors.

On November 5, 2002, we paid Winstar $1.5 million in satisfaction of all amounts owed by us to Winstar. Additionally, we released each other from any and all claims against the other. This settlement, which was approved by the bankruptcy court on November 5, 2002, resulted in a gain of $39.6 million in the fourth quarter of 2002.

Transactions and Subsequent Events

On January 22, 2004, we signed a definitive agreement to purchase substantially all of the assets of CWA. CWA, wholly-owned by Cable and Wireless PLC provides a range of network and hosting services, including internet access to a Tier 1 network, collocation, hosting and other value-added services such as managed security and content distribution. The transaction has been approved by the US Bankruptcy Court but is subject to certain regulatory and customary closing conditions. We have committed to pay $155.0 million in cash, assume certain working capital liabilities and assume leases for 15 data centers and other facilities. Furthermore, in accordance with the sales agreement we are funding CWA’s working capital losses from January 28, 2004 through the closing date of the transaction (estimated to close in the first quarter of 2004), which will be capitalized into the purchase price. Additionally, we entered an agreement to sell our rights at closing to acquire four of the CWA data centers and one office facility to Du Pont Fabros Interests LLC (“Du Pont Fabros”) for $52.0 million and lease those facilities back for 15 years. The transaction is being funded by $200 million debt financing from existing stockholders Welsh, Carson, Anderson & Stowe (“Welsh Carson”) and Constellation Ventures (“Constellation”), a Bear Stearns asset management fund, who are joined by Oak Hill Special Opportunities Fund (“Oak Hill” and, with Welsh Carson and Constellation, the “Financing Parties”). The Financing Parties provided subordinated debt (the “Notes”), which we will use to acquire the CWA assets and fund ongoing capital expenditures and working capital needs associated with the newly acquired assets. The Notes, which mature five years from the date of initial funding, are subject to redemption by SAVVIS during the first 360 days after the initial funding in an amount equal to the Notes’ accreted value. During this 360 day period, the Notes will bear interest at 12.5%, payable semi-annually in kind. After this period, interest will increase to 15%, payable semi-annually in kind. The Notes are redeemable at 101% after the fourth anniversary of the initial funding. In conjunction with this financing, SAVVIS has issued warrants to the Financing Parties to purchase our Series B Preferred that were convertible to approximately 129.4 million shares of SAVVIS common stock at a price of $1.63 per common share. The Financing Parties exercised those warrants pursuant to a “cashless” exercise and, as a result, the Series B Preferred is convertible into approximately 65.5 million shares of common stock. The Series B Preferred automatically converts into common shares upon SAVVIS stockholder approval. The common stock issuable upon conversion of the Series B Preferred will not have been registered under the Securities Act and, therefore, may not be transferred or sold except pursuant to an effective registration statement or pursuant to an exemption from the registration requirements of the Securities Act. We granted Welsh Carson demand and piggy-back registration rights and we granted the other Financing Parties piggy-back registration rights only.

On August 1, 2003 we entered into an asset purchase agreement with WAM!NET, a leading global provider of content management and delivery services, to acquire certain assets related to its commercial business operations including their commercial customer contracts and related customer premise and other equipment. Under the terms of the agreement we made an initial payment of $3.0 million for the acquired assets and have accrued an additional $4.6 million in current liabilities for the estimated earn-out which will be determined in April 2004 and paid in nine equal monthly installments. We have the option to pay the earn-out in cash or a combination of cash and up to one-half of the total purchase price in SAVVIS common stock. The final payment amount will be determined based on revenue performance of the acquired customers. The estimated purchase price has been allocated to property and equipment and customer contracts based on their relative fair values.

On July 28, 2003, we closed an agreement with Reuters whereby SAVVIS sold its data center located in Hazelwood, Missouri. We recorded a loss of $8.1 million on the sale of this asset, proceeds from which were lower than the net book value of the assets and other costs incurred in conjunction with the transaction. In addition, we entered into a lease agreement for approximately one-third of the data center for five years with a five-year renewal option, which we are using to provide hosting services. Additionally, SAVVIS allowed Reuters to buy-down a portion of its minimum revenue commitments under the existing network services agreement. These revenue buy-down amounts will be recognized ratably through September 2006, the remaining life of the network services agreement. Furthermore, Reuters agreed to purchase from SAVVIS new services which may be required in the future by Reuters but not originally contemplated under the network services agreement provided our bid to provide such service proposes terms equivalent to competing bids, material service level breaches by SAVVIS have not repeatedly arisen at that time, and Reuters is not contractually bound to purchase such services from other providers. Of the $35.0 million in gross proceeds, we used $12.9 million to reduce outstanding debt GECC, approximately $3.1 million for transaction related deposits and expenses and approximately $19.0 million in net proceeds were added to existing cash balances.

In September 2002, we raised $22.6 million in cash from the issuance of Preferred to Welsh Carson.

In June 2002, Preferred totaling $20.0 million was issued to Constellation Ventures in exchange for cash. We also issued five-year performance warrants to Constellation Ventures to acquire shares of common stock at $0.75 per share which it earns the right to exercise if it meets certain performance criteria related to aiding us in winning new business. During November 2003, the performance criteria was met for the first of three tranches causing one-third, or 3.3 million warrants to vest resulting in non-cash equity based compensation expense of $3.4 million. Additional non-cash compensation charges will be recorded over the anticipated vesting period when SAVVIS estimates that the performance criteria of the remaining 6.7 million warrants will be met based on the fair value of the warrants at that time as calculated using the Black-Scholes model and current market and company assumptions. In addition, we issued $2.4 million of Preferred in satisfaction of certain other vendor obligations.

In May 2002, SAVVIS entered into a 15 year, office facility lease agreement with Duke Realty Limited Partnership (“Duke”) with total minimum rent payments of approximately $39.9 million. We also entered into an agreement with Duke in which SAVVIS may be required to make payments of up to approximately $1.0 million plus interest accruing at 4.88% from the date of the agreement if certain events do not occur prior to June 2004. These payments, if required, would be made from July 2005 to June 2007.

On March 18, 2002, we issued approximately $158.1 million of Preferred to (i) Welsh Carson in exchange for approximately $57.5 million in cash, approximately $22.2 million in principal and accrued interest in respect to our 10% convertible senior secured notes and approximately $90.9 million in notes, and accrued interest, issued pursuant to the credit agreement with Nortel and (ii) Reuters upon conversion of approximately $40.9 million in principal and accrued interest with respect to the 12% convertible senior secured notes.

In addition, we reached agreements with GECC, Nortel, Bridge and certain other vendors as follows:

Approximately $56.5 million of capital lease obligations were amended with GECC and provides for repayment at the end of the fifth year. Interest, which accrues at 12% per annum, accrues to the capital lease liability until December 31, 2004, and is payable in cash thereafter. The principal amount of the amended lease is due on March 8, 2007. Substantially all of the Company assets serve as collateral under the amended lease.

Release by Nortel from all obligations to purchase optical equipment under the Global Purchase Agreement.

We entered into an agreement with Bridge wherein we agreed to pay Bridge $11.9 million in satisfaction of $27.5 million representing all amounts due to Bridge. We also agreed not to pursue the collection of $18.7 million of pre-petition receivables owed to it by Bridge and to assign to Bridge any claims it had against other Bridge entities with the exception of Bridge Canada whereby we retained our right to receive a pro rata distribution of assets from the liquidation of Bridge Canada which were collected in 2003. All amounts due by SAVVIS under the settlement agreement were paid in March 2002.

A release by a certain vendor from all obligations under the agreements in exchange for $2.5 million paid in installments over 18 months and other commercial arrangements.

As part of the related March 2002 recapitalization, we also issued five-year warrants to purchase 16.1 million shares of SAVVIS’ common stock at $0.75 per share.

In August 2000, we entered into a 20-year agreement with Kiel Center Partners, L.P. (“KCP”) pursuant to which we acquired the naming rights to an arena in St. Louis, Missouri. Total consideration for these rights amounted to approximately $71.8 million, including 750,000 shares of our common stock issued to KCP, which had a fair value of $5.8 million at issuance and $66.0 million of cash payments to be made from 2002 through 2020. The related expense will be recognized over the term of the agreement. As of December 31, 2003, we had approximately $2.6 million of remaining deferred charges resulting from the issuance of common stock and $64.6 million of remaining cash payments under this agreement.

Our customer contracts generally span multiple periods, which result in us entering into arrangements with various suppliers of communications services that require us to maintain minimum spending levels, some of which increase over time, to secure favorable pricing terms. Our remaining aggregate minimum spending level allocated ratably over the contract terms are approximately $39.9 million, $26.3 million, and $10.1 million in years 2004, 2005, and 2006, respectively. Should SAVVIS not meet the minimum spending level in any given year, decreasing termination liabilities representing a percentage of the remaining contracted amount may immediately become due and payable. Furthermore, certain of these termination liabilities are subject to reduction should SAVVIS experience the loss of a major customer or suffer a loss of revenues from a downturn in general economic activity. Before considering the effects of any reductions for the business downturn provisions, if SAVVIS were to terminate all of these agreements as of December 31, 2003, the maximum termination liability would amount to approximately $44.3 million.

As of December 31, 2003	Payments Due by Period
(in thousands)	Total	Less Than 1 Year	2 – 3 Years	4 – 5 Years	After 5 Years
Operating leases and naming rights agreement	$165,235	$20,109	$30,766	$26,803	$87,557
Capital lease obligations(1)	80,950	375	15,503	65,072	—
Unconditional purchase obligations	76,334	39,912	36,422	—	—

Total contractual cash obligations	$322,519	$60,396	$82,691	$91,875	$87,557

(1)	Includes interest payments of $24.0 million over the remaining life of the capital lease obligation. As discussed above, we closed an agreement with Reuters on July 28, 2003, whereby we sold our data center located in Hazelwood, Missouri and used $12.9 million of the $35.0 million in gross proceeds to reduce our outstanding debt with GECC resulting in total payments due of $80.6 million of which $63.8 million is due in March 2007.

We may meet any additional funding needs through a combination of equity investments, debt financings, renegotiation of repayment terms on existing debt and sales of assets and services. If these additional financings were required, there can be no assurance that we would be successful in completing any of these financings or that if we were, the terms of such financings would be favorable to us.

We are subject to various legal proceedings and other actions arising in the normal course of its business. While the results of such proceedings and actions cannot be predicted, management believes, based on facts known to management today, that the ultimate outcome of such proceedings and actions will not have a material adverse effect on our financial position, results or operations or cash flows.

We have employment agreements with several key executive officers. These agreements contain provisions with regard to base salary, bonus, stock options, and other employee benefits. These agreements also provide for severance benefits in the event of employment termination or a change in control of SAVVIS.

RECENT ACCOUNTING PRONOUNCEMENTS

In November 2002, the Emerging Issues Task Force (“EITF”) reached consensus on issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables” on a model to be used to determine when a revenue arrangement with multiple deliverables should be divided into separate units of accounting and, if separation is appropriate, how the arrangement consideration should be allocated to the identified accounting units. The EITF also reach a consensus that this guidance should be effective for all revenue arrangements entered into in fiscal periods beginning after June 15, 2003, which for SAVVIS is the quarter ending September 30, 2003. The adoption of EITF No. 00-21 did not have a material impact on our consolidated financial position, results of operations or cash flows.

In December 2003, the Financial Accounting Standards Board (“FASB”) reissued Revised FASB Interpretation No. 46, “Consolidation of Variable Interest Entities”, which addresses the consolidation of variable interest entities in which an enterprise absorbs a majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity. FIN No. 46 is required in financial statement of public entities that have variable interest entities or potential variable interest entities commonly referred to as special-purpose entities created before February 1, 2003 for periods ending after December 15, 2003, and for all other types of entities is required in financial statements for periods ending after March 15, 2004. Adoption of the standard did not have a material impact on our consolidated financial position, results of operations or cash flows.

In April 2003, the FASB issued Statement of Financial Accounting Standard (“SFAS”) No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies financial reporting for certain derivative instruments and for hedging activities accounted for under SFAS No. 133 and is effective for contracts entered into or modified, and for hedges designated, after June 30, 2003. Adoption of the standard did not have a material impact on our consolidated financial position, results of operations or cash flows.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with characteristics of both Liabilities and Equity.” SFAS No. 150 requires that certain financial instruments issued in the form of shares that are mandatorily redeemable as well as certain other financial instruments be classified as liabilities in the financial statements. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Adoption of the standard did not have a material impact on our consolidated financial position, results of operations or cash flows.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Our primary market risk exposure relates to changes in foreign currency exchange rates.

Changes in foreign exchange rates did not materially impact our results of operations. For the year ended December 31, 2003, 6% of our service revenue was denominated in currencies other than the United States dollar and 1% of our service revenue for the years ended 2002 and 2001, respectively. Approximately 23%, 19%, and 21% of our total direct and operating costs, excluding depreciation and amortization, loss on sale of data center, non-cash equity based compensation, and asset impairments and restructuring charges, were incurred in currencies other than the United States dollar for the years ended 2003, 2002, and 2001, respectively. We expect these percentages to decrease in the periods ahead as our United States business base grows. In the future, we may engage in hedging transactions to mitigate foreign exchange risk.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)	June 30, 2004	December 31, 2003
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$75,299	$28,173
Trade accounts receivable, less allowance for doubtful accounts of $4,136 and $1,162 in 2004 and 2003, respectively	44,855	11,305
Prepaid expenses	10,597	2,467
Other current assets	11,775	2,682

TOTAL CURRENT ASSETS	142,526	44,627
Property and equipment, net	289,772	59,357
Restricted cash	6,968	7,843
Intangibles, net	18,254	4,898
Other non-current assets	12,373	7,898

TOTAL ASSETS	$469,893	$124,623

LIABILITIES AND STOCKHOLDERS’ EQUITY / (DEFICIT)
CURRENT LIABILITIES:
Payables and other trade accruals	$60,094	$26,771
Capital lease obligations, current	1,180	315
Other accrued liabilities	85,258	22,629

TOTAL CURRENT LIABILITIES	146,532	49,715
Capital lease obligations, net of current portion	115,078	56,587
Long-term debt	148,630	—
Other accrued liabilities	75,994	19,248

TOTAL LIABILITIES	486,234	125,550

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY / (DEFICIT):
Convertible Series A Preferred stock at accreted value; 210,000 shares authorized; 203,070 shares issued in 2004 and 2003; 202,490 and 203,070 shares outstanding in 2004 and 2003, respectively	256,975	243,334
Convertible Series B Preferred stock; $0.01 par value, 11,000,000 shares authorized; 6,552,886 shares issued and outstanding in 2004	66	—
Common stock; $.01 par value, 1,500,000 shares authorized; 109,667,015 and 96,478,900 shares issued in 2004 and 2003; 109,635,714 and 96,447,599 shares outstanding in 2004 and 2003, respectively	1,097	965
Additional paid-in capital	394,890	330,890
Accumulated deficit	(666,701)	(572,465)
Deferred compensation	(853)	(1,438)
Treasury stock, at cost, 31,301 shares in 2004 and 2003, respectively	(16)	(16)
Accumulated other comprehensive loss:
Cumulative foreign currency translation adjustment	(1,799)	(2,197)

TOTAL STOCKHOLDERS’ EQUITY / (DEFICIT)	(16,341)	(927)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY / (DEFICIT)	$469,893	$124,623

The accompanying notes are an integral part of these condensed consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands, except share and per share amounts)	2004	2003	2004	2003
TOTAL REVENUES(1)	$172,991	$60,350	$281,126	$115,551

Data communications and operations expenses(2)	129,079	40,330	207,286	77,062

GROSS MARGIN	43,912	20,020	73,840	38,489

Sales, general, and administrative expenses(3)	50,402	22,028	82,917	44,565
Integration costs	17,165	—	22,071	—
Depreciation, amortization and accretion	19,069	15,400	31,045	31,147
Restructuring charges	—	7,903	—	7,903
Non-cash equity-based compensation(4)	3,943	2,667	10,781	5,324

TOTAL OTHER OPERATING EXPENSES	90,579	47,998	146,814	88,939

LOSS FROM OPERATIONS	(46,667)	(27,978)	(72,974)	(50,450)
NON-OPERATING EXPENSES:
Net interest expense and other	(13,341)	(2,145)	(21,262)	(4,123)

TOTAL NON-OPERATING EXPENSES	(13,341)	(2,145)	(21,262)	(4,123)

NET LOSS	(60,008)	(30,123)	(94,236)	(54,573)
Accreted and deemed dividend on Series A Preferred Stock	(9,175)	(8,210)	(18,101)	(16,190)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(69,183)	$(38,333)	$(112,337)	$(70,763)

BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.63)	$(0.41)	$(1.06)	$(0.75)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING(5)	109,445,460	93,840,625	105,854,476	93,803,553

(1)	Includes $19.7 million and $39.7 million from affiliates as defined in Note 12 for the three and six months ended June 30, 2004, respectively, and $20.9 million and $41.8 million from affiliates for the three and six months ended June 30, 2003, respectively.
(2)	Excludes $0.1 million of non-cash equity-based compensation for the six months ended June 30, 2004, and $0.5 million and $1.0 million of non-cash equity-based compensation for the three and six months ended June 30, 2003, respectively, as well as exclusive of depreciation included below.
(3)	Excludes $3.9 million and $10.7 million of non-cash equity-based compensation for the three and six months ended June 30, 2004, respectively, and $2.2 million and $4.3 million of non-cash equity-based compensation for the three and six months ended June 30, 2003, respectively, as well as exclusive of depreciation included below.
(4)	Includes $3.8 million and $10.3 million of non-cash equity-based compensation relating to the vesting of certain Constellation Ventures performance warrants for the three and six months ended June 30, 2004, respectively, as discussed in Note 4.
(5)	As the effects of including the incremental shares associated with options, warrants, convertible Series A Preferred stock, and convertible Series B Preferred stock are anti-dilutive, they are not included in the weighted average common shares outstanding.

The accompanying notes are an integral part of these condensed consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	For the Six Months Ended June 30,
(in thousands)	2004	2003
OPERATING ACTIVITIES:

Net loss	$(94,236)	$(54,573)

Reconciliation of net loss to net cash used in operating activities:
Accrued interest	21,802	3,629
Depreciation, amortization, and accretion	31,045	31,147
Restructuring charges	—	7,903
Non-cash equity-based compensation	10,781	5,324
Net changes in operating assets and liabilities, net of acquisition:
Trade accounts receivable	(10,749)	7,099
Prepaid expenses and other current assets	1,180	(610)
Other non-current assets	243	911
Accounts payable	10,055	(2,710)
Other accrued liabilities	6,597	(861)

Net cash used in operating activities	(23,282)	(2,741)

INVESTING ACTIVITIES:
Capital expenditures	(14,921)	(8,813)
Proceeds from sale of acquired assets	2,078	—
Acquisition, net of cash received	(117,136)	—

Net cash used in investing activities	(129,979)	(8,813)

FINANCING ACTIVITIES:
Payments under capital lease obligations	(1,838)	(1,297)
Issuance of subordinated debt and associated warrants	200,000	—
Deferred subordinated debt issuance costs	(625)	—
Other	2,779	641

Net cash provided by / (used in) financing activities	200,316	(656)

Effect of exchange rate changes on cash and cash equivalents	71	(264)

NET INCREASE / (DECREASE) IN CASH AND CASH EQUIVALENTS	47,126	(12,474)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	28,173	32,159

CASH AND CASH EQUIVALENTS, END OF PERIOD	$75,299	$19,685

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$180	$223
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Accrual of WAM!NET earn-out (Note 6)	$4,400	$—
Assets and obligations acquired under capital leases (Note 2)	52,000	—

The accompanying notes are an integral part of these condensed consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY / (DEFICIT)

(dollars in thousands)	CONVERTIBLE SERIES A PREFERRED STOCK	CONVERTIBLE SERIES B PREFERRED STOCK	COMMON STOCK	ADDITIONAL PAID-IN CAPITAL	ACCUMULATED DEFICIT	DEFERRED COMPENSATION	TREASURY STOCK	ACCUMULATED OTHER COMPREHENSIVE INCOME/(LOSS)	TOTAL
Balance at December 31, 2003	$243,334	$—	$965	$330,890	$(572,465)	$(1,438)	$(16)	$(2,197)	$(927)
Net loss					(94,236)				(94,236)
Foreign currency translation adjustments								398	398
Comprehensive loss									(93,838)
Deemed dividends on Series A Preferred Stock	18,101			(18,101)					—
Beneficial conversion feature of deemed dividends on Series A Preferred Stock	(3,765)			3,765					—
Conversion of Series A Preferred Stock	(695)		9	686					—
Issuance of Series B Preferred Stock		66		65,806					65,872
Vesting of performance warrants				10,338					10,338
Common Stock warrant exercises			95	(95)					—
Issuance of Common Stock upon exercise of stock options			28	1,744					1,772
Recognition of deferred compensation costs				(143)		585			442

Balance at June 30, 2004	$256,975	$66	$1,097	$394,890	$(666,701)	$(853)	$(16)	$(1,799)	$(16,341)

See the following page for share information.

The accompanying notes are an integral part of these condensed consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY / (DEFICIT)

	NUMBER OF SHARES
	CONVERTIBLE SERIES A PREFERRED STOCK	CONVERTIBLE SERIES B PREFERRED STOCK	COMMON STOCK	TREASURY STOCK
Balance at December 31, 2003	203,070	—	96,478,900	31,301
Conversion of Series A Preferred Stock	(580)		927,594
Issuance of Series B Preferred Stock		6,552,886
Common Stock warrant exercises			9,547,143
Issuance of Common Stock upon exercise of stock options			2,713,378

Balance at June 30, 2004	202,490	6,552,886	109,667,015	31,301

The accompanying notes are an integral part of these condensed consolidated financial statements.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(tabular dollars in thousands, except per share amounts)

(unaudited)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These unaudited condensed consolidated financial statements have been prepared under the rules and regulations of the Securities and Exchange Commission on a basis substantially consistent with the audited consolidated financial statements of SAVVIS Communications Corporation and its subsidiaries (collectively, “SAVVIS” or the “Company”) as of and for the year ended December 31, 2003 included in the Company’s Annual Report on Form 10-K (the “Annual Report”) as filed with the Securities and Exchange Commission. All intercompany balances and transactions have been eliminated in consolidation. These financial statements should be read in conjunction with the audited consolidated financial statements and the related notes to the consolidated financial statements of the Company included in the Annual Report. In the opinion of management, the accompanying condensed consolidated financial statements contain all adjustments (consisting of normal, recurring adjustments), which management considers necessary to present fairly the condensed consolidated financial position of the Company at June 30, 2004, the results of its operations for the three and six month periods ended June 30, 2004 and 2003 and cash flows for the six month periods ended June 30, 2004 and 2003. The results of operations for the three and six month periods ended June 30, 2004 may not be indicative of the results expected for any succeeding quarter or for the entire year ending December 31, 2004.

On March 5, 2004, the Company through a wholly owned subsidiary secured all regulatory approvals and closed its acquisition of the assets of Cable & Wireless USA, Inc. and Cable & Wireless Internet Services, Inc. together with the assets of certain of their affiliates (“Cable & Wireless America” or “CWA”). The results of CWA are included in the condensed consolidated financial statements since the date of acquisition.

Cash and Cash Equivalents

The Company classifies cash on hand and deposits in banks, including commercial paper, money market accounts and other investments with an original maturity of three months or less, that the Company may hold from time to time, as cash and cash equivalents.

Restricted Cash

Restricted cash consists of amounts supporting outstanding letters of credit, principally related to office space.

Property and Equipment

Communications and data center equipment, office equipment and other equipment is recorded at cost and depreciated using the straight-line method over estimated useful lives of five to fifteen years. Facilities and leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the related lease which is seven to fifteen years

Other Non-Current Assets

Other non-current assets consist primarily of deferred financing costs, the unamortized cost of naming rights to a sports arena in St. Louis, Missouri, facility rent and other deposits, and a note receivable. The components of this financial statement line item are in Note 7.

Intangible Assets

The Company accounts for the commercial customer contracts acquired in the WAM!NET transaction in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). The commercial customer contracts acquired were valued based on their estimated fair value relative to the estimated fair value of the other assets received, including the incremental direct costs incurred in effecting the transaction.

Based on our evaluation of the useful life of the existing customer contracts, probability of renewals and projected cash flows from these customers, the assets are being amortized over a 3 year life. SFAS 142 requires management to evaluate the remaining useful life of the customer contracts each reporting period to determine whether events and circumstances warrant a revision to the remaining period of amortization. If the estimate of the customer contracts’ remaining useful life changes, the remaining carrying amount is amortized prospectively over that revised remaining useful life.

The intangible assets acquired in the CWA transaction were valued by the Company in accordance with Statement of Financial Accounting Standards No. 141 “Business Combinations” (“SFAS 141”). Identifiable intangible assets acquired included: trademarks, patents, customer relationships, software and peering agreements. Useful lives of these specifically identified intangible assets are: indefinite for trademarks; 13 years for patents; 4 years for customer relationships; 5 years for software and 7 years for peering agreements. Details of the components of intangible assets as of the balance sheet date are in Note 6.

Fair Value of Financial Instruments

The carrying values of cash and cash equivalents, trade accounts receivable, restricted cash, accounts payable and accrued liabilities, long-term debt, and capital lease obligations approximate their fair values.

Asset Retirement Obligations

The Company records any identified asset retirement obligations and the associated asset retirement cost in accordance with Statement of Financial Accounting Standards No. 143 “Accounting for Asset Retirement Obligations” (“SFAS 143”). The value of the obligation is assessed as the present value of the expected future payments to retire the assets. The Company’s asset retirement obligations relate primarily to costs to remove leasehold improvements and return the leased space to its original condition. Only cash flows related to legal obligations as defined in SFAS 143 are recognized. The associated cost of the asset retirement obligation are capitalized and depreciated over their appropriate useful lives as further discussed in Note 10.

Revenue Recognition

Revenues consist primarily of Managed IP VPN, Hosting, Digital Content Management, and Other Network Services, which are recognized when earned over the term of the contract or as services are delivered. Installation fee revenue and the associated installation costs are deferred in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB 104”). Such deferred revenue and costs are recognized into revenue and data communications and operations costs in the Condensed Consolidated Statements of Operations on a straight-line basis over periods of up to 21 months, the estimated average life of a customer contract. For all periods, any services billed and payments received in advance of providing services are deferred until the period such services are earned. Revenues for estimated credits to be issued are recorded as a reduction of revenue based on historical credits issued and known disputes.

Trade Receivables

The Company classifies amounts owed to the Company and due within twelve months, arising from the sale of goods or services in the normal course of business as trade receivables.

Allowance for Doubtful Accounts

The Company continuously monitors collections from its customers and maintains a provision for estimated credit losses based upon historical experience and specific customer information, generally not requiring customer deposits or collateral.

Data Communication and Operations Expenses

In the ordinary course of business, invoices from communications service providers will exceed the services the Company has actually taken from them. The Company’s practice is to identify these variances and engage in discussions with the vendors to resolve the differences. Accruals are maintained for the best estimate of the difference between what was previously paid to the vendor and the amount that will ultimately be paid to them. Variations in the Company’s estimate and ultimate settlement of vendor billings may have a material impact on the Company’s results of operations. Other operations expenses include rental costs, utilities, other operating costs for hosting spacing, as well as salaries and related benefits for engineering, service delivery/provisioning, customer service and operations personnel. Indefeasible Rights of Use (“IRUs”) maintenance and operations costs are also reflected in this category.

Depreciation, Amortization, and Accretion

Depreciation and amortization expense consists primarily of the depreciation and amortization of communications equipment, capital leases, and intangibles. Generally, depreciation and amortization is calculated using the straight-line method over the useful life of the associated asset, which ranges from three to fifteen years. Subsequent to the CWA acquisition, accretion expenses related to aging of the discounted present value of various liabilities including adjustments for contracts and capital leases are included in this line item. Consistent with historical presentation, the amortization of intangibles and depreciation of long-lived assets are reported in this line item. The CWA acquisition significantly increased the depreciable asset and intangible base as much of the value was assigned to IRUs of network capacity, communications equipment, and leasehold improvements.

Integration Costs

Integration costs represents the incremental costs to the combined organization of the CWA acquisition, including rationalization of facilities, retention bonuses, integration consulting by third parties and specific costs of the CWA asset purchase agreement including cure costs and contract rejection penalties. These costs provide current or future benefit to the combined company. These costs are direct incremental costs incurred to obtain the synergies of the combined companies and are not expected to continue once the Company has completed its integration plan.

Employee Stock Options

As permitted under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), the Company accounts for employee stock options in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). Under APB 25, compensation expense is recognized based on the intrinsic value of the equity instrument awarded as determined at the measurement date. Compensation expense was recognized related to option grants accounted for in accordance with APB 25 in the amounts of $0.2 million and $0.4 million during the three and six months ended June 30, 2004, respectively, and $2.7 million and $5.3 million during the three and six months ended June 30, 2003, respectively.

Under Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure” (“SFAS 148”), the Company is required to provide expanded disclosures concerning stock-based compensation. New accounting standards may be promulgated which would require the Company to account for employee stock options in accordance with SFAS 123 which could have a material impact on the results of operations. Pro forma information regarding net income has been determined as if the Company had accounted for its stock options granted to employees and non-employee members of its Board of Directors under the fair value method of the statement. The fair value of options was estimated at the date of grant. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting periods.

Had compensation cost for the Company’s stock options been determined consistent with the provisions of SFAS 123 based on the fair value at the grant date, the Company’s pro forma net loss would have been as follows:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2004	2003	2004	2003
Net loss attributable to common stockholders as reported	$(69,183)	$(38,333)	$(112,337)	$(70,763)
Adjustment to net loss for:
Stock based compensation expense as reported (1)	159	2,667	443	5,324
Pro forma stock based compensation	(721)	(4,406)	(1,992)	(7,589)

Pro forma net loss	$(69,745)	$(40,072)	$(113,886)	$(73,028)
Basic and diluted net loss per common share
As reported	$(0.63)	$(0.41)	$(1.06)	$(0.75)
Pro forma	$(0.64)	$(0.43)	$(1.08)	$(0.78)

(1)	Excludes $3.8 million and $10.3 million of non-cash equity-based compensation relating to the issuance of performance warrants for the three and six months ended June 30, 2004

Income Taxes

Income taxes are accounted for under the asset and liability method, which provides for the establishment of deferred tax assets and liabilities for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and for income tax purposes, applying the enacted statutory tax rates in effect for the years in which differences are expected to reverse. Valuation allowances are established when it is more likely than not the deferred tax assets will not be realized. The Company has provided a full valuation allowance on tax loss carry-forwards and other potential tax benefits according to Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” because the future realization of the tax benefit is uncertain. As a result, to the extent that those benefits are realized in future periods, they will favorably impact net income. At June 30, 2004, the Company has approximately $470.0 million in United States net operating loss carry-forwards expiring between 2011 and 2023, of which approximately $248.0 million is subject to the Section 382 limitation of the Internal Revenue Code.

Foreign Currency

Results of operations of our foreign subsidiaries are translated from the designated functional currency to the United States dollar using average exchange rates during the period, while assets and liabilities are translated at the exchange rate in effect at the reporting date. Resulting gains or losses from translating foreign currency financial statements are included in accumulated other comprehensive loss, a separate component of stockholders’ equity (deficit).

Loss Per Share

All loss per share amounts for all periods have been presented to conform to the provisions of Statement of Financial Accounting Standards No. 128, “Earnings Per Share”. All stock options, warrants, convertible Series A

Preferred, and convertible Series B Preferred shares outstanding have been excluded from the computations of diluted loss per share, as their effect would be anti-dilutive. Accordingly, there is no reconciliation between basic and diluted loss per share for the periods presented.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. The Company periodically reviews the credit quality of its customers and generally does not require collateral.

Reclassifications

Certain amounts from prior periods have been reclassified to conform to current period presentation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Estimates utilized in the Company’s financial statements include accruals for commercial disputes and billing errors by vendors, allowance for doubtful accounts and revenue credits, valuation of long-lived assets, and the valuation of intangible assets.

New Accounting Standards

In March 2004, the FASB issued an Exposure Draft, Share-Based Payment, as a proposed amendment to SFAS No. 123, Accounting for Stock-Based Compensation. The Exposure Draft would require all share-based payments to employees, including grants of employee stock options, to be recognized as compensation expense in the income statement based on the fair value of such payments. The intrinsic value method of measuring employee stock options under APB No. 25 would no longer be permitted. The FASB expects to issue a final standard late in 2004, which would become effective for our 2005 fiscal year. We have not yet quantified the impact of adopting the proposed standard, or considered what, if any changes should be made to our stock-based compensation programs as a result.

NOTE 2—CWA ACQUISITION

In January, 2004, the Company signed a definitive agreement to purchase substantially all of the assets of CWA. CWA, wholly-owned by Cable and Wireless PLC, provided a range of network and hosting services, including internet access to a Tier 1 IP network, colocation, hosting and other value-added services such as managed security and content distribution. The transaction, following approval by the U.S. Bankruptcy Court and other federal regulatory agencies, closed on March 5, 2004. The results of CWA are included in the condensed consolidated financial statements since the closing date of the acquisition.

The Company paid $117.1 million in cash in addition to the assumption of certain working capital liabilities and leases for certain data centers and other facilities. In accordance with the CWA asset purchase agreement, the purchase price included the cost to fund CWA’s working capital losses from January 28, 2004 through March 5, 2004, which totaled $14.1 million. Additionally, the Company entered into an agreement to transfer its rights at closing to acquire four of the CWA data centers and one office facility to Du Pont Fabros Interests LLC (“Du Pont Fabros”) for $52.0 million paid directly to the CWA bankruptcy estate. The Company subsequently leased those facilities back from Du Pont Fabros for 15 years.

The acquisition has been accounted for as a purchase under SFAS 141. The preliminary allocation of the purchase price, pending final determination of certain acquired balances, accepted contracts and final resolution in the U.S. Bankruptcy Court, is as follows.

	Preliminary Allocation	Adjustments	Adjusted Allocation
Trade accounts receivable	$25,264	$(2,502)	$22,762
Other current assets	18,375	—	18,375
Property and equipment	176,134	12,897	189,031
Intangible assets	10,684	1,761	12,445
Other non-current assets	11,449	(7,920)	3,529
Trade accounts payable and accrued compensation	(24,019)	2,507	(21,512)
Deferred revenue	—	(4,820)	(4,820)
Capital leases	(1,697)	—	(1,697)
Other current liabilities	(35,776)	(3,091)	(38,867)
Other long-term liabilities	(63,278)	1,168	(62,110)

Acquisition Cost	$117,136	$—	$117,136

Note: During the quarter the preliminary allocation of the purchase price was impacted by the resolution of certain acquired balances, the forfeiture of a long-term lease deposit, write-off of certain prepaid maintenance, and the recognition of certain deferred revenue where legal performance obligations exist.

The estimated fair value of CWA assets acquired and liabilities assumed exceeded the acquisition cost. Therefore, in accordance with SFAS 141, the excess value over the acquisition cost has been allocated as a pro rata reduction of the amounts that otherwise would have been assigned to the acquired assets, except with respect to the following:

•	Trade accounts receivable—present values of amounts to be received less allowance for uncollectibility

•	Other current assets, notes receivable and deposits—fair value of amounts to be received

•	Trade accounts payable, accrued compensation, other current liabilities and other long term liabilities—present value of amounts to be paid

The amount reflected in the preliminary purchase price allocation represents the Company’s current estimate of the liabilities relating to contractual agreements. Additionally, the liabilities assumed by the Company included adjustments to properly reflect the fair market value of long-term facility leases ($13.8 million); the idle capacity related to a long-term IRU operations, maintenance and power contract ($26.7 million); the cost of leased facilities that will remain idle ($18.9 million); and the obligation to rehabilitate the long term lease spaces at varying lease termination dates ($17.9 million). These liabilities are not a result of an exit plan, rather they relate solely to properly reflecting the fair value of assets and liabilities assumed.

The fair market value of the long-term facility leases was calculated considering the difference between fair market rents and contractually required rents in addition to any inherited “dark space” that is not expected to be utilized. Contracts have been reflected at their fair market value of the service to be provided at the time of the acquisition, in addition to any inherited purchase commitments for which the combined entity does not plan to utilize. The asset retirement obligation liability was calculated and recorded at the present value of expected future payments required to restore the lease space to it original condition.

The Company has $6.9 million of involuntary employee termination costs accrued in the opening balance sheet as a liability. The Company paid $1.5 million in severance payments during the six months ended June 30, 2004. The majority of the remaining amount is expected to be paid in cash during the second half of 2004. These costs meet the definition of costs to exit an activity of an acquired company as defined in EITF 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination. Management began to assess and formulated a plan to terminate all redundant positions as of the acquisition date. In total, approximately 350 employees will be terminated in various departments. The details of the severance package have been finalized and include the costs of severance, insurance, and outplacement services. All employee terminations are expected to be completed by March, 2005, with approximately 90% completed by September, 2004.

The following unaudited pro forma financial information presents the combined results of operations of the Company and CWA, as if the acquisition had occurred as of the beginning of each fiscal period presented, giving effect to certain adjustments, including depreciation, accretion, interest, the issuance of Series B Convertible Preferred Stock and the issuance of additional debt. The pro forma information for the three months ended June 30, 2004 is the same as the actual results for the same period, as the companies were combined during the entire period. The pro forma financial information does not necessarily represent the results of operations that would have occurred had the Company and CWA been a single entity during such period. The Company does not believe that the pro forma information is representative of the results of the combined business if it had been under the Company’s management during that time. The results for three and six months ended June 30,2003 include approximately $72.4 million and $115.0 million, respectively for restructuring charges.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
Pro Forma	2004	2003	2004	2003
Revenue	$172,991	$189,940	$343,633	$380,009
Net loss(1)	(60,008)	(206,293)	(119,826)	(421,084)
Basic and diluted net loss per common share	$(0.63)	$(2.29)	$(1.30)	$(4.66)

(1)	Net loss before extraordinary items is equal to net loss, in total and on a per share basis and, therefore, is not disclosed separately.

NOTE 3—LONG-TERM DEBT

In the first quarter of 2004, the Company issued $200.0 million of its Series A Subordinated Notes (“Subordinated Notes”). The proceeds were used to fund the CWA acquisition and to fund the on-going operational, working capital and capital expenditure requirements of the Company related to the CWA acquisition. The debt issuance costs associated with the Subordinated Notes were $2.0 million and are classified as other non-current assets on the Condensed Consolidated Balance Sheet. These costs consist of fees paid to the purchasers of the Subordinated Notes and are amortized to interest expense using the effective interest method until the maturity date of the Subordinated Notes. The Subordinated Notes accrue interest based on a 365 day year at a rate of 12.5% per annum until February 3, 2005 and 15% per annum thereafter, payable in kind semi-annually on June 30 and December 31. The Subordinated Notes contain an early redemption feature, a make whole premium and a change of control clause. Upon a change of control the holders of the Subordinated Notes have the right to require the Company to redeem any or all of the Subordinated Notes at a cash price equal to 100% of the principal amount of the Subordinated Notes, plus all accrued and unpaid interest as of the effective date of a change in control. The Subordinated Notes mature in a single installment on February 9, 2009.

The $200.0 million in proceeds were allocated between long-term debt and Series B Preferred (Original Issue Discount) based on their relative fair values. The fair value of the Subordinated Notes is reflected as long-term debt and is increased for accrued interest on the $200.0 million proceeds as well as accreted interest on the Original Issue Discount. The fair value of the Series B Preferred was determined with the assistance of an independent third party appraiser. The allocated fair value of the Series B Preferred is reflected in the accompanying financial statements as components of Stockholder’s Equity / (Deficit) in the amount of $65.9 million in additional paid-in capital and $0.1 million, the par value, in Series B Preferred.

The following table summarizes the long-term debt activity for the six month period ended June 30, 2004.

Proceeds from issuance of Subordinated Notes	$200,000
Adjustment for the valuation of the Series B Preferred	(65,872)

Adjusted value of Subordinated Notes	134,128
Accrued interest on $200,000 of Subordinated Notes	9,913
Accreted interest on Original Issue Discount	4,589

Balance of Subordinated Notes as of June 30, 2004	$148,630

NOTE 4—COMMON AND PREFERRED STOCK TRANSACTIONS

Common Stock

An initial public offering of the Company’s common stock was completed in February 2000. A total of 17.0 million shares were sold in the offering at $24 per share. The Company received net proceeds from this offering of approximately $333 million.

In 2004, the stockholders of SAVVIS approved an increase in the authorized common stock to 1,500,000.

Warrants Outstanding

In connection with the Company’s recapitalization in 2002, five-year warrants were issued to Nortel Networks, Inc. and General Electric Capital Corporation (“GECC”) to purchase approximately 6.4 million and 9.6 million shares, respectively, of the Company’s common stock at $0.75 per share. In the first quarter of 2004, GECC exercised their warrant pursuant to a “cashless exercise” and received approximately 7.0 million shares of the Company’s common stock.

Additionally in 2002, the Company issued ten million five-year performance warrants to entities affiliated with Constellation Ventures (“Constellation”) to acquire shares of common stock at $0.75 per share. The warrants vested in a total of three tranches as Constellation earned the right to exercise the warrants when it met certain performance criteria related to aiding the Company in obtaining new business. During the fourth quarter of 2003, the first quarter of 2004, and the second quarter of 2004, respectively, Constellation met the performance criteria, causing each of the three tranches for a total of 10 million warrants to vest, which resulted in non-cash equity-based compensation expense of $3.4 million, $6.6 million and $3.8 million, with respect to each of the three tranches. The non-cash equity-based compensation expense was calculated using the Black-Scholes model and current market and company assumptions. In the first quarter of 2004, Constellation exercised their first tranche of vested warrants pursuant to a “cashless exercise” and received approximately 2.6 million shares of the Company’s common stock.

Series A Convertible Preferred Stock

In 2002 the Company’s Board of Directors authorized 210,000 shares of Series A Convertible Preferred Stock (“Series A Preferred”) and the Company issued 203,070 shares of Series A Preferred to entities and individuals affiliated with Welsh, Carson, Anderson & Stowe (“Welsh Carson”), Constellation, Reuters, and other parties.

The Company incurred $3.0 million in offering costs related to the issuance of the Series A Preferred, which was recorded as a reduction of the Series A Preferred Stock balance in Stockholders’ Equity (Deficit) in the Condensed Consolidated Balance Sheets.

The Series A Preferred accrues dividends at the rate of 11.5% per annum on the outstanding accreted value thereof (initially $1,000 per share). Dividends may not be paid in cash until after the eighth anniversary of the original issuance date. Accrued but unpaid dividends are added to the outstanding accreted value quarterly. As of June 30, 2004, accrued and unpaid Series A Preferred dividends totaled $56.9 million. The Series A Preferred is convertible into such number of shares of our common stock equal to the outstanding accreted value divided by the conversion price of $0.75. The Series A Preferred is entitled to vote on all matters (other than any voluntary repurchase of the Series A Preferred) submitted to the common stockholders on an as-if-converted basis and represented approximately 66% of the voting stock of the Company as of June 30, 2004. The conversion price of $0.75 was set a few days before the commitment date for the Series A Preferred issued in March 2002. On the commitment date, the closing price of the Company’s common stock was $1.00. Accordingly, the Company recorded a non-cash beneficial conversion feature of $52.7 million, representing the $0.25 per share intrinsic value of that feature, as a return to the Series A Preferred stockholders in March 2002. The Company also recorded a non-cash beneficial conversion feature of $3.8 million related to accrued dividends for the six months ended June 30, 2004.

Below is a summary of Series A Preferred transactions as of June 30, 2004.

Issuance Date	Series A Preferred Shares Issued	Value
March 2002	158,070	$158,070
June 2002	22,400	22,400
September 2002	22,600	22,600

	203,070	203,070
Accrued dividends net of beneficial conversion feature		57,616

		260,686
Offering costs of Series A Preferred		(3,016)
Conversion of Series A Preferred into common stock		(695)

Balance of Series A Preferred as of June 30, 2004		$256,975

Number of common shares Preferred is convertible into based on the conversion price of $0.75 at June 30, 2004		346,654,779

Series B Convertible Preferred Stock

During the first quarter of 2004, the Company’s Board of Director’s authorized 11.0 million shares of Series B Convertible Preferred Stock (“Series B Preferred”) at a $.01 par value. In connection with the issuance of the Company’s Series A Subordinated Notes, the Company issued warrants to purchase shares of the Series B Preferred to a group of investors that included existing stockholders related to Welsh Carson and Constellation. The warrants were exercised simultaneously upon issuance on a “cashless” basis into 6.6 million shares of Series B Preferred and, as a result, the outstanding Series B Preferred is convertible, upon stockholder approval, into approximately 65.5 million shares of common stock. The common stock issuable upon conversion of the Series B Preferred will not be registered under the Securities Act and, therefore, may not be transferred or sold except pursuant to an effective registration statement or pursuant to an exemption from the registration requirement of the Securities Act. The Company granted Welsh Carson demand and piggy-back registration rights and the Company granted the other stockholders piggy-back registration rights only.

Each share of Series B Preferred is automatically convertible into ten shares of common stock upon the receipt of stockholder approval. Holders of the Series B Preferred do not have voting rights but are entitled to dividends to the extent dividends are paid on the common stock. Upon a liquidation, dissolution or winding up of the Company, the Series B Preferred will rank senior to the Company’s common stock and junior to the Series A Preferred.

The following table summarizes the number of diluted common shares on an as converted basis as of June 30, 2004.

Number of Diluted Common Shares
Common shares outstanding	109,635,714
Series B Preferred Stock on an as converted basis	65,528,860

Total common shares outstanding on an as converted basis	175,164,574
Series A Preferred Stock as converted	346,654,779
Warrants and options outstanding (treasury stock method)	28,562,076

Diluted common shares	550,381,429

NOTE 5—PROPERTY AND EQUIPMENT

Communications and data center equipment, office equipment and other equipment is recorded at cost and depreciated using the straight-line method over estimated useful lives of five to fifteen years. Facilities and leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the related lease which is seven to fifteen years. The following table represents the Company’s property and equipment by category.

	Useful Lives (in years)	June 30, 2004	December 31, 2003
Communications and data center equipment	5 -15	$370,273	$278,436
Facilities and leaseholds	7 -15	148,826	2,940
Office equipment and other	5 - 7	33,418	14,582

Total		552,516	295,958
Less: accumulated depreciation and amortization		(262,744)	(236,601)

Total		$289,772	$59,357

Property and equipment were increased during the second quarter of 2004 by $12.9 million to reflect changes to the preliminary purchase price allocation related to the CWA acquisition.

Communications equipment under capital leases was $96.5 million as of June 30, 2004 and December 31, 2003. Accumulated amortization for equipment under capital leases was $63.7 million and $60.9 million as of June 30, 2004 and December 31, 2003, respectively. Facilities under capital leases were $52.0 million as of June 30, 2004. Accumulated amortization for facilities under capital leases was $1.1 million as of June 30, 2004.

Depreciation expense for the three and six months ended June 30, 2004 was $13.2 million and $22.2 million, respectively. Depreciation expense for the same periods in the prior year was $10.0 million and $20.2 million, respectively. Amortization expense for equipment and facilities under capital leases for the three and six months ended June 30, 2004 was $2.2 million and $3.9 million, respectively. Amortization expense for equipment and facilities under capital leases for the three and six months ended June 30, 2003 was $5.4 million and $10.9 million, respectively.

The Company prospectively changed its estimate of legacy SAVVIS’ service life for communications equipment from 3 to 5 years as of April 1, 2004. The review of appropriate service life was computed in conjunction with the acquisition of CWA. CWA communications equipment assets were initially assigned a 5-year service life. The impact of this change was not material to the Condensed Consolidated Statements of Operations included herein.

NOTE 6—INTANGIBLES

The table below shows the detail of the intangible asset balances of June 30, 2004 and December 31, 2003.

	Useful Lives (in years)	June 30, 2004	December 31, 2003
Customer relationships	3-4	$14,473	$5,499
Other (1)	5-13	6,374	—

Total		20,847	5,499
Less: accumulated amortization		(2,593)	(601)

Total		$18,254	$4,898

(1)	Includes $1.0 million of trademarks with indefinite lives.

Intangibles were increased during the second quarter of 2004 by $1.8 million to reflect changes to the preliminary purchase price allocation related to the CWA acquisition.

The Company recorded $1.3 million and $2.0 million in amortization expense for intangibles for the three and six months ended June 30, 2004, respectively.

The Company valued the specifically identifiable intangible assets in accordance with SFAS 141 for the intangible assets acquired in the CWA transaction. Identifiable intangible assets acquired included: trademarks, patents, customer relationships, software and peering agreements. Useful lives of these specifically identified intangible assets are: indefinite for trademarks; 13 years for patents; 4 years for customer relationships; 5 years for software and 7 years for peering agreements. The fair value of the intangibles was determined with the assistance of an independent third party appraiser.

During the third quarter of 2003 the Company recorded an intangible asset in the amount of $5.5 million for the commercial customer contracts and other fees associated with the WAM!NET asset purchase agreement. The Company accounts for the commercial customer contracts acquired in accordance with SFAS 142. The commercial customer contracts acquired are valued in the accompanying Condensed Consolidated Balance Sheets as an asset purchase at an amount which reflects the allocation of the estimated purchase price based on their estimated fair value relative to the estimated fair value of the other assets received, plus the incremental direct costs incurred in effecting the transaction.

The purchase price of the WAM!NET assets was adjusted during the first quarter of 2004 to reflect an achievement of certain performance measures by the acquired customers. The adjustment of $4.4 million represented an increase in the expected earn-out payment to WAM!NET based on customer performance. Of this $4.4 million total adjustment, $2.9 was allocated to the intangible assets acquired with the remainder being allocated to property and equipment.

SFAS 142 requires the Company to evaluate the remaining useful life of its customer contracts each reporting period to determine whether events and circumstances warrant a revision to the remaining period of amortization. If the estimate of the customer contracts’ remaining useful life changes, the remaining carrying amount is amortized prospectively over that revised remaining useful life. Actual useful lives could differ from those estimated by the Company, which could have a material affect on our operating results and financial position.

NOTE 7—OTHER NON-CURRENT ASSETS

The following table summarizes the components of non-current assets as of June 30, 2004 and December 31, 2003. The significant increase from December 31, 2003 is primarily a result of the CWA acquisition.

	June 30, 2004	December 31, 2003
Sports arena naming rights	$2,552	$3,742
Deferred financing costs	5,305	3,352
Note receivable	2,188	—
Rent and other deposits	1,547	218
Other	781	586

	$12,373	$7,898

NOTE 8—CAPITAL LEASE OBLIGATIONS

In March 2002, the Company entered into a $56.5 million amended and restated master lease agreement with GECC. The amended lease carries a 12% interest rate, which accrues through December 31, 2004, payable in cash thereafter. The amount of the amended lease is due on March 8, 2007. A portion of the Company’s assets serve as collateral under the amended lease. The amended lease calls for excess cash flow, as defined, to be used first for the payment of any accrued and unpaid interest and second for the prepayment of principal on the capital leases. Furthermore, the amended lease contains covenants restricting, among other things the incurrence of debt, capital expenditures that can be made by the Company, and the payment of dividends. As of June 30, 2004, the Company was in compliance with the covenants.

The Company entered into an agreement to transfer its rights at closing to acquire four of the CWA data centers and one office facility to Du Pont Fabros for $52.0 million paid directly to the CWA bankruptcy estate by Du Pont Fabros. The Company subsequently leased those facilities from Du Pont Fabros for approximately 15 years. Terms of the lease allow for no cash payments for the first nine months of the lease. The effective interest rate on the transaction is approximately 17.4% over the 15 years of the lease. After the initial nine-month period, the Company will make monthly payments which represent a combination of rent and interest. The associated capital lease asset will be depreciated over the approximate remaining useful life. The capital lease asset was recorded at its $52 million fair value as the present value of the minimum lease payments exceeded its fair value.

The balance of all capital lease obligations as of June 30, 2004 and December 31, 2003 are $116.3 million and $56.9 million, respectively.

Amortization of assets recorded under capital leases is disclosed in Note 5, Property and Equipment.

NOTE 9—OPERATING LEASES

The Company leases communications and office equipment and office space under various operating leases. The significant increase from December 31, 2003 primarily relates to the assumption of operating leases as a result of the CWA acquisition. Future minimum lease payments as of June 30, 2004 are as follows:

2004	$34,716
2005	74,474
2006	71,436
2007	69,205
2008	67,232
Thereafter	378,405

Total	$695,468

NOTE 10—OTHER ACCRUED LIABILITIES

The following table summarizes the components of current and non-current other accrued liabilities as of June 30, 2004 and December 31, 2003. The principal reason for the change since December 31, 2003 is the assumption of liabilities as a result of the CWA acquisition and the related purchase accounting adjustments.

	June 30, 2004	December 31, 2003
Current other accrued liabilities:
Wages, employee benefits, and related taxes	$18,244	$3,652
Deferred revenue	8,457	3,700
Accrued rent	557	—
Other taxes	6,509	2,758
WAM!NET earn-out	9,000	4,600
Employee termination costs	5,397	—
Acquired contractual obligations in excess of fair value	14,856	—
Customer deposits	3,201	113
Integration accrual	6,510	—
Accrued professional fees	4,004	752
Facility restructuring	1,030	1,030
Other current liabilities	7,493	6,024

Total current other accrued liabilities	$85,258	$22,629

Non-current other accrued liabilities:
Deferred revenue	$3,245	$2,453
Deferred rent	5,021	4,029
Other taxes	5,271	5,585
Facility restructuring	5,917	6,439
Acquired contractual obligations in excess of fair value	37,516	—
Asset retirement obligation	18,907	—
Other non-current liabilities	117	742

Total non-current other accrued liabilities	$75,994	$19,248

NOTE 11—ASSET RETIREMENT OBLIGATIONS

The Company adopted Statement of Financial Accounting Standard No. 143, “Accounting for Asset Retirement Obligations” on January 1, 2003 without material impact on the consolidated financial statements.

The CWA transaction included the recognition of an asset retirement obligation (“ARO”) related to the rehabilitation and removal of certain leasehold improvements at the end of certain leases to return the property to its original condition. This $18.9 million liability is reflected as a non-current liability on the Company’s balance sheet. The associated asset was recorded to the opening balance sheet reflecting the preliminary purchase price allocated to the fair value of the ARO cost and will be depreciated over the useful life of the related asset which was approximately 7 years, using the straight-line method. There are no cash flows related to this liability expected in the near term. The legal obligation relates to the end of the lease term in all cases. The weighted average life of the leases is approximately 7 years.

The following table provides a reconciliation of the ARO:

Balance at January 1, 2004	$—
CWA ARO acquired	17,992
Accretion expense	915

Balance at June 30, 2004	$18,907

NOTE 12—OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) is as follows.

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net loss	$(60,008)	$(30,123)	$(94,236)	$(54,573)
Other comprehensive income (loss):
Foreign currency translation adjustments	183	288	398	(275)

Comprehensive loss	$(59,825)	$(29,835)	$(93,838)	$(54,848)

NOTE 13—RELATED PARTY TRANSACTIONS

On September 28, 2001 Reuters acquired a portion of the assets of Bridge Information Systems (now known as BIS Administration, Inc., “Bridge”). In connection with the asset acquisition, Reuters entered into a network services agreement with the Company, pursuant to which the Company agreed to provide continuing network services to the Bridge customers acquired by Reuters as well as Internet access, and colocation services for a period of five years. The network services agreement provides that SAVVIS’ network must perform in accordance with specific quality of service standards. In the event SAVVIS does not meet the required quality of service levels, Reuters would be entitled to credits, and, in the event of a material breach of such quality of service levels, Reuters would be entitled to terminate the network services agreement. The Company is not aware of any current material breaches. The Company has recognized revenue of $19.7 million and $39.7 million for the three and six months ended June 30, 2004, respectively, and $20.9 million and $41.8 million for the three and six months ended June 30, 2003, respectively from Reuters under the network services agreement, as amended.

Reuters owned approximately 14% and 16% of our outstanding voting stock as of June 30, 2004 and December 31, 2003, respectively.

NOTE 14—COMMITMENTS AND CONTINGENCIES

The Company’s customer contracts generally span multiple periods, which result in the Company entering into arrangements with various suppliers of communications services that require the Company to maintain minimum spending levels, some of which increase over time, to secure favorable pricing terms. The Company’s remaining aggregate minimum spending level allocated ratably over the contract terms are approximately $14.2 million, $26.1 million, and $11.4 million in years 2004, 2005, and 2006, respectively. Should SAVVIS not meet the minimum spending level in any given year, decreasing termination liabilities representing a percentage of the remaining contracted amount may immediately become due and payable. Furthermore, certain of these termination liabilities are subject to reduction should SAVVIS experience the loss of a major customer or suffer a loss of revenues from a general economic downturn. Before considering the effects of any reductions for the business downturn provisions, if SAVVIS were to terminate all of these agreements as of June 30, 2004, the maximum termination liability would amount to approximately $45.6 million.

The Company entered into a long-term communications services contract during the first quarter of 2004 to obtain power and maintenance services for our IRUs until 2021. As of June 30, 2004, this unconditional purchase obligation relative to this long-term contract is approximately $18.0 million in year 1, $17.0 million in years 2 and 3, $13.8 million in years 4 and 5, and $85.0 million thereafter. This contract was accepted from CWA. The total purchase commitment is $133.8 million.

On August 1, 2003, the Company entered into an asset purchase agreement with WAM!NET, a leading global provider of content management and delivery services, to acquire certain assets related to their commercial business operations including their commercial customer contracts and related customer premise and other equipment. Under the terms of the agreement, the Company made an initial payment of $3.0 million for the acquired assets and has accrued an additional $9.0 million in current liabilities for the estimated earn-out, which will be paid in nine equal monthly installments. The Company has the option to pay the earn-out in cash or a combination of cash and up to one-half of the total purchase price in SAVVIS common stock. The final payment amount will be determined based on revenue performance of the acquired customers. The asset purchase agreement allows for a final audit, which is pending. The estimated purchase price has been allocated to property and equipment and customer contracts based on their relative fair values.

In August 2000, the Company entered into a 20-year agreement with Kiel Center Partners, L.P. (“KCP”) pursuant to which it acquired the naming rights to an arena in St. Louis, Missouri. Total consideration for these rights amounted to approximately $71.8 million, including 750,000 shares of its common stock issued by the Company to KCP, which had a fair market value of $5.8 million at issuance and $66.0 million of cash payments to be made from 2002 through 2020. The related expense will be recognized over the term of the agreement. As of June 30, 2004 the Company had approximately $2.1 million of remaining deferred charges resulting from the issuance of common stock and $63.4 million of remaining cash payments owed under this agreement.

The Company is subject to various legal proceedings and other actions arising in the normal course of its business. While the results of such proceedings and actions cannot be predicted, management believes, based on facts known to management today, that the ultimate outcome of such proceedings and actions will not have a material adverse effect on the Company’s financial position, results or operations or cash flows.

SAVVIS has employment agreements with key executive officers. These agreements contain provisions with regard to base salary, bonus, stock options, and other employee benefits. These agreements also provide for severance benefits in the event of employment termination or a change in control of the Company.

NOTE 15—INDUSTRY SEGMENT AND GEOGRAPHIC REPORTING

The Company’s operations are organized into three geographic operating segments: Americas, Europe and Asia. Each geographic operating segment provides outsourced managed network, hosting, and application services to businesses in the legal, media, retail, professional services, healthcare, manufacturing, and financial services industries. The Company evaluates the performance of its segments and allocates resources to them based on revenue and operating income or loss and eliminates intersegment revenues in consolidation. Financial information for the Company’s geographic segments for the three and six months ended June 30, 2004 and 2003 is presented below. For the three months ended June 30, 2004 and 2003 revenues earned in the United States represented approximately 84% and 59%, respectively, of the total revenues and for the six months ended June 30, 2004 and 2003 the comparable percentage of United States revenues to total revenues was 81% and 58%, respectively.

Three months ended June 30, 2004	Americas	Europe	Asia	Eliminations	Total
Revenues	$145,791	$14,991	$12,209	$—	$172,991
Depreciation, amortization, and accretion	18,195	528	346	—	19,069
Integration costs	17,165	—	—	—	17,165
Non-cash equity based compensation	3,943	—	—	—	3,943
Loss from operations	(29,498)	(12,141)	(5,028)	—	(46,667)
Net interest expense and other	13,341	—	—	—	13,341
Net loss	(42,839)	(12,141)	(5,028)	—	(60,008)
Identifiable assets	$494,128	$32,126	$5,040	$(61,401)	$469,893
Three months ended June 30, 2003	Americas	Europe	Asia	Eliminations	Total
Revenues	$35,326	$11,364	$13,660	$—	$60,350
Depreciation, amortization, and accretion	14,686	459	255	—	15,400
Restructuring charges	7,903	—	—	—	7,903
Non-cash equity based compensation	2,667	—	—	—	2,667
Loss from operations	(18,391)	(6,132)	(3,455)	—	(27,978)
Net interest expense and other	2,145	—	—	—	2,145
Net loss	(16,246)	(6,132)	(3,455)	—	(30,123)
Identifiable assets	$188,030	$5,811	$3,871	$(41,488)	$156,224

Six months ended June 30, 2004	Americas	Europe	Asia	Eliminations	Total
Revenues	$227,322	$29,759	$24,045	$—	$281,126
Depreciation and amortization	29,240	1,119	686	—	31,045
Integration costs	22,071	—	—	—	22,071
Non-cash equity based compensation	10,781	—	—	—	10,781
Loss from operations	(41,222)	(22,273)	(9,479)	—	(72,974)
Net interest expense and other	21,262	—	—	—	21,262
Net loss	(62,484)	(22,273)	(9,479)	—	(94,236)
Identifiable assets	$494,128	$32,126	$5,040	$(61,401)	$469,893
Six months ended June 30, 2003	Americas	Europe	Asia	Eliminations	Total
Revenues	$67,568	$21,777	$26,206	$—	$115,551
Depreciation and amortization	29,631	966	550	—	31,147
Restructuring charges	7,903	—	—	—	7,903
Non-cash equity based compensation	5,324	—	—	—	5,324
Loss from operations	(35,638)	(11,309)	(3,503)	—	(50,450)
Net interest expense and other	4,123	—	—	—	4,123
Net loss	(39,761)	(11,309)	(3,503)	—	(54,573)
Identifiable assets	$188,030	$5,811	$3,871	$(41,488)	$156,224

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

YOU SHOULD READ THE FOLLOWING DISCUSSION IN CONJUNCTION WITH (1) OUR ACCOMPANYING UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO, AND (2) OUR AUDITED CONSOLIDATED FINANCIAL STATEMENTS, NOTES THERETO AND MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2003 INCLUDED IN OUR ANNUAL REPORT ON FORM 10-K FOR SUCH PERIOD AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE RESULTS SHOWN HEREIN ARE NOT NECESSARILY INDICATIVE OF THE RESULTS TO BE EXPECTED IN ANY FUTURE PERIODS. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS (AS SUCH TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995) BASED ON CURRENT EXPECTATIONS WHICH INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS AND THE TIMING OF EVENTS COULD DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS AS A RESULT OF A NUMBER OF FACTORS. FOR A DISCUSSION OF THE MATERIAL FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS, YOU SHOULD READ “RISK FACTORS” INCLUDED IN PART I, ITEM 1 OF OUR 2003 ANNUAL REPORT ON FORM 10-K.

EXECUTIVE SUMMARY

SAVVIS Communications is a leading global IT Utility delivering secure, reliable, and scalable hosting, digital content management and network services. SAVVIS’ strategic approach combines the use of virtualization technology, a utility services model, and automated software management and provisioning systems. This allows customers to focus on their core business while SAVVIS ensures the quality of their IT infrastructure.

During the first quarter of 2004, SAVVIS acquired substantially all of the assets of Cable & Wireless USA, Inc. and Cable & Wireless Internet Services, Inc. together with the assets of certain of their affiliates (“Cable & Wireless America” or “CWA”). CWA, wholly-owned by Cable and Wireless PLC (“PLC”), provided a range of network and hosting services, including internet access via a Tier 1 IP network, complex hosting and other value-added services such as managed security and content distribution. We include the CWA financial results from the date the transaction closed, March 5, 2004. The CWA acquisition was financed through the issuance of $200 million in Subordinated Notes and warrants to purchase Series B Preferred Stock. Additionally, SAVVIS entered into a capital lease agreement for certain data centers and another administrative facility with an aggregate fair value of $52 million and a term of 15 years.

SAVVIS commenced business in 1996 and has grown its customer base to approximately 6,400 as of June 30, 2004. During the first quarter of 2004 SAVVIS added depth and breadth to its products and services available to its customers worldwide, including the customers acquired through the CWA transaction, through the addition of enhanced hosting products, a content delivery network and other network services.

PRODUCTS

The following briefly describes SAVVIS’ service offerings by revenue category.

Managed IP VPN

SAVVIS’ private IP VPN, called Intelligent IP NetworkingSM, is a high performance network platform for a client’s voice, video, and data applications. The unique architecture of Intelligent IP allows SAVVIS to deliver network solutions that combine the reliability, performance and security of private networks with the scalability and flexibility of the Internet.

Hosting

SAVVIS’ hosting services and solutions are sold under the Intelligent HostingSM brand name. Intelligent Hosting includes the full management of customer hardware, operating systems, and servers within a secure, reliable data center environment. By selecting SAVVIS to outsource their applications infrastructure, clients eliminate most up-front capital expenditures for equipment, reduce the ongoing expense of supporting computing environments, and can focus IT resources on building differentiating services and applications. The SAVVIS Command Center provides clients full visibility into their hosted environments, giving them greater control and oversight over their systems than is typically found with an in-house solution. Through its acquisition of CWA assets, SAVVIS also offers complex hosting services which include colocation of customer owned hardware at SAVVIS data centers, network connectivity, and consulting services to implement and optimize the customer’s installation.

SAVVIS manages more than 12,000 servers in 24 data centers and thousands of customer sites around the world. Traffic is distributed over SAVVIS’ highly rated Internet backbone or via a private network solution developed to meet the customer’s Intranet and/or Extranet requirements. Through the Intelligent Hosting product set, SAVVIS can satisfy hosting needs with its tailored ‘a la carte’ service offering, or provide pre-packaged “Fast Pack” solutions designed to support web, enterprise, and database applications.

Digital Content Management

WAM!NET Media Service – In August, 2003 SAVVIS entered into an asset purchase agreement with WAM!NET, a leading global provider of content management and delivery services. The integration of application services from WAM!NET and SAVVIS, along with SAVVIS’ global infrastructure, resulted in the creation of WAM!NET Media Services. This suite of services, designed for the media industry, provide a shared-managed infrastructure tied to applications that streamline process and workflow around the creation, production and distribution of digital content. These services help companies to manage, share, store, and distribute their digital content inside of their organization, and throughout their external supply chains, using a single access point.

With an open and scalable infrastructure, SAVVIS Media Services enable customers to plug into a collaborative workflow and connect to their global communities of interest with ease. Media customers can gain considerable productivity, faster time-to-market, and cost-saving benefits while eliminating time-intensive and costly analog steps in their workflows, IT management and maintenance requirements, and technology obsolescence that are generally associated with simple software utilities or proprietary networks.

Content Delivery Network (“CDN”) – SAVVIS acquired one of the largest CDNs in the world as part of the CWA asset acquisition. The CDN, based on patented intellectual property, offers customers reliable delivery of content, including media, software updates and banner ads without forcing them to commit to a heavily capitalized infrastructure. These data types are subject to occasional bouts of flash traffic and certain latency requirements that make traditional delivery methods less effective and more costly. SAVVIS’ CDN puts frequently accessed content closer to the end user and avoids Internet backbone congestion and routing issues. The result is improved performance, increased scalability and availability, and lower costs.

Other Network Services

SAVVIS offers three groups of network services: Internet, Managed Voice and Private Line. These services can be purchased individually or in combination with other SAVVIS services. The network portfolio emphasizes high performance and availability, end-to-end management and monitoring, any-to-any connectivity, security, and cost effectiveness.

Internet Access - SAVVIS provides Internet Access services on a managed or unmanaged basis. The managed offering includes all equipment, installation and technical support to deliver the service and optional in-network services such as security. The SAVVIS Internet service is designed for businesses that run mission critical applications over the Internet. SAVVIS is also able to include Internet service as part of a private IP VPN solution so that, for example, a company can use a private network to connect its offices and the Internet to reach its customers or partners. The acquisition of CWA’s Tier 1 OC-192 Internet backbone offers SAVVIS significant savings in delivering its Internet services.

Managed Voice - In the third quarter of 2003 SAVVIS, along with its partner AccessLine, launched a managed voice services product family, which included services such as conferencing, find me/follow me access, 1-800, and automated voice response as well as integration with our managed VPN voice service.

Private Line Network Services - SAVVIS offers domestic and international regulated private line network services, which provide customers with secure transmission paths of fixed amounts of permanently open, dedicated bandwidth between two or more locations in different cities. The circuits can carry any form of digital transmission.

CRITICAL ACCOUNTING POLICIES

Revenue Recognition

Revenues consist primarily of Managed IP VPN, Hosting, Digital Content Management, and Other Network Services, which are recognized when earned over the term of the related contract or as services are delivered. Installation fee revenue and the associated installation costs are deferred in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB 104”). Such deferred revenue and costs are recognized into Revenue and Data Communications and Operations costs in the Condensed Consolidated Statements of Operations on a straight-line basis over periods of up to 21 months, the estimated average life of a customer contract. For all periods, any services billed and payments received in advance of providing services are deferred until the period such services are earned. Revenues for estimated credits to be issued are recorded as reduction in revenue based on historical credits issued and known disputes.

Intangible Assets

Management accounts for the identifiable intangible assets acquired in various transactions in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). The intangible assets acquired are valued in the accompanying Consolidated Balance Sheets as an asset purchase at an amount which reflects the allocation of the estimated purchase price based on their estimated fair value relative to the estimated fair value of the other assets received, plus the incremental direct costs incurred in effecting the transaction.

Accounting for Income Taxes

We have provided a full valuation allowance on tax loss carry-forwards and other potential tax benefits according to Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” As a result, to the extent that we realize those benefits in future periods, they will favorably impact net income. We have recorded a valuation allowance for the full amount of our net deferred tax assets because the future realization of the tax benefit is uncertain. At June 30, 2004, the Company has approximately $470.0 million in United States net operating loss carry-forwards expiring between 2011 and 2023, of which approximately $248.0 million is subject to the Section 382 limitation of the Internal Revenue Code.

AGREEMENTS AND TRANSACTIONS

Cable and Wireless Agreements

In January, 2004, the Company signed a definitive agreement to purchase substantially all of the assets of CWA. CWA, wholly-owned by PLC, provides a range of network and hosting services, including internet access to a Tier 1 IP network, colocation, hosting and other value-added services such as managed security and content distribution. The transaction was approved by the U.S. Bankruptcy Court and other regulatory agencies. The results of CWA are included in our results since the date of the acquisition on March 5, 2004.

The Company paid $117.1 million in cash in addition to the assumption of certain working capital liabilities and leases for certain data centers and other facilities. In accordance with the CWA asset purchase agreement, the purchase price included the cost to fund CWA’s working capital losses from January 28, 2004 through March 5, 2004, which totaled $14.1 million. Additionally, the Company entered an agreement to transfer its rights at closing to acquire four of the CWA data centers and one office facility to Du Pont Fabros Interests LLC (“Du Pont Fabros”) for $52.0 million paid directly to the CWA bankruptcy estate. The Company subsequently leased those facilities back from Du Pont Fabros for 15 years.

In February, 2004, SAVVIS entered into a transition services agreement with PLC, to provide for the exchange of certain services between the parties over a twelve month period from the acquisition date. The agreement defines the various services to be provided, the appropriate service levels and the associated pricing of those services for each party. The agreement provides for PLC to continue providing certain support and access to licensed software, the settlement of accounts receivable, and customer migration procedures. The agreement requires SAVVIS to continue to allow PLC’s use of the SAVVIS network during the transition period, until PLC’s customers are fully migrated to an alternative network.

Reuters Agreements

On September 28, 2001 Reuters acquired a portion of the assets of Bridge. In connection with the asset acquisition, Reuters entered into a network services agreement with us, pursuant to which we agreed to provide continuing network services to the Bridge customers acquired by Reuters as well as Internet access, and colocation services for a period of five years. The network services agreement provides that our network must perform in accordance with specific quality of service standards. In the event we do not meet the required quality of service levels, Reuters would be entitled to credits, and, in the event of a material breach of such quality of service levels, Reuters would be entitled to terminate the network services agreement. We are not aware of any current material breaches. We have recognized revenue of $19.7 million and $39.7 million for the three and six months ended June 30, 2004, respectively, and $20.9 million and $41.8 million for the three and six months ended June 30, 2003, respectively from Reuters under the network services agreement, as amended. The existing Reuters minimum revenue obligation under the network services agreement is $61.3 million through 2006.

Reuters owned approximately 14% and 16% of our outstanding voting stock as of June 30, 2004 and December 31, 2003, respectively. During the first quarter of 2004, Reuters notified the Company that they voluntarily suspended their right (under terms of their investment) to have an observer present at the Company’s board of directors and audit committee meetings.

WAM!NET Transaction

On August 1, 2003, we entered into an asset purchase agreement with WAM!NET, a leading global provider of content management and delivery services, to acquire certain assets related to its commercial business operations including their commercial customer contracts and related customer premise and other equipment. Under the terms of the agreement we made an initial payment of $3.0 million for the acquired assets and accrued an additional $9.0 million in current liabilities for the estimated earn-out which will be paid in nine equal monthly installments, upon final audit determination. The asset purchase agreement allows for a final audit, which is pending. SAVVIS has the option to pay the earn-out in cash or a combination of cash and up to one-half of the total purchase price in SAVVIS common stock. The final payment amount will be determined based on revenue performance of the acquired customers. The estimated purchase price has been allocated to property and equipment and customer contracts based on their relative fair values. Revenue from the customers acquired from WAM!NET from August 1, 2003 (purchase date) through June 30, 2004 was $22.7 million. Revenues from the customers acquired from WAM!NET which were recognized for the three and six month periods ending June 30, 2004 were $5.9 million and $12.3 million, respectively.

The purchase price of the assets was adjusted during the first quarter of 2004 to reflect an achievement of certain performance measures by the acquired customers. The adjustment of $4.4 million represented an increase in the expected earn-out payment to WAM!NET from $4.6 million to $9.0 million based on customer performance.

Long-Term Debt, Preferred Stock, and Warrants Outstanding

Series A Subordinated Notes

In the first quarter of 2004, we issued $200.0 million of our Series A Subordinated Notes (“Subordinated Notes”). The proceeds were used to fund the CWA acquisition and to fund the on-going operational, working capital and capital expenditure requirements related to the CWA acquired assets or caused by the CWA acquisition. The debt issuance costs associated with the Subordinated Notes were $2.0 million. The Subordinated Notes accrue interest based on a 365 day year at a rate of 12.5% per annum until February 3, 2005 and 15% per annum thereafter, payable in kind semi-annually on June 30 and December 31. The Subordinated Notes contain an early redemption feature, a make whole premium and a change of control clause. Upon a change of control the holders of the Subordinated Notes have the right to require us to redeem any or all of the Subordinated Notes at a cash price equal to 100% of the principal amount of the Subordinated Notes, plus all accrued and unpaid interest as of the effective date of the change in control. The Subordinated Notes mature in a single installment on February 9, 2009. The outstanding long-term debt balance as of June 30, 2004 was $148.6 million, net of $61.3 million in unamortized Original Issue Discount resulting from the issuance of Series B Convertible Preferred Stock as discussed below.

Series A Convertible Preferred Stock

In 2002, we issued 203,070 shares of Series A Convertible Preferred Stock (“Series A Preferred”) to entities and individuals affiliated with Welsh, Carson, Anderson & Stowe (“Welsh Carson”), Constellation Ventures (“Constellation”), Reuters, and other parties. The Series A Preferred accrues dividends at the rate of 11.5% per annum on the outstanding accreted value thereof (initially $1,000 per share) through March 18, 2010. Thereafter, dividends will be payable in cash or in kind at our option. Accrued but unpaid dividends will be added to the outstanding accreted value quarterly. The Series A Preferred is convertible into such number of shares of our common stock equal to the outstanding accreted value divided by the conversion price, $0.75. In connection with this transaction, we granted the holders registration rights with respect to the shares of our common stock issuable upon conversion of the Series A Preferred, including demand registration rights and piggy back registration rights. Additionally, we incurred $3.0 million in offering costs related to the issuance of the 203,070 shares of Series A Preferred which was recorded as a reduction of the convertible Series A Preferred balance in Stockholders’ Equity (Deficit) in the Condensed Consolidated Balance Sheets.

Series B Convertible Preferred Stock

During the first quarter of 2004, our Board of Director’s authorized 11.0 million shares of Series B Convertible Preferred Stock (“Series B Preferred”) at a $.01 par value. In connection with the issuance of our Subordinated Notes as discussed above, we issued warrants to purchase shares of the Series B Preferred to a group of investors that also included existing stockholders related to Welsh Carson and Constellation. The warrants were exercised simultaneously upon issuance on a “cashless” basis into 6.6 million shares of Series B Preferred and, as a result, the outstanding Series B Preferred is convertible, upon stockholder approval, into approximately 65.5 million shares of common stock. The common stock issuable upon conversion of the Series B Preferred will not be registered under the Securities Act and, therefore, may not be transferred or sold except pursuant to an effective registration statement or pursuant to an exemption from the registration requirement of the Securities Act. We granted Welsh Carson demand and piggy-back registration rights and we granted the other stockholders piggy-back registration rights only.

Warrants Outstanding

In connection with our recapitalization in 2002, five-year warrants were issued to Nortel Networks, Inc. and GECC to purchase approximately 6.4 million and 9.6 million shares, respectively, of our common stock at $0.75 per share. In the first quarter of 2004, GECC exercised their warrant pursuant to a “cashless exercise” and received approximately 7.0 million shares of our common stock.

Additionally in 2002, we issued five-year performance warrants to entities affiliated with Constellation to acquire shares of common stock at $0.75 per share. The warrants vested in a total of three tranches as Constellation earned the right to exercise the warrants when it met certain performance criteria related to aiding the Company in winning new business. During the fourth quarter of 2003, the first quarter of 2004, and the second quarter of 2004, respectively, Constellation met the performance criteria under the warrants causing 10 million warrants to vest, which resulted in non-cash equity-based compensation expense of $3.4 million and $6.6 million and $3.8 million, respectively. In the first quarter of 2004, Constellation exercised their first tranche of vested warrants pursuant to a “cashless exercise” and received approximately 2.6 million shares of our common stock.

STATEMENT OF OPERATIONS CAPTION SUMMARY

Revenue. Our revenue is derived primarily from the sale of Managed IP VPN, Hosting, Digital Content Management, and Other Network Services. Revenue from a related party, Reuters, was approximately 11% and 14% for the three and six months ended June 30, 2004, respectively, and 35% and 36% for the three and six months ended June 30, 2003, respectively, of our total revenue. We expect our revenue from related parties to continue to decrease as a percentage of our total revenues as we expand our diversified customer base. Our diversified customer base includes all customers, except Reuters and Telerate.

For some customers, we charge an installation fee that typically equals one month’s revenue. Additionally, we charge a fixed or variable monthly fee depending on the services provided. Our customer contracts are typically for 12 to 36 months in length. Installation fees are recognized as revenue over a period up to 21 months, the estimated average life of customer contracts.

Prices for telecommunication services, including the network-related services we offer, have decreased significantly over the past several years and we expect to continue to see decreases for the foreseeable future. Lower prices charged to our customers are reflective of our lower costs incurred to provide the service.

Data communications and operations. Data communications and operations expenses include the cost of:

•	leasing local access lines to connect customers to our points of presence (“PoPs”);

•	leasing backbone circuits to interconnect our PoPs;

•	IRU operations and maintenance;

•	rental costs, utilities, and other operating costs for hosting space;

•	internet usage associated with CDN traffic;

•	salaries and related benefits for engineering, service delivery / provisioning, customer service, consulting services personnel and operations personnel, who maintain our network, monitor network performance, resolve service faults, and install new sites; and

•	other related repairs and maintenance items.

Sales, general and administrative. These expenses include the cost of:

•	sales and marketing salaries and related benefits;

•	product management, pricing and support, salaries and related benefits;

•	sales commissions and referral payments;

•	advertising, direct marketing and trade shows;

•	occupancy costs;

•	executive, financial, legal, tax and administrative support personnel and related costs;

•	professional services, including legal, accounting, tax and consulting services; and

•	bad debt expense.

Integration Costs. Integration costs represents the incremental costs to the combined organization of the acquisition, including rationalization of facilities, retention bonus, integration consulting by third parties and specific costs pursuant to the CWA asset purchase agreement including cure costs and contract rejection penalty costs. These costs provide current or future benefit to the combined company. These costs are direct incremental costs incurred to obtain the synergies of the combined companies and are not expected to continue once the Company has completed its integration plan.

Depreciation, amortization and accretion. Depreciation and amortization expense consists primarily of the depreciation and amortization of communications equipment, capital leases, and intangibles. Generally, depreciation and amortization is calculated using the straight-line method over the useful life of the associated asset. Subsequent to the CWA acquisition, accretion expenses related to the aging of the discounted present value of various liabilities including adjustments for contracts and capital leases are included in this line item. The CWA acquisition significantly increased the depreciable asset and intangible asset base as much of the value was assigned to IRUs, communications equipment, and leasehold improvements.

Non-cash Equity-based Compensation. Non-cash equity-based compensation primarily represents compensation expense related to the vesting of the performance warrants granted to Constellation as more fully described above under the “Long-Term Debt, Preferred Stock, and Warrants Outstanding” caption. A charge of $3.8 million was recorded in the second quarter of 2004 to reflect the third and final tranche of Constellation performance warrants being earned.

Interest expense. Interest expense is incurred relative to our Subordinated Notes and our capital lease obligations. Interest on our Subordinated Notes accrues interest on the $200 million of proceeds and accrued unpaid interest until February 3, 2005 at 12.5% increasing to 15% in the remaining 4 years of the term. The unamortized Original Issue Discount of $61.3 million is being accreted over the term of the Subordinated Notes and reflected in interest expense. Interest on our capital lease liability with GECC accrues at 12% and is compounded and paid in kind until cash interest payments commence in 2005. Interest on our capital lease liability with Du Pont Fabros accrues at approximately 17.4% and is compounded. Cash interest payments commence in the fourth quarter of 2004. Additionally, in the future we may pursue other financing arrangements including leases, which we expect to include an interest component.

RESULTS OF OPERATIONS

The historical financial information included in this Form 10-Q will not reflect our future results of operations, financial position and cash flows.

THREE MONTHS ENDED JUNE 30, 2004 AS COMPARED TO THE THREE MONTHS ENDED JUNE 30, 2003

Executive Summary of Results of Operations

Our revenues increased 187% in 2004 as a result of the addition of the CWA business and organic growth in our legacy service offerings, which outpaced declines in services provided to Reuters and Telerate. Gross margin increased $23.9 million or 119% over 2003 to $43.9 million or 25% of revenue. Net loss was $60.0 million, a change from a net loss of $30.1 million in 2003 primarily driven by $17.2 million in integration expenses, an $11.2 million increase in interest expense, a $3.7 million increase in depreciation expense, and a $1.3 million increase in non-cash equity-based compensation. $7.9 million of restructuring charges were reflected in the three months ended June 30, 2003 with no comparable charges in three months ended June 30, 2004.

Revenues

	Three Months Ended June 30, (in thousands)
	2004	2003	Dollar Change	Percent Change
Diversified Revenue:
Managed IP VPN	$20,803	$13,487	$7,316	54%
Hosting	78,341	6,818	71,523	1049%
Other Network Services	30,592	4,585	26,007	567%
Digital Content Management	12,415	—	12,415	100%

Total Diversified Revenue	142,151	24,890	117,261	471%

Reuters and Telerate	30,840	35,460	(4,620)	(13)%

Total Revenue	$172,991	$60,350	$112,641	187%

Revenue. Revenue was $173.0 million for the three months ended June 30, 2004, an increase of $112.6 million or 187%, from $60.4 million for the three months ended June 30, 2003. Diversified Managed IP VPN revenues increased $7.3 million or 54% to $20.8 million compared to $13.5 million for 2003 due to growth in new business. Diversified Hosting revenue increased $71.5 million, or 1049%, to $78.3 million in 2004 from $6.8 million in 2003. The increase in Hosting revenue is primarily attributable to the CWA acquisition which added approximately $68.0 million for the second quarter of 2004. Digital Content Management revenues include CWA CDN revenues and the revenues from WAM!NET customers. Digital Content Management revenues increased $12.4 million from the previous year, as neither revenue source existed in the second quarter of 2003. Other Network Services includes the legacy SAVVIS and CWA Internet Access revenues and CWA private line services. Other Network Services revenue increased $26.0 million or 567% to $30.6 million in 2004, compared to $4.6 million for 2003. The CWA acquisition contribution to this revenue category was approximately $25.0 million for the second quarter 2004.

Reuters and Telerate revenues were $30.8 million in the three months ended June 30, 2004, a decrease of $4.6 million or 13% from $35.5 million in the three months ended June 30, 2003. The decline represents the continued reduction in those company’s customer bases.

Data Communications and Operations (exclusive of non-cash compensation, depreciation, amortization, and accretion). Data communications and operations expenses were $129.1 million for the three months ended June 30, 2004, an increase of $88.7 million, from $40.3 million in 2003. The increase in these costs was primarily related to the CWA acquisition, contributing $81.4 million, as well as increases in personnel, network expenses, facility rent, and facility maintenance. Furthermore, gross margin was $43.9 million for the three months ended June 30, 2004, an increase of $23.9 million, from $20.0 million in 2003. As a percentage of revenue, gross margin decreased to 25% in the current quarter, compared to 33% reported in 2003. The gross margin differences relate to the change in product mix as a result of the CWA acquisition and the existence of low margin product lines acquired. We expect gross margin as a percentage of revenue to improve during the remainder of 2004 from its current level as integration and rationalization activities progress.

Sales, General and Administrative (exclusive of non-cash compensation). Sales, general and administrative expenses were $50.4 million for the three months ended June 30, 2004, an increase of $28.4 million, or 129%, from $22.0 million for 2003. This increase is primarily attributable to the CWA acquisition, contributing approximately $24.0 million, as well as increases in personnel, commissions, provision for bad debt, property taxes, and facility maintenance. Sales, general and administrative expenses as a percentage of revenue were 29%, for 2004 as compared to 37% of revenue in 2003. We expect these costs as a percentage of revenue to decrease as we realize reductions in personnel expenses.

Integration Costs. Integration costs were $17.2 million during the three months ended June 30, 2004. Included in these costs were $5.6 million for specific contractual costs enumerated in the CWA asset purchase agreement; $2.4 million for consulting services related to integration, $2.8 million for payroll costs and stay bonuses and $6.1 million for PoP consolidation and network restructuring. We expect these costs to be in a range of $25-$30 million in total, for the year. We are focused on completing the integration of SAVVIS and CWA assets and operations and believe annualized savings of approximately $100.0 million can be generated through this process. To that end, a number of initiatives have already been completed, including renegotiations with carriers and other vendors, closure of duplicate office space, headcount reductions, and initial phases of PoP consolidation and rationalization of overlapping networks.

Depreciation, Amortization and Accretion. Depreciation, amortization, and accretion expense was $19.1 million and $15.4 million for the three months ended June 30, 2004 and June 30, 2003, respectively. Subsequent to the CWA acquisition, accretion expenses relating to aging of the discounted present value of various liabilities including adjustments for long term fixed price contracts and capital leases are included in this line item. Consistent with historical presentation, the amortization of intangibles and depreciation of long-lived assets are reflected here. The acquisition significantly increased the depreciable asset and intangible base as much of the value was assigned to IRUs, communications equipment, and leasehold improvements. Management expects depreciation, amortization, and accretion to be approximately $19.0 million per quarter throughout the remainder of 2004, excluding the impact of additional capital expenditures.

Non-cash Equity-based Compensation. Non-cash equity-based compensation amounted to $3.9 million for the three months ended June 30, 2004 versus $2.7 million in 2003. The increase primarily represents non-cash compensation expense for 3.3 million performance warrants held by Constellation which were earned during the period. All contingent warrants have been fully expensed as of June 30, 2004.

Net Interest Expense and Other. Net interest expense and other for the three months ended June 30, 2004 was $13.3 million, an increase of $11.2 million from 2003. The increase is a result of the new Subordinated Notes issued during the first quarter and the capital lease interest on the Du Pont Fabros capital leases. Management expects interest expense will be approximately $14.5 million per quarter for the remainder of 2004, under our current financing arrangements.

Net Loss. The net loss for the three months ended June 30, 2004 was $60.0 million, a $29.9 million increase from the net loss for the three months ended June 30, 2003 of $30.1 million. Net loss was primarily impacted by a $17.2 million increase of integration expense, an $11.2 million increase in interest expense, a $3.7 million increase in depreciation, amortization, and accretion expenses, and a $1.3 million increase in non-cash equity-based compensation, offset by a $7.9 million restructuring charge in 2003.

SIX MONTHS ENDED JUNE 30, 2004 AS COMPARED TO THE SIX MONTHS ENDED JUNE 30, 2003

Executive Summary of Results of Operations

Our revenues increased 143% in 2004 as growth in our diversified revenue service lines and the addition of the CWA service lines far outpaced declines in services provided to Reuters and Telerate. Gross margin increased $35.4 million or 92% over 2003 to $73.8 million or 26% of revenue. Net loss was $94.2 million, a change from a net loss of $54.6 million in 2003 primarily driven by $22.1 million integration expenses, a $17.6 million increase in interest expense, and a $5.5 million increase in non-cash equity-based compensation, offset by a $7.9 million restructuring charge in 2003.

Revenues

	Six Months Ended June 30,
	(in thousands)
	2004	2003	Dollar Change	Percent Change
Diversified Revenue:
Managed IP VPN	$39,755	$25,155	$14,600	58%
Hosting	111,234	9,725	101,509	1044%
Other Network Services	46,581	8,980	37,601	419%
Digital Content Management	20,974	—	20,974	100%

Total Diversified Revenue	218,544	43,860	174,684	398%

Reuters and Telerate	62,582	71,691	(9,109)	(13)%

Total Revenue	$281,126	$115,551	$165,575	143%

Revenue. Revenue was $281.1 million for the six months ended June 30, 2004, an increase of $165.6 million or 143%, from $115.6 million for the six months ended June 30, 2003. Diversified Managed IP VPN revenues increased $14.6 million or 58% to $39.8 million compared to $25.2 million for 2003 due to growth in new business. Diversified Hosting revenue increased $101.5 million, or 1044%, to $111.2 million in 2004 from $9.7 million in 2003. The increase in Hosting revenue is mainly attributable to the CWA acquisition which added approximately $90.0 million year-to-date as of June 30, 2004. Digital Content Management revenues include CWA CDN revenues and revenues from WAM!NET customers. Digital Content Management revenues increased $21.0 million from the previous year, as neither revenue source existed in 2003. Other Network Services includes the legacy SAVVIS and CWA Internet Access revenues and CWA private line services. Other Network Services revenue increased $37.6 million or 419% to $46.6 million in 2004, compared to $9.0 million for 2003. The CWA acquisition contribution to this revenue category was approximately $37.0 million for the six months ended June 30, 2004.

Reuters and Telerate revenues were $62.6 million in the six months ended June 30, 2004, a decrease of $9.1 million or 13% from $71.7 million in the six months ended June 30, 2003. The decline represents the continued reduction in those company’s customer bases.

Data Communications and Operations (exclusive of non-cash compensation, depreciation, amortization, and accretion). Data communications and operations expenses were $207.3 million for the six months ended June 30, 2004, an increase of $130.2 million, from $77.1 million in 2003. The increase in these costs was primarily related to the CWA acquisition, contributing $113.7 million, as well as increases in personnel, network expenses, facility rent, and facility maintenance. Gross margin was $73.8 million for the six months ended June 30, 2004, an increase of $35.4 million, from $38.5 million in 2003. As a percentage of revenue, gross margin was 26% in 2004 as compared to 33% in 2003. The gross margin differences relate to the change in product mix as a result of the CWA acquisition and the existence of low margin product lines acquired. We expect gross margin as a percentage of revenue to improve during the remainder of 2004 from its current level as integration and rationalization activities progress.

Sales, General and Administrative (exclusive of non-cash compensation). Sales, general and administrative expenses were $82.9 million for the six months ended June 30, 2004, an increase of $38.3 million, or 86%, from $44.6 million for 2003. This increase is primarily attributed to the CWA acquisition, contributing approximately $33.0 million, as well as increases in personnel, commissions, provision for bad debt, property tax, and facility maintenance. Sales, general and administrative expenses as a percentage of revenue were 29%, for the six months ended June 30, 2004 and 39 % for 2003. We expect these costs as a percentage of revenue to decrease as we realize reductions in personnel expenses.

Integration Costs. Integration costs were $22.1 million during the six months ended June 30, 2004. Included in these costs were $7.5 million for specific contractual costs enumerated in the CWA asset purchase agreement; $3.3 million for consulting services related to integration, $4.5 million for payroll costs and stay bonuses, $1.5 million for PoP consolidation and network restructuring, and $4.6 million for rationalization and migration off of rejected vendor circuits. We expect these costs to be in a range of $25-$30 million in total, for the year. We are focused on completing the integration of SAVVIS and CWA assets and operations and believe annualized savings of approximately $100.0 million can be generated through this process. To that end, a number of initiatives have already been completed, including renegotiations with carriers and other vendors, closure of duplicate office space, headcount reductions, and initial phases of PoP consolidation and rationalization of overlapping networks.

Depreciation, Amortization and Accretion. Depreciation, amortization, and accretion expense was $31.0 million and $31.1 million for the six months ended June 30, 2004 and June 30, 2003, respectively. Subsequent to the CWA acquisition, accretion expenses relating to aging of the discounted present value of various liabilities including adjustments for long term fixed price contracts and operating leases are included in this line item. Consistent with historical presentation, the amortization of intangibles and depreciation of long-lived assets are reflected here. The acquisition significantly increased the depreciable asset and intangible base as much of the value was assigned to communication equipment, IRUs and leasehold improvements. Management expects depreciation, amortization, and accretion to be approximately $19.0 million per quarter throughout the remainder of 2004, excluding the impact of additional capital expenditures.

Non-cash Equity-based Compensation. Non-cash equity-based compensation amounted to $10.8 million for the six months ended June 30, 2004 versus $5.3 million in 2003. The increase primarily represents non-cash compensation expense for 6.6 million performance warrants held by Constellation which were earned during the six-month period. All contingent warrants have been fully expensed as of June 30, 2004.

Net Interest Expense and Other. Net interest expense and other for the six months ended June 30, 2004 was $21.3 million, an increase of $17.1 million from 2003. The increase is a result of the new Subordinated Notes issued during the first quarter of 2004 and the capital lease interest on the Du Pont Fabros capital leases. Management expects interest expense will be approximately $14.5 million per quarter for the remainder of 2004, under our current financing arrangements.

Net Loss. The net loss for the six months ended June 30, 2004 was $94.2 million, a $39.6 million increase from the net loss for the six months ended June 30, 2003 of $54.6 million. Net loss was primarily impacted by a $22.1 million increase of integration expense, a $17.1 million increase in net interest expense and other, a $5.5 million increase in non-cash equity-based compensation, offset by a $7.9 restructuring charge in 2003.

LIQUIDITY AND CAPITAL RESOURCES

Executive Summary of Liquidity and Capital Resources

At June 30, 2004 our cash balances were $75.3 million. We used $23.3 million in operating cash flow during the six month period ended June 30, 2004, an increase in cash used of $20.5 million compared to 2003. The significant impact in the period on our cash balance was the acquisition of the CWA assets, the related financing, and subsequent integration costs. $200 million Subordinated Notes were issued in the first quarter of 2004. The transfer of the Company’s rights to acquire certain data center property of CWA provided cash of $52.0 million which was paid directly to CWA, resulting in lowering our purchase price of the CWA assets. The cash impact of the acquisition was cash payments of $117.1 million, plus working capital funding of $14.1 million. Cash payments for acquisition and integration related to costs necessary to realize synergies were $22.9 million during the six month period. Net increase in cash during the six month period ended June 30, 2004 was $47.1 million as compared to a net decrease in cash of $12.5 million for the six months ended June 30, 2003.

Discussion of Changes in Liquidity and Capital Resources

Cash used in operating activities increased to $23.3 million for the six months ended June 30, 2004 from cash used of $2.7 million in 2003. The $20.5 million increased cash usage is primarily due to payments of $22.9 million for acquisition and integration-related costs. The following is a comparison of some of the larger items for each period. Cash used by changes in working capital and other assets and liabilities was $7.3 million compared to cash provided of $3.8 million in 2003. Accounts Receivable used cash of $10.7 million as compared to providing cash of $7.1 million in 2003. Accrued other liabilities provided $6.6 million in cash as compared to a $0.9 million use in 2003. During the year, we expect cash balances to decline to fund losses and integration costs in advance of our realizing significant benefit from the planned synergies of the acquisition. Cash costs related to the acquisition and related integration paid in the six month period was approximately $22.9 million.

Net cash used by investing activities for the six months ended June 30, 2004 was approximately $130.0 million comprised of the net cash used for the CWA acquisition of $117.1 million and capital expenditures of $14.9 million offset by $2.1 million in proceeds from the sale of excess acquired assets. This is an increase of $121.2 million from the $8.8 million cash used during the six months ended June 30, 2003.

Net cash provided by financing activities was $200.3 million for the six months ended June 30, 2004 as compared to net cash used in financing activities of $0.7 million in the six months ended June 30, 2003. The cash provided in 2004 was due to our issuance of Subordinated Notes in the amount of $200.0 million. We issued Subordinated Notes together with warrants to purchase Series B Preferred, to the investors in exchange for $200.0 million in cash. The Subordinated Notes were used to fund the CWA acquisition and to fund our on-going operational, working capital and capital expenditure requirements related to the CWA acquired assets or caused by the CWA acquisition.

CWA Acquisition

In January, 2004, we signed a definitive agreement to purchase substantially all of the assets of CWA. CWA, wholly-owned by Cable and Wireless PLC, provides a range of network and hosting services, including internet access to a Tier 1 network, colocation, hosting and other value-added services such as managed security and content distribution. The transaction was approved by the U.S. Bankruptcy Court and other regulatory agencies. The transaction closed on March 5, 2004 and therefore, the results of CWA are included in our results since the date of the acquisition.

We paid $117.1 million in cash in addition to the assumption of certain working capital liabilities and leases for certain data centers and other facilities. In accordance with the CWA asset purchase agreement, the purchase price included the cost to fund CWA’s working capital losses from January 28, 2004 through March 5, 2004, which totaled $14.1 million. Additionally, the Company entered into an agreement to transfer its rights at closing to acquire four of the CWA data centers and one office facility to Du Pont Fabros Interests LLC (“Du Pont Fabros”) for $52.0 million paid directly to the CWA bankruptcy estate. The Company subsequently leased those facilities back from Du Pont Fabros for 15 years.

We paid approximately $22.9 million in the first six months of 2004 for costs related to the CWA acquisition. These cash costs include payments for direct transaction costs, vendor settlements, contract penalties, severance and professional fees. We expect total cash payments for acquisition and integration related costs to realize synergies to be in a range of $40.0 - $45.0 million for the year. This amount includes approximately $5.4 million in settlement of remaining exit liabilities related to employee terminations. Cash payments of $1.5 million were paid during the six months ended June 30, 2004 directly related to the employee terminations.

Subordinated Notes and Other Financing

In the first quarter of 2004, we issued $200.0 million of Subordinated Notes. The proceeds were used to fund the CWA acquisition and to fund the on-going operational, working capital and capital expenditure requirements of the Company related to the CWA acquired assets or caused by the CWA acquisition. The debt issuance costs associated with the Subordinated Notes were $2.0 million, of which $0.6 million was paid during the six month period ending June 30, 2004. The Subordinated Notes contain an early redemption feature, a make whole premium, a change of control clause and various other restrictive covenants. The maturity date for the notes is February 9, 2009 payable in a single installment with all applicable accrued interest. The financing parties for the transaction include existing stockholders Welsh Carson and Constellation, who were joined by Oak Hill Special Opportunities Fund and other parties.

We entered into a long-term lease with Du Pont Fabros during the six month period ending June 30, 2004. The agreement allows for no cash payments in the first nine months. The expected cash requirements related to these lease payments and associated interest costs during the remainder of 2004 are $0.8 million. Cash payments commence December, 2004.

General

In August 2000, we entered into a 20-year agreement with Kiel Center Partners, L.P. (“KCP”) pursuant to which we acquired the naming rights to a sports arena in St. Louis, Missouri. Total consideration for these rights amounted to approximately $71.8 million, including 750,000 shares of our common stock issued to KCP, which had a fair value of $5.8 million at issuance and $66.0 million of cash payments to be made from 2002 through 2020. The related expense will be recognized over the term of the agreement. As of June 30, 2004, we had approximately $2.1 million of remaining deferred charges resulting from the issuance of common stock and $64.6 million of remaining cash payments under this agreement. Cash payments are due each year in December. The amount payable in the current year is $1.3 million.

Obligations and Commitments

Our customer contracts generally span multiple periods, which result in us entering into arrangements with various suppliers of communications services that require us to maintain minimum spending levels, some of which increase over time, to secure favorable pricing terms. Our remaining aggregate minimum spending level allocated ratably over the contract terms are approximately $14.2 million, $26.1 million, and $11.4 million in years 2004, 2005, and 2006, respectively. Should SAVVIS not meet the minimum spending level in any given year, decreasing termination liabilities representing a percentage of the remaining contracted amount may immediately become due and payable. Furthermore, certain of these termination liabilities are subject to reduction should SAVVIS experience the loss of a major customer or suffer a loss of revenues from a downturn in general economic activity. Before considering the effects of any reductions for the business downturn provisions, if SAVVIS were to terminate all of these agreements as of June 30, 2004, the maximum termination liability would amount to approximately $45.6 million.

We entered into a long-term communications services contract during the first quarter of 2004 which provides power and maintenance for our IRUs until 2021. As of June 30, 2004, this unconditional purchase obligation relative to this long-term contract is approximately $18.0 million in year 1, $17.0 million in years 2 and 3, $13.8 million in years 4-5, and $85.0 million thereafter. This contract was accepted from CWA. The total purchase commitment is $133.8 million.

We may meet any additional funding needs through a combination of equity offerings, debt financings, renegotiation of repayment terms on existing debt and sales of assets and services. If these additional financings were required, there can be no assurance that we would be successful in completing any of these financings or that if we were, the terms of such financings would be favorable to us.

We are subject to various legal proceedings and other actions arising in the normal course of its business. While the results of such proceedings and actions cannot be predicted, management believes, based on facts known to management today, that the ultimate outcome of such proceedings and actions will not have a material adverse effect on our financial position, results or operations or cash flows.

We have employment agreements with key executive officers. These agreements contain provisions with regard to base salary, bonus, stock options, and other employee benefits. These agreements also provide for severance benefits in the event of employment termination or a change in control of SAVVIS.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

Foreign Currency Exchange Rats Risk

Our primary market risk exposure relates to changes in foreign currency exchange rates. Changes in foreign exchange rates did not materially impact our results of operations. We expect these percentages to decrease in the periods ahead as our United States business base grows. In the future, we may engage in hedging transactions to mitigate foreign exchange risk.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2004	2003	2004	2003
Service revenue denominated in currencies other than the United States dollar	4%	5%	5%	3%
Direct and operating costs incurred in currencies other than the United States dollar(1)	10%	20%	12%	19%

(1)	Excludes depreciation, amortization, accretion, non-cash equity based compensation, restructuring charges, and integration costs

Report of Independent Registered Public Accounting Firm

Board of Directors

SAVVIS Communications Corporation

We have audited the accompanying statement of assets acquired and liabilities assumed of certain operating assets previously used by Cable & Wireless USA, Inc. and Cable & Wireless Internet Services, Inc, together with certain assets and liabilities of certain of their affiliates, (collectively “Cable & Wireless America” or “CWA”), and acquired by SAVVIS, Inc., a wholly owned subsidiary of SAVVIS Communications Corporation (the “Company”), as of December 31, 2003 and the related statements of revenue and direct operating expenses for the nine months ended December 31, 2003, and the twelve months ended March 31, 2003 and 2002. These statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of these statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission in lieu of the full financial statements required by Rule 3-05 of Regulations S-X, (for inclusion in the current report on Form 8-K/A of SAVVIS Communications Corporation) as described in Note 1 and are not intended to be a complete presentation of the financial position or the results of operations of CWA.

In our opinion, the statements referred to above present fairly, in all material respects, the assets acquired and liabilities assumed as of December 31, 2003, and the related revenue and direct operating expenses for the nine months ended December 31, 2003 and the twelve months ended March 31, 2003 and 2002 of the operating assets previously used by CWA and acquired by the Company to operate the business, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 5, CWA changed its method of accounting for asset retirement obligations effective April 1, 2003.

/s/  Ernst & Young LLP

St Louis, Missouri

July 22, 2004

SAVVIS, INC.

STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED

OF CERTAIN OPERATING ASSETS PREVIOUSLY USED BY CABLE & WIRELESS USA, INC. AND

CABLE & WIRELESS INTERNET SERVICES, INC.

TOGETHER WITH CERTAIN ASSETS AND LIABILITIES OF CERTAIN OF THEIR AFFILIATES

AND ACQUIRED BY SAVVIS, INC. TO OPERATE THE BUSINESS

As of December 31, 2003

(in thousands)

December 31, 2003
ASSETS ACQUIRED

Trade receivables, less allowance for doubtful accounts of $11,399	$22,504
Prepaid expenses and other assets	30,816
Property and equipment, net	295,814
Other assets	9,130

TOTAL ASSETS ACQUIRED	358,264

LIABILITIES ASSUMED

Deferred revenue	12,098
Capital lease obligations	2,874
Accounts payable	931
Wages, employee benefits, and related taxes	17,596
Asset retirement obligation	17,540
Network, carrier and other liabilities	8,236

TOTAL LIABILITIES ASSUMED	59,275

NET ASSETS ACQUIRED	$298,989

The Accompanying Footnotes are an Integral Part of these Statements

SAVVIS, INC.

STATEMENTS OF REVENUE AND DIRECT OPERATING EXPENSES

OF CERTAIN OPERATING ASSETS PREVIOUSLY USED BY CABLE & WIRELESS USA, INC.

AND CABLE & WIRELESS INTERNET SERVICES, INC.

TOGETHER WITH CERTAIN ASSETS AND LIABILITIES OF CERTAIN OF THEIR AFFILIATES

AND ACQUIRED BY SAVVIS, INC. TO OPERATE THE BUSINESS

For the nine months ended December 31, 2003

and the twelve months ended March 31, 2003 and 2002

(in thousands)

	Nine Months Ended December 31, 2003	Twelve Months Ended March 31,
		2003	2002
REVENUE	$384,070	$716,271	$639,886

DIRECT OPERATING EXPENSES:
Cost of revenues	328,215	919,712	792,919
Sales, general and administrative	141,310	559,213	587,535
Impairment charges	242,886	407,807	1,359,284
Restructuring charges	81,993	279,437	—
Depreciation and amortization	234,420	417,646	611,098

Direct operating expenses before cumulative effect of change in accounting principle	1,028,824	2,583,815	3,350,836
Cumulative effect of change in accounting principle	10,987	—	—

TOTAL DIRECT OPERATING EXPENSES	1,039,811	2,583,815	3,350,836

SHORTFALL OF REVENUE OVER DIRECT OPERATING EXPENSES	$(655,741)	$(1,867,544)	$(2,710,950)

The Accompanying Footnotes are an Integral Part of these Statements

SAVVIS, INC.

Operating Assets Previously Used by CWA

and Acquired by the Company to Operate the Business

NOTES TO STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED AND

STATEMENTS OF REVENUE AND DIRECT OPERATING EXPENSES

For the nine months ended December 31, 2003

and the twelve months ended March 31, 2003 and 2002

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Description of Business and Basis Of Presentation

On March 5, 2004 (the “Closing Date”), SAVVIS, Inc, (formerly known as SAVVIS Asset Holdings, Inc), a wholly owned subsidiary of SAVVIS Communications Corporation, acquired certain assets and assumed certain liabilities (collectively, the “Business”) of Cable & Wireless USA, Inc. and Cable & Wireless Internet Services, Inc., together with certain assets and liabilities of certain of their affiliates, (collectively “Cable & Wireless America” or “CWA”), which are debtors and debtors in possession in bankruptcy proceedings pending before the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The acquisition was made pursuant to an Asset Purchase Agreement (the “Asset Purchase Agreement”), dated January 23, 2004, between CWA and SAVVIS Asset Holdings, Inc. CWA was wholly owned by Cable & Wireless, plc, (“CWplc”).

SAVVIS, Inc. paid $155.0 million in cash in addition to the assumption of certain working capital liabilities and leases for certain data centers and other facilities. In accordance with the CWA asset purchase agreement, SAVVIS, Inc. agreed to fund CWA’s working capital losses from January 28, 2004 through March 5, 2004, which totaled approximately $14.1 million. Additionally, SAVVIS, Inc. entered into an agreement to transfer its rights at closing to acquire four of the CWA data centers and one office facility to Du Pont Fabros Interests LLC (“Du Pont Fabros”) for $52.0 million paid directly to the CWA bankruptcy estate. SAVVIS, Inc. subsequently leased those facilities back from Du Pont Fabros for approximately 15 years. The total cost of the purchased assets after consideration for the subsequent transfer of SAVVIS, Inc.’s rights to acquire certain facilities was $117.1 million.

The operations of the Business provided a range of network and hosting services, including Internet access to a Tier 1 Internet Protocol (IP) network, colocation, hosting and other value-added services such as managed security and content distribution.

The accompanying statement of assets acquired and liabilities assumed of the Business as of December 31, 2003 and the related statements of revenue and direct operating expenses for the nine months ended December 31, 2003 and the twelve months ended March 31, 2003 and 2002 have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission.

The accompanying financial statements were prepared from the books and records maintained by CWA (which was owned by CWplc), of which the Business represented only a portion. These financial statements are therefore not intended to be a complete representation of the financial position or results of operations for the Business as a stand-alone going concern, nor are they indicative of the results to be expected from future operations of the Business. Further, these financial statements do not include any other adjustments or allocations of purchase price that may be required in accordance with accounting principals generally accepted in the United States of America subsequent to the date of acquisition.

A statement of cash flows is not presented since SAVVIS, Inc. did not purchase all of the assets nor assume all of the liabilities of CWA and preparation of such information was deemed impractical given the nature of the financial statements and information available related to the assets acquired. CWA’s cash management system was not designed to allocate cash and related financing transactions and transaction systems were not designed to track certain liabilities and cash receipts and payments on a Business specific basis.

SAVVIS, INC.

Operating Assets Previously Used by CWA

and Acquired by the Company to Operate the Business

NOTES TO STATEMENTS OF ASSETS ACQUIRED AND LIABILITIES ASSUMED AND

STATEMENTS OF REVENUE AND DIRECT OPERATING EXPENSES (continued)

For the nine months ended December 31, 2003

and the twelve months ended March 31, 2003 and 2002

In addition, a statement of stockholders’ equity is not presented as the Asset Purchase Agreement was structured such that only assets were acquired and liabilities were assumed by SAVVIS, Inc.

Assets and liabilities that were not acquired, and are therefore not shown on the statement of assets acquired and liabilities assumed, consist mainly of:

•	Cash and cash equivalents;

•	Assets and liabilities of employee benefit plans;

•	Income tax refunds, credits, liabilities, loss carryforwards and related amounts (Accordingly, no income tax provision nor current or deferred tax positions are presented.);

•	Employee welfare and benefits obligations, including key-employee retention obligations incurred before the closing date;

•	Pre-petition (before bankruptcy) accounts payable;

•	Property, sales, use and other taxes;

•	Intercompany receivables from or payables to CWplc or its affiliates; and

•	Capital stock.

The balances shown in the statement of assets acquired and liabilities assumed are shown at historical cost as of December 31, 2003, with the exception that property and equipment and intangible assets have been adjusted for impairments (See Note 4. Property and Equipment for further details.).

The statements of revenue and direct operating expenses reflect the net revenue directly related to the on-going revenue-producing activities of the acquired assets and customer relationships and include the direct costs necessary for the production, marketing and distribution of these revenues. Accordingly, revenues and costs associated with product lines of assets sold or abandoned have not been included, as they do not relate to the acquired assets and customer relationships. Certain costs such as interest expense on intercompany debt and income taxes are also excluded and therefore, the accompanying statements of revenue and direct operating expenses are not indicative of what actual results would have been, on a stand-alone basis, nor are they indicative of the results to be expected from future operations of the Business. Further, intercompany revenue and costs related to the activities with CWplc’s affiliates have been removed, with the exception of the revenue and costs related to the separation agreement between CWA and CWplc (See Note 2. Related Party Transactions for further details) as these revenues and costs were not historically recorded at a business entity level.

Fiscal Years

As SAVVIS Communications Corporation’s most recent Securities and Exchange Commission filing on Form 10-K is for the fiscal year ended December 31, 2003, the statement of assets acquired and liabilities assumed is presented as of that date, along with a statement of revenue and direct operating expenses for a nine-month period ending the same date. Statements of revenue and direct operating expenses are also presented for two twelve-month periods ending on CWplc’s fiscal year-end, March 31, for 2003 and 2002.

SAVVIS, INC.

Operating Assets Previously Used by CWA

and Acquired by the Company to Operate the Business

NOTES TO STATEMENTS OF ASSETS ACQUIRED AND LIABILITIES ASSUMED AND

STATEMENTS OF REVENUE AND DIRECT OPERATING EXPENSES (continued)

For the nine months ended December 31, 2003

and the twelve months ended March 31, 2003 and 2002

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States require management to make a number of estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. Significant estimates and assumptions include valuation allowances and reserves for accounts receivable and revenues as well as estimates relating to the valuation and resulting impairments of long-lived assets. Actual results could differ from these estimates.

Summary of Significant Accounting Policies

Revenue recognition - The Business derives its revenues from monthly fees from services, which include communications services, hosting, storage, digital content management, security and managed hosting. Revenue is recognized and recorded when there is persuasive evidence of a sales agreement, the amount of revenue is fixed or can be reliably determined, the services have been performed and have been accepted by the customer, and collectibility is reasonably assured. For all periods, any services billed and payments received in advance of providing services are deferred until the period such services are earned. Revenues for estimated credits to be issued are recorded as a reduction of revenue based on historical credits issued and known disputes.

Cost of revenues – Cost of revenues represent data communications and operations expenses and include the following: leasing local access lines to connect customers to points of presence (“PoPs”), leasing backbone circuits to interconnect to the PoPs, entrance facilities, indefeasible right of use (IRU) operations and maintenance, rental costs and other operating costs for hosting space, salaries and related benefits for engineering, service delivery/provisioning, customer service, and operations personnel, and other related repairs and maintenance items. Such costs are recognized when incurred in connection with the provision of services. Cost of revenues is exclusive of depreciation and amortization related to the CWA network and long-term capacity agreements, which are included in “depreciation and amortization” presented separately in the accompanying statements of revenue and direct operating expenses.

Impairment of Long-Lived Assets – For the period ended March 31, 2002, management evaluated the recoverability of long-lived assets under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-lived Assets to Be Disposed Of”. For periods after March 31, 2002, management adopted SFAS No 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. SFAS 144 was effective for fiscal years beginning after December 15, 2001 and it supercedes SFAS 121. These statements require management to review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset exceeds its fair value and may not be recoverable through the future normal operating use of the asset. Significant factors considered in conducting impairment reviews included: negative industry trends, changes in technology, underutilization of assets, and changes in how assets were used. Impairment charges are recognized when the carrying amount of long-lived assets exceeds the fair value of the assets. (See Note 4. Property and Equipment for further details).

SAVVIS, INC.

Operating Assets Previously Used by CWA

and Acquired by the Company to Operate the Business

NOTES TO STATEMENTS OF ASSETS ACQUIRED AND LIABILITIES ASSUMED AND

STATEMENTS OF REVENUE AND DIRECT OPERATING EXPENSES (continued)

For the nine months ended December 31, 2003

and the twelve months ended March 31, 2003 and 2002

Restructuring Costs - Restructuring costs associated with exit or disposal activities initiated through December 31, 2002, were accounted for in accordance with Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”.

Management adopted SFAS No. 146, “Accounting for Costs Associated with Exit and Disposal Activities” for exit and disposal activities initiated after December 31, 2002. SFAS 146 revised EITF 94-3 by requiring that a liability for a cost associated with a restructuring activity be recognized when the liability is incurred as opposed to recognizing a liability at the date of the entity’s commitment to a restructuring plan. (See Note 3. Restructurings for further details.)

Advertising Costs – In accordance with Statement of Position 93-7, “Reporting on Advertising Costs”, advertising costs are expensed as incurred. Total advertising expense amounted to $1.6 million for the nine months ended December 31, 2003, and $7.0 million and $7.5 million for the periods ending March 31, 2003 and 2002, respectively.

Trade Receivables – Trade Receivables are stated at net realizable value. An allowance for doubtful accounts is provided based on reviewing overall collections history and individual customer accounts. (See Note 6. Concentrations of Credit Risk for further details.)

Property and Equipment – Property and equipment are stated at cost less impairment charges. Depreciation and amortization are generally computed using the straight-line method over the estimated useful lives of the related assets. Property and equipment acquired under capital leases and leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset. To determine whether an impairment of property and equipment was present, the Company engaged an independent valuation specialist to perform a valuation and to assist in measuring the impairment of all long-lived assets of the business, which included property and equipment. Based on this valuation, charges have been recorded of approximately $242.9 million, $407.8 million, and $352.0 million for the nine months ended December 31, 2003, and for the twelve months ended March 31, 2003 and 2002, respectively.

Goodwill and Other Intangible Assets – CWA adopted the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets” as of April 1, 2002, under which goodwill and intangible assets with an indefinite useful life are no longer to be amortized, but are instead tested for impairment at least annually, and more frequently in some circumstances.

Prior to the adoption of SFAS No. 142, management amortized goodwill on a straight-line basis over the expected periods to be benefited, generally 6 years, and assessed for recoverability by determining whether the remaining unamortized balance of goodwill could be recovered through undiscounted future operating cash flows of the acquired operation. All other intangible assets were amortized on a straight-line basis over 5 years. As required by GAAP, management (with the assistance of an independent valuation specialist) performed impairment tests on long lived assets including goodwill and other intangible assets and determined that such assets had become impaired and adjusted them to reflect their fair value. (See Note 4. Property and Equipment for further details.)

Pensions – Historically, CWA maintained a non-contributory defined benefit pension plan, (“Retirement Income Plan”) which covered all employees of CWA. Benefits under the Retirement Income Plan were based on

SAVVIS, INC.

Operating Assets Previously Used by CWA

and Acquired by the Company to Operate the Business

NOTES TO STATEMENTS OF ASSETS ACQUIRED AND LIABILITIES ASSUMED AND

STATEMENTS OF REVENUE AND DIRECT OPERATING EXPENSES (continued)

For the nine months ended December 31, 2003

and the twelve months ended March 31, 2003 and 2002

years of service and benefit credit rates. CWA also maintained a non-qualified, non-funded pension plan (“Supplemental Pension Plan”) covering virtually all salaried employees hired before April 1, 1999, who elected by June 30, 1999, to have their benefits calculated under a final pay formula. Benefits there under were based on years of service and an employee’s earnings plus amounts deferred under a salary reduction agreement.

To the extent that they were a direct operating cost of the Business, these pension plan costs are shown in the statements of revenue and direct operating expenses; however, neither assets nor liabilities of these pension plans are reflected on the statement of assets acquired and liabilities assumed as the pension plan assets and liabilities were not purchased by SAVVIS, Inc. (See Note 7. Pension Plans for further details.)

2. RELATED PARTY TRANSACTIONS

Separation Agreement

In connection with CWplc’s withdrawal from existing U.S. operations, announced June 4, 2003, CWA and CWplc (the “Parties”) entered into a separation agreement dated September 17, 2003, which terminated the previous intercompany service agreement and defined how the Parties would operate in relation with each other and what services they would provide to each other in light of CWplc’s withdrawal. The separation agreement was intended to establish an arms-length working relationship between the Parties and was retroactive to July 1, 2003. The agreement provided for the division of assets between the Parties, including allocation of customers and assets previously owned in common and including properties, leases, software licenses, trademarks, Internet domains and brand name usage, and the division of employees among the Parties, and became effective July 1, 2003. Revenue and costs of the Business related to the separation agreement of $9,617,180 and $5,961,086, respectively, have been included in the statement of revenue and direct operating expenses for the nine months ended December 31, 2003.

3. RESTRUCTURINGS

The worldwide telecommunications and hosting industries in which the Business operates is highly competitive, with declining demand for certain services, pricing pressures and overcapacity. These factors have adversely affected the Business’ financial performance during the periods reported. In response to these business pressures, CWplc announced restructuring actions that included the closure of certain data centers, a reduction in the U.S. workforce, and the consolidation of certain redundant selling, general and administrative functions. Restructuring charges of $81.9 million were expensed for the nine months ended December 31, 2003 and $279.4 million for the twelve months ended March 31, 2003. Any remaining liabilities related to historical restructurings of the Business were not acquired by SAVVIS, Inc. and are not therefore reflected in the statement of assets acquired and liabilities assumed as of December 31, 2003.

SAVVIS, INC.

Operating Assets Previously Used by CWA

and Acquired by the Company to Operate the Business

NOTES TO STATEMENTS OF ASSETS ACQUIRED AND LIABILITIES ASSUMED AND

STATEMENTS OF REVENUE AND DIRECT OPERATING EXPENSES (continued)

For the nine months ended December 31, 2003

and the twelve months ended March 31, 2003 and 2002

4. PROPERTY AND EQUIPMENT

The telecommunications and hosting industries, in which the Business operated, has experienced significant declines due to pricing pressures and overcapacity resulting in the need to review its long-lived assets for impairment. To determine whether an impairment of property and equipment was present, the Company engaged an independent valuation specialist to perform a valuation and to assist in measuring the impairment of all long-lived assets of the business, which included goodwill as well as property and equipment. Based on this valuation, charges have been recorded of approximately $242.9 million, $407.8 million, and $1,359.3 million for the nine months ended December 31, 2003, and for the twelve months ended March 31, 2003 and 2002, respectively. Of these amounts, $1,007.3 million was charged to Goodwill, which decreased its value to zero, and $1,002.7 million was charged against property and equipment.

Also, included in the statements of revenue and direct operating expenses is depreciation expense of $234.4 million for the nine months ended December 31, 2003, and $417.6 million and $357.3 million for the periods ending March 31, 2003 and 2002, respectively.

Property and equipment is stated at cost, less impairment charges, as of December 31, 2003:

($ in thousands)	Useful Lives (in years)	December 31, 2003
Buildings and improvements	40	$34,554
Communications equipment	3-21	2,452,406
Leasehold improvements	12	187,286
Office furniture and equipment	5	33,453

Total		2,707,699
Less: impairment charges		(1,002,738)

Total		1,704,961
Less: accumulated depreciation and amortization		(1,409,147)

Total		$295,814

SAVVIS, INC.

Operating Assets Previously Used by CWA

and Acquired by the Company to Operate the Business

NOTES TO STATEMENTS OF ASSETS ACQUIRED AND LIABILITIES ASSUMED AND

STATEMENTS OF REVENUE AND DIRECT OPERATING EXPENSES (continued)

For the nine months ended December 31, 2003

and the twelve months ended March 31, 2003 and 2002

5. LEASES

CWA leased telecommunications and other assets through various equipment lease financing facilities. Such leases were historically accounted for as capital leases.

Future minimum lease payments under capital leases and noncancelable operating leases assumed by SAVVIS, INC. under the terms of the Asset Purchase Agreement as of December 31, 2003 were as follows:

($ in thousands)	Capital Lease Payments	Operating Lease Payments
Year ending December 31:
2004	$2,769	$40,119
2005	155	39,814
2006	—	39,474
2007	—	38,623
2008	—	37,751
Thereafter, through 2015	—	151,030

Total minimum lease payments	2,924	$346,811

Less amount representing interest on capital leases	(50)
Less current portion	(2,719)

Capital lease obligations, net of current portion	$155

Capital Leases

The Business is obligated under capital leases for certain computer equipment that expire at various dates during the next 2 years. The gross amount of computer equipment recorded under capital leases at December 31, 2003 was $16.8 million. Amortization of assets held under capital leases is included with depreciation expense.

Operating Leases

The aforementioned noncancelable operating leases, primarily for facilities, expire over the next twelve years. These leases generally contain renewal options and require the Business to pay executory costs such as maintenance and insurance. Rental expense for operating leases during the nine months ended December 31, 2003 and for the years ended March 31, 2003 and 2002, was $39.2 million, $152.6 million, and $68.8 million, respectively.

Asset Retirement Obligations

In June 2001, the FASB issued SFAS No. 143 “Accounting for Asset Retirement Obligations”, regarding legal obligations arising from the retirement of tangible long-lived assets. Asset retirement obligations of the Business relate primarily to operating leases of data center facilities. Under SFAS 143 the fair value of the

SAVVIS, INC.

Operating Assets Previously Used by CWA

and Acquired by the Company to Operate the Business

NOTES TO STATEMENTS OF ASSETS ACQUIRED AND LIABILITIES ASSUMED AND

STATEMENTS OF REVENUE AND DIRECT OPERATING EXPENSES (continued)

For the nine months ended December 31, 2003

and the twelve months ended March 31, 2003 and 2002

liability is added to the carrying amount of the associated asset and then depreciated over the useful life of the asset. Over time, the liability is accreted to its expected future cash requirement. Upon settlement of the liability, a gain or loss may be recorded. SFAS 143 was effective for fiscal years beginning after June 15, 2002, and was adopted by management as of April 1, 2003.

The financial statement effect of this change, is shown in the table below:

($ in thousands)	April 1, 2003
Addition to long-lived assets	$9,279
Addition to accumulated depreciation	(4,588)
Cumulative effect of change in accounting principle	10,987

Asset retirement obligations at April 1, 2003	$15,678

The roll-forward of asset retirement obligations starting April 1, 2003, is as follows:
Asset retirement obligations as of April 1, 2003	15,678
Accretion expense	1,862

Asset retirement obligations as of December 31, 2003	$17,540

In accordance with SFAS 143, the pro forma effect of this change as if it had been made at the beginning of fiscal years 2003 and 2002 would have been an increase to expenses of $3.0 and $2.7 million, respectively.

6. CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject the Business to concentrations of credit risk consist principally of trade accounts receivable. The credit risk in the Business’ trade accounts receivable is partially mitigated by management’s credit evaluation process and reasonably short collection terms. Management maintains reserves for estimated credit losses, and to date such losses have been within management’s expectations. No single customer accounted for more than 10% of the Business’ revenue during the periods presented.

7. PENSION PLANS

Included in the statements of revenue and direct operating expenses are expenses associated with CWA’s Retirement Income Plan and Supplemental Pension Plan (the “Pension Plans”). Such expenses amounted to $4.5 million, $11.3 million, and $5.8 million for the nine months ended December 31, 2003, and for the twelve months ended March 31, 2003 and 2002, respectively. These benefit plan expenses are shown because they were direct costs associated with the revenues generated during these respective periods.

SAVVIS, Inc., did not purchase the assets and liabilities of the Pension Plans and accordingly, the statement of assets acquired and liabilities assumed does not reflect the Pension Plans’ assets or obligations, and SAVVIS, Inc. is under no obligation to fund such plans in the future.

APPENDIX A

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

SAVVIS COMMUNICATIONS CORPORATION

SAVVIS Communications Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “GCL”),

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of SAVVIS Communications Corporation (the “Corporation”) duly adopted resolutions setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable, and submitting it to the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation, as amended, of the Corporation be amended to change the name of the Corporation by deleting Article 1 of the Amended and Restated Certificate of Incorporation in its entirety and inserting in lieu thereof the following:

Article 1.    NAME

The name of the Corporation is SAVVIS, INC.

SECOND: That thereafter, the holders of at least a majority in voting power of the issued and outstanding shares of capital stock of the Company approved the amendment by written consent in accordance with Section 228 of the GCL.

THIRD: That said amendment was duly adopted in accordance with the provisions of Sections 242 and 228 of the GCL.

IN WITNESS WHEREOF, SAVVIS Communications Corporation has caused this certificate to be signed by its authorized officer this      day of             , 2004.

SAVVIS COMMUNICATIONS CORPORATION

By:
Name:
Title: